UNITED STATES

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NORDSTROM, INC.

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1617 Sixth Avenue, Seattle, Washington 98101-1707

April 5, 2017

Dear Shareholder,

We are pleased to invite you to join the Nordstrom Board of Directors and leadership team at the 2017 Annual Meeting of Shareholders in Seattle. The meeting will take place on Tuesday, May 16, 2017 at 11:00 a.m. Pacific Daylight Time in the John W. Nordstrom Room at 1617 Sixth Avenue, 5th floor, in the downtown Seattle Nordstrom. You are welcome to attend either online or in person.

In 2016, we were able to improve both the customer experience and our operating efficiencies. As we look ahead, we are focused on speed, convenience and personalization, culminating in our most important goal of improving service. We believe we are uniquely positioned to deliver on customers’ changing expectations by leveraging our physical stores and continuing to grow and rethink how we serve customers digitally.

Since our founding 116 years ago, we have been committed to financial and ethical integrity. We reinforce these principles across our organization and with the support of our Board of Directors. This year we continue our efforts to present the information in this Proxy Statement in a clear and readable manner reflective of our ongoing commitment to improve transparency and to earn your continued support as a shareholder.

In addition to this Proxy Statement, we encourage you to view our online Letter to Shareholders at investor.nordstrom.com and read our 2016 Annual Report. There you will find a more complete picture of our performance and how we are working to increase shareholder value by improving the customer experience.

As a shareholder, one of your key rights is voting the shares you own in Nordstrom. No matter the size of your holding, each vote is important. You can cast your vote online, by telephone, or by using a printed proxy card as outlined in this document.

Thank you on behalf of all of us at Nordstrom for your continued support.

Sincerely,

Philip G. Satre	Blake W. Nordstrom
Chairman of the Board	Co-President

Peter E. Nordstrom	Erik B. Nordstrom
Co-President	Co-President

NORDSTROM, INC. - 2017 Proxy Statement

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1617 Sixth Avenue, Seattle, Washington 98101-1707

Notice of Annual Meeting of Shareholders

Tuesday, May 16, 2017

11:00 a.m. Pacific Daylight Time

John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, WA 98101

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Nordstrom, Inc. (the “Company”) will be held for the following purposes:

1.	To elect 12 Directors to serve until the 2018 Annual Meeting of Shareholders;
2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s Independent Registered Public Accounting Firm to serve for the 2017 fiscal year;
3.	To conduct an advisory vote regarding the compensation of our Named Executive Officers: Say on Pay;
4.	To conduct an advisory vote regarding the frequency of future advisory votes on the compensation of our Named Executive Officers;
5.	To approve the Amendment and Restatement of the Nordstrom, Inc. 2010 Equity Incentive Plan; and
6.	To transact any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

You are eligible to vote if you were a shareholder of record at the close of business on March 7, 2017 (the “Record Date”). There were 166,851,252 shares of the Company’s Common Stock issued and outstanding as of March 7, 2017.

Shareholders are invited to attend the Annual Meeting in person. Those who are hearing impaired or require other assistance should contact the Company at 206-303-3033 so that we may facilitate your participation at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you intend to be present at the Annual Meeting, you are encouraged to vote.

Seattle, Washington

April 5, 2017

By order of the Board of Directors,

Robert B. Sari

Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2017

The accompanying Proxy Statement and the 2016 Annual Report on Form 10-K are available at investor.nordstrom.com

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PROXY SUMMARY

This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are provided to help you find further information.

2017 Annual Meeting of Shareholders

Date and Time:	May 16, 2017 11:00 a.m. Pacific Daylight Time	Meeting Webcast:	investor.nordstrom.com, select Webcasts & Presentations and follow the instructions given. The webcast will be archived and available for one year following the Annual Meeting.
Place:	John W. Nordstrom Room Downtown Seattle Nordstrom 1617 Sixth Avenue, 5th Floor Seattle, WA 98101-1707

Eligibility to Vote

You are eligible to vote if you were a shareholder of record at the close of business on March 7, 2017.

How to Cast Your Vote (page 68)

You can vote by any of the following methods:

Internet (www.proxyvote.com), until 11:59 p.m. Eastern Daylight Time on May 15, 2017;	Mail, by completing, signing and returning your proxy or voting instruction card on or before May 15, 2017; or

Telephone, if you requested printed materials, by using the toll-free number listed on your proxy card until 11:59 p.m. Eastern Daylight Time on May 15, 2017;	In person, if you are a shareholder of record, by voting your shares at the Annual Meeting. If your shares are held in the name of a broker, nominee or other intermediary, you must obtain a proxy, executed in your favor, to bring to the meeting.

Voting Matters (page 67)

	Board Vote Recommendation	Page Reference (for more detail)
1. Election of Directors	FOR each Director Nominee	19
2. Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	24
3. Advisory Vote Regarding Executive Compensation: Say On Pay	FOR	53
4. Advisory Vote Regarding the Frequency of Future Advisory Votes on Executive Compensation	FOR “1 YEAR”	54
5. Approval of the Amendment and Restatement of the Nordstrom, Inc. 2010 Equity Incentive Plan	FOR	56

Board of Directors Nominees (page 20)

Name	Age	Director Since	Occupation	Committee Memberships	Other Public Company Boards
Shellye L. Archambeau*	54	2015	Chief Executive Officer of MetricStream, Inc.	Audit, Technology	Verizon, Inc.
Stacy Brown-Philpot*(a)	41		Chief Executive Officer of TaskRabbit, Inc.	N/A	HP Inc.
Tanya L. Domier*	51	2015	Chief Executive Officer of Advantage Solutions	Audit, Compensation (Chair)
Blake W. Nordstrom	56	2005	Co-President of Nordstrom, Inc.	N/A
Erik B. Nordstrom	53	2006	Co-President of Nordstrom, Inc.	N/A
Peter E. Nordstrom	55	2006	Co-President of Nordstrom, Inc.	N/A
Philip G. Satre*	67	2006	Private Investor, Retired Chairman and Chief Executive Officer of Harrah’s Entertainment, Inc.	Compensation, Corporate Governance and Nominating	International Game Technology, PLC
Brad D. Smith*	52	2013	Chairman and Chief Executive Officer of Intuit, Inc.	Audit (Chair), Technology	Intuit, Inc.
Gordon A. Smith*	58	2015	Chief Executive Officer, Consumer and Community Banking of JPMorgan Chase & Co.	Compensation, Corporate Governance and Nominating	Choice Hotels International
Bradley D. Tilden*	56	2016	Chairman and Chief Executive Officer of Alaska Air Group, Inc.	Audit, Finance (Chair)	Alaska Air Group, Inc.
B. Kevin Turner*	52	2010	Private Investor, Former Chief Executive Officer of Citadel Securities and Vice Chairman of Citadel LLC	Finance, Technology (Chair)
Robert D. Walter*	71	2008	Private Investor, Founder and Retired Chairman and Chief Executive Officer of Cardinal Health, Inc.	Compensation, Corporate Governance and Nominating (Chair)	American Express Company, YUM! Brands, Inc.

*	Independent Director
(a)	Nominee for the term commencing May 16, 2017.

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Governance of the Company (page 11)

•	9 of 12 Director nominees are independent.

•	Independent Directors meet regularly in executive session.

•	The roles of Co-Presidents and Chairman of the Board are separate.

•	Only independent Directors are Committee members.

•	Director elections have a majority voting standard, and all Directors are elected annually.

•	The Board has stock ownership guidelines for Directors and Executive Officers.

•	Board, Committee and Director performance evaluations are conducted annually.

•	The Board and its Committees are responsible for risk oversight.

•	Co-President and management succession planning is one of the Board’s highest priorities.

Business Highlights

Our 2016 earnings per diluted share of $2.02, which included a goodwill impairment charge of $1.12, exceeded our outlook of $1.70 to $1.80. Our results were driven by continued operational efficiencies in inventory and expense execution and demonstrated our team’s speed and agility in responding to changes in business conditions. We reached record sales of $14.5 billion for the year, reflecting a net sales increase of 2.9% and comparable sales decrease of 0.4% primarily driven by full-line stores.

During the year, we achieved the following milestones in executing our customer strategy:

•	Our expansion into Canada where we currently have five full-line stores, including two that opened last fall, contributed total sales of $300 million in 2016.

•	Nordstrom.com sales reached over $2.5 billion, representing approximately 25% of Nordstrom full-price sales.

•	Our off-price business reached $4.5 billion, with growth mainly driven by our online net sales increase of 32% and 21 new store openings. Off-price continues to be our largest source of new customers, gaining approximately 6 million in 2016.

•	Our expanded Nordstrom Rewards program, which launched in the second quarter, drove a strong customer response with 3.7 million customers joining through our non-tender offer, and we ended the year with a total of 7.8 million active Nordstrom Rewards customers.

•	Our working capital improvements contributed to the $1.6 billion in operating cash flow and $0.6 billion in free cash flow.

These milestones are the outcome of our strategy to serve customers on their terms and to deliver the Nordstrom experience they expect. Several years ago, we began to accelerate growth in multiple channels to evolve the customer experience that merges the store experience with the convenience of online. We look forward to the opportunities ahead as we continue to pursue our goal of providing a best-in-class customer experience through service, product and capabilities across all channels at Nordstrom.

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Executive Compensation Highlights - Paying For Performance

In accordance with our pay-for-performance philosophy, the compensation program for our Named Executive Officers is straightforward in design and includes four primary elements: base salary, performance-based bonus, long-term incentives, and benefits. Within these elements, we emphasize variable pay over fixed pay, with over 80% of our Named Executive Officers’ combined target compensation linked to our financial or market results. The program also balances the importance of these executives achieving both critical short-term objectives and strategic long-term priorities.

Our Variable Pay Reflects Company Performance

Our pay-for-performance design includes rigorous performance goals and high performance standards. Further, with a substantial portion of pay in the form of Nordstrom stock, pay outcomes align with our shareholders’ experience. This is evidenced by our Named Executive Officers’ recent incentive compensation payouts and grant realizable values as of our 2016 fiscal year end, as shown below.

INCENTIVE COMPENSATION PAYOUTS	2012	2013	2014	2015	2016
Annual bonus (payout as % of Target)	85%	64%	83%	0%	80%
PSUs vesting (payout as % of Target)	75%	0%	75%	75%	0%
3-year TSR percentile ranking within comparator group	52%ile	50%ile	63%ile	53%ile	16%ile

Performance share units (“PSUs”) as shown in the tables above and below correspond to the performance periods ending in fiscal years 2012 through 2016 (for Total Shareholder Return (“TSR”) performance over three-year rolling periods between fiscal years 2010 and 2016 versus the comparator group). Three-year TSR percentile ranking is based on our TSR results for the performance period, relative to our comparator group. For the ’14-’16 PSU award, we changed our comparator group from our retail peer group to the Standard and Poor’s 500. See page 33 to learn more about long-term incentive pay.

GRANT REALIZABLE VALUES	2012	2013	2014	2015	2016
PSUs vested (realizable value as a % of grant stock price)	88%	0%	63%	60%	0%
RSUs granted (realizable value as a % of grant stock price)	N/A	N/A	70%	53%	93%
Stock options granted (% stock price is below exercise price)	-15%	-17%	-33%	-76%	-17%

Realizable values shown above are based on our 2016 fiscal year end stock price of $42.83. Restricted stock units (“RSUs”) and stock options are shown in the column matching the year of grant. The 2016 RSUs and stock options represent a weighted average of the Named Executive Officers’ February and June 2016 grants.

The Compensation Committee reviews these results and other analyses to ensure the Named Executive Officers’ aggregate compensation aligns with shareholder interests. Based on these and other outcomes, the Compensation Committee believes that total direct compensation for our Named Executive Officers reflects our pay-for-performance objective and is well aligned with shareholder interests.

For more information on executive compensation, please see the Compensation Discussion and Analysis starting on page 27.

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CORPORATE GOVERNANCE

Our Corporate Governance Framework

Since its founding, our Company’s leaders and employees have always sought to maintain the highest ethical standards in every aspect of our business. Our corporate governance framework is designed to support this tradition of integrity, trust and unyielding commitment to do the right thing, which has served our customers and shareholders well over the years. Our corporate governance framework, more fully discussed on the following pages, includes the following highlights:

Corporate Governance

- 9 of 12 Independent Director Nominees
- Independent Chairman
- Regular Executive Sessions of Independent Directors
- Committees Comprised Only of Independent Directors
- All Audit Committee Members are SEC "Audit Committee Financial Experts"
- Annual Evaluations of Board, Committees and Directors
- Authority to Hire Independent Consultants and Experts

Shareholder Rights

- Annual Election of all Directors
- Majority Vote Standard for Director Elections
- Each Common Share is Entitled to One Vote
- Shareholders of 10%+ Entitled to Call Special Meeting
- Annual Say-on-Pay Advisory Vote
- Regular Outreach and Engagement of Shareholders
- Open Communications with Directors

Compensation

- Pay-for-Performance Philosophy Guides Executive Compensation
- Stock Ownership Policy for Directors and Executive Officers
- Executive Compensation Clawback Policy
- Hedging and Pledging Policies
- Independent Compensation Consultant Engaged by Compensation Committee

Strategy and Risk

- Company Strategy Oversight by Board
- Risk Oversight by Board and Committees Aligned with Company Strategy
- Regular Risk Management Reports to Board and Committees
- Compensation Program Designed to Reduce Undue Risk
- Annual Strategy Planning Meeting
- Board Oversight of Co-Presidents and Management Succession Planning

Board Responsibilities, Leadership Structure and Role in Risk Oversight

The Board of Directors (“Board”) oversees, counsels and directs management in the long-term interests of the Company and our shareholders. The Board’s responsibilities include:

•	selecting and evaluating the performance of the Co-Presidents;

•	planning for succession with respect to the positions of the Co-Presidents and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives, our strategic and operational plans and other significant actions;

•	monitoring the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with laws and our Code of Business Conduct and Ethics.

At this time, the Board believes that different people should hold the positions of Chairman of the Board and Co-Presidents, as this may strengthen corporate governance and aid in the Board’s oversight of management. Currently, Philip G. Satre serves as Chairman of the Board and Blake Nordstrom, Erik Nordstrom and Peter Nordstrom serve as Co-Presidents. The Co-Presidents are responsible for day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Co-Presidents and presides over the full Board. The duties of our Chairman of the Board are more fully described in the Chairman of the Board and Presiding Director section on page 12. The Board believes that this leadership structure also aids in the Board’s oversight and management of risk.

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The full Board has primary responsibility for oversight of risk management, and has assigned to the Board’s standing Committees the task of focusing on the specific risks inherent in their respective areas of oversight. The full Board:

•	considers and reviews the Company’s risk appetite, which is the amount of risk the organization is willing and able to accept;

•	oversees management’s implementation of an appropriate system to manage risks (i.e., to identify, assess, mitigate, monitor, and communicate these risks) and monitors the effectiveness of this process as the business environment changes;

•	provides risk oversight through the Board’s committee structure and processes; and

•	manages directly certain risks, in particular, the risks associated with the Company’s strategic direction, which are reviewed at an annual strategy planning meeting and periodically throughout the year.

The Company has a comprehensive, structured approach to managing risks, which are identified, assessed, prioritized and managed at all levels within the Company through an enterprise risk management process which is aligned with the Company’s strategy. Within this framework, management is responsible for assessing and managing the Company’s exposure to risks. Management regularly reports on risks to the relevant Committee or the Board. The Board and its Committees discuss the various risks confronting the Company throughout the year, particularly when reviewing operating and strategic plans and when considering specific actions for approval. The risks are classified into four major categories: Strategic, Compliance, Operational and Financial, and mapped for the appropriate management and Board (and Committee) oversight.

Through the risk oversight process, the Board: (i) obtains an understanding of the risks inherent in the Company’s strategy and management’s execution of the strategy within the agreed risk appetite; (ii) accesses useful information from internal and external sources about the critical assumptions underlying the strategy; (iii) is alert for possible dysfunctional behavior within the organization which might lead to excessive risk taking; (iv) provides input to executive management regarding critical risk issues on a timely basis; and (v) encourages open communication and appropriate escalation of reporting of risk throughout the enterprise, striving to ensure that risk management is part of the corporate culture. The Board’s leadership structure and the collective knowledge and experience of its members promotes a broad perspective, open dialogue and useful insights regarding risk, thereby increasing the effectiveness of the Board’s role in risk oversight.

Director Independence

A Director is considered independent when our Board affirmatively determines that he or she has no material relationship with the Company, other than as a Director. Our Board makes this determination in accordance with the standards set forth in our Corporate Governance Guidelines, which are consistent with the listing standards of the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules. In making this determination, the Board considers existing relationships between the Company and the Director, whether directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has affirmatively determined that the following Director nominees are independent within the meaning of the listing standards of the NYSE, SEC rules and the Company’s Corporate Governance Guidelines, and that none of these Director nominees have a material relationship with the Company other than as a Director:

Shellye L. Archambeau	Philip G. Satre	Bradley D. Tilden
Stacy Brown-Philpot	Brad D. Smith	B. Kevin Turner
Tanya L. Domier	Gordon A. Smith	Robert D. Walter

Chairman of the Board and Presiding Director

The Company has a Chairman of the Board who is also an independent Director and who serves as the Presiding Director within the meaning of the listing standards of the NYSE. Currently, Philip G. Satre serves as the Company’s Chairman of the Board.

The Chairman of the Board is appointed annually by the Board. As described in the Company’s Bylaws, Corporate Governance Guidelines and Charter of the Corporate Governance and Nominating Committee, the Chairman of the Board:

•	presides at meetings of the Board;

•	assists in establishing the agenda for each Board and Board Committee meeting;

•	serves as the Presiding Director to lead regular executive sessions of the Board in which only independent Directors participate;

•	calls special meetings of the Board and/or the shareholders;

•	provides input and support to the Chair of the Corporate Governance and Nominating Committee on nominees to fill vacant Board seats and the selection of Committee Chairs and membership on Board Committees;

•	advises the Co-Presidents and other members of the Executive Team on such matters as strategic direction, corporate governance and overall risk assessment; and

•	performs such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

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Director Elections

The Company’s Bylaws provide that, in an uncontested election, a Director nominee will be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. An incumbent Director nominee who fails to receive the requisite votes for election will continue to serve as a Director until the earlier of: (i) 90 days from the date on which the voting results of the election are determined; or (ii) the date on which an individual is selected by the Board to fill the position held by such Director. In any election which is a contested election (meaning that the number of director nominees exceeds the number of directors to be elected), the standard for election of directors is a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting.

Management Succession Planning

The Board and management believe that one of their primary responsibilities is to ensure that the Company has the appropriate leadership capability to effectively deliver upon its business commitments. The Company’s management is actively engaged and involved in leadership development, having regular discussions of the leadership capabilities of the organization and the attraction, development and retention of critical talent to promote future success. In addition to the Company’s regular review of leadership capabilities, the Board annually conducts a detailed review of the talent strategies for the entire organization and reviews succession plans for senior leadership positions, including those of the Co-Presidents. The Board reviews high-potential employees, evaluates plans to develop their management and leadership capabilities and sanctions the strategies used to deploy these individuals most effectively. In addition to the annual review, succession is regularly discussed in executive sessions of the Board and in Board Committee meetings, as applicable. Directors become familiar with potential successors for key leadership positions through various means, including the comprehensive annual talent and succession review, Board meeting presentations and less formal interactions throughout the course of the year.

Our entire Board, with the oversight of our Corporate Governance and Nominating Committee, is responsible for implementing succession procedures for the Co-Presidents. We believe that the Board, led by our Chairman, should collaborate with the Co-Presidents on the critical aspects of the succession planning process, including establishing selection criteria, identifying and evaluating candidates and making management succession decisions. The Board has procedures in place to respond to an unexpected vacancy in one or more of the Co-Presidents’ positions, including a detailed review of the succession plan annually by the Corporate Governance and Nominating Committee. It is the Board’s practice to be prepared for a planned or unplanned change in leadership in order to ensure the stability of the Company.

Communications with Directors

Shareholders and other interested parties may communicate with Directors by contacting the Corporate Secretary’s Office at:

Telephone: 206-303-2541

Internet: board@nordstrom.com

Mail:	Nordstrom, Inc. 1700 Seventh Avenue Seattle, Washington 98101-4407 Attn. Corporate Secretary

The Corporate Secretary will relay the question or message to the specific Director with whom the shareholder or interested party wishes to communicate.

If no specific Director is requested, the Corporate Secretary will relay the question or message to the Chairman of the Board. Certain items that are unrelated to the duties and responsibilities of the Board, such as business solicitations, advertisements, junk mail and other mass mailings will not be relayed to Directors.

The Audit Committee has established procedures to respond to possible concerns about ethics and accounting-related practices. To report your concerns, you may use the Company’s confidential Whistleblower Hotline at:

Telephone: 1-888-832-8358

Internet: ethicspoint.com

Your concerns will be investigated and communicated to the Audit Committee, as necessary.

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Board Committees and Charters

The Board has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Finance Committee and Technology Committee. Each Committee has a Board-approved Charter which is reviewed annually by the respective Committee. Recommended changes, if any, are submitted to the Corporate Governance and Nominating Committee and the Board for approval. The Board makes Committee and Committee Chair assignments annually at its meeting immediately following the Annual Meeting, although further changes to Committee assignments may be made from time to time as deemed appropriate by the Board. The Board has determined that the Chairs and all Committee members are independent under the applicable NYSE rules. Committee Charters and current Committee membership are posted on our website at investor.nordstrom.com and may be viewed by selecting Corporate Governance. The Chairs and members of the Committees as of the date of this Proxy Statement are identified in the following table.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee	Technology Committee
Shellye L. Archambeau
Tanya L. Domier
Enrique Hernandez, Jr.(a)
Philip G. Satre
Brad D. Smith
Gordon A. Smith
Bradley D. Tilden
B. Kevin Turner
Robert D. Walter

Chair
(a)	Mr. Hernandez is not seeking re-election and will be retiring from the Board at the end of his current term in May 2017.

Audit Committee

As more fully described in its Charter, the primary responsibility of the Audit Committee is to assist the Board in fulfilling its oversight responsibility by reviewing and discussing:

•	the integrity of the Company’s financial statements;

•	the accounting, auditing and financial reporting processes of the Company;

•	the management of business and financial risk and the internal controls environment;

•	the Company’s compliance with legal and regulatory requirements and ethics programs as established by management and the Board, in conjunction with any recommendations by the Corporate Governance and Nominating Committee with respect to corporate governance standards;

•	the reports resulting from the performance of audits by the independent auditor and the internal audit team;

•	the qualifications, independence and performance of the Company’s independent auditors; and

•	the performance of the Company’s internal audit team.

The Audit Committee meets regularly with the independent registered public accounting firm and management, including the Vice President, Internal Audit, to review accounting, auditing and financial reporting processes, enterprise risk management, and compliance with laws and regulations. The Audit Committee also meets privately and separately with the independent registered public accounting firm, the Executive Vice President and Chief Financial Officer and the Vice President, Internal Audit.

In addition to meeting the independence requirement for audit committee members, each current member of the Audit Committee also meets the financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE. The Board has determined that all Audit Committee members qualify as “audit committee financial experts” under the regulations of the SEC. Although all members of the Audit Committee meet the current regulatory requirements for accounting or related financial management expertise and the Board has determined that each of them qualifies as an “audit committee financial expert,” members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

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Compensation Committee

As more fully described in its Charter, the primary responsibilities of the Compensation Committee are to:

•	approve an overall compensation philosophy for the Company’s Executive Officers in light of the Company’s goals and objectives. The Executive Officers are referenced on pages 25 and 26 and include the Named Executive Officers shown in the Compensation Discussion and Analysis on page 27 and other business unit presidents and Company executives over major organizational functions reporting to the Co-Presidents or other senior executives;

•	select performance measures aligned with the Company’s business strategy;

•	review and approve the Company’s cash and equity-based compensation plans for executives;

•	review and approve any benefit plans, retirement and deferred compensation or other perquisites offered to the Executive Officers and other eligible employees; and

•	review the Company’s compensation practices so that they do not encourage imprudent risk taking.

The Committee has the sole authority to retain such consultants and advisors as it may deem appropriate and to approve related fees and other retention terms. The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consulting firm, to advise the Committee on executive compensation and benefit matters. Semler Brossy reports directly to the Committee, provides services only as directed by the Committee or other Committees of the Board and has no other relationship with the Company. During 2016, all fees paid to Semler Brossy for services were related exclusively to executive or Director compensation. The Compensation Committee has assessed the independence of Semler Brossy pursuant to NYSE rules and determined that Semler Brossy is independent and its work for the Compensation Committee does not raise any conflict of interest.

A consultant from Semler Brossy attends Committee meetings in person or by phone and supports the Committee by providing independent expertise on market practices and trends in executive compensation within the general industry and the peer group defined for such purposes. Additionally, the consultant provides advice regarding the composition of the Company’s peer group and analysis of peer group practices for base salary, performance-based bonus, long-term incentives and other compensation elements, and advice on management’s proposed levels of executive compensation. Semler Brossy also advises the Committee on compensation program design including incentive structure, stock ownership guidelines, regulatory requirements related to executive compensation, plans submitted to shareholders for approval, governance responsibilities, and such other matters as assigned by the Committee from time to time as necessary to carry out its responsibilities under its Charter.

Corporate Governance and Nominating Committee

As more fully described in its Charter, the primary responsibilities of the Corporate Governance and Nominating Committee are to:

•	review and recommend individuals to the Board for nomination as members of the Board and its Committees;

•	review possible conflicts of interest of Board members and the Company’s Executive Officers;

•	develop and review the Company’s Corporate Governance Guidelines;

•	review and consider revisions to the corporate governance standards contained in the Company’s Codes of Business Conduct and Ethics;

•	review and recommend approval of the policies and practices of the Company in the area of corporate governance;

•	produce and provide to the Board an annual performance evaluation of the Board, the Directors and each Committee of the Board;

•	establish succession procedures in the case of an emergency or the retirement of one or more of the Co-Presidents;

•	recommend to the Board the form and amount of Director compensation; and

•	review the overall performance of the Co-Presidents on an annual basis.

Finance Committee

As more fully described in its Charter, the primary responsibilities of the Finance Committee are to:

•	assist the Board in fulfilling its oversight responsibilities with respect to the Company’s capital structure, financial policies, capital investments, business and financial planning and related matters;

•	review and discuss the Company’s tax strategies and the implications of actual or proposed tax law changes;

•	review and discuss the Company’s dividend payment and share repurchase strategies, banking relationships, borrowing facilities and cash management; and

•	monitor the rating assigned by rating agencies to the Company’s long-term debt.

Additionally, in conjunction with the Technology Committee, the Committee makes recommendations to the Board with respect to investments in technology.

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Technology Committee

As more fully described in its Charter, the primary responsibilities of the Technology Committee are to:

•	assist the Board in its oversight with respect to the Company’s technology strategy;

•	review and discuss the Company’s technology acquisition and development process to assure ongoing business growth;

•	review and discuss the Company’s data management and automation processes, and measurement and tracking systems; and

•	review and discuss the Company’s policies and safeguards for information technology and data security.

Additionally, in conjunction with the Finance Committee, the Committee makes recommendations to the Board with respect to investments in technology.

Board Meetings and Attendance

The Board held six meetings during fiscal year 2016, one of which was devoted principally to Company strategy. During the past fiscal year, the Audit Committee held twelve meetings, the Compensation Committee held five meetings, and the Corporate Governance and Nominating Committee, the Finance Committee and the Technology Committee each held four meetings. Each Director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which he or she served during the year and overall attendance at the meetings, on a combined basis, was 100%. Independent members of the Board met at each quarterly meeting of the Board in executive session without management present.

Attendance at the Annual Meeting of Shareholders

Although all members of the Board are expected to attend each Annual Meeting of Shareholders, the Company has not adopted a formal policy on Board member attendance. All Directors attended the 2016 Annual Meeting of Shareholders. Shareholders are encouraged to direct any questions that they may have to the Directors or management at the Annual Meeting.

Director Compensation

The Company’s pay-for-performance philosophy for Director compensation reflects the Board’s belief that payment of a majority of the Director fees in the form of Common Stock aligns the interests of Directors with the interests of the Company’s shareholders and enhances Director compensation when the Company performs well. The Board believes that the Director fees paid by the Company should be competitive with other companies of similar characteristics.

Employee Directors of the Company are not paid any fees for serving as members of the Board. Nonemployee Director compensation consists of the following elements:

Annual Compensation Elements for 2016	Amount ($)(a)
Director Retainer	85,000
Audit Committee Chair Retainer	20,000
Compensation Committee Chair Retainer	20,000
Corporate Governance and Nominating Committee Chair Retainer	15,000
Finance Committee Chair Retainer	15,000
Technology Committee Chair Retainer	15,000
Audit Committee Liaison to Nordstrom fsb Board Retainer	20,000
Director Equity Grant of Common Stock having a grant date value of	140,000
Chairman of the Board Equity Grant of Common Stock having a grant date value of	200,000

(a)	Directors may elect to take some or all of their cash retainer fees in Common Stock.

Under the Director Stock Ownership Guidelines, Directors are currently required to own Common Stock having a value of at least $425,000 by their fifth anniversary of joining the Board. As of March 7, 2017, each Director nominated for election at the Annual Meeting had either satisfied these ownership guidelines or had time remaining to do so.

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Director Summary Compensation Table

During the fiscal year ended January 28, 2017, nonemployee Directors of the Company received the following compensation for their services:

Name	Fees Earned or Paid in Cash ($)(a)(b)	Stock Awards ($)(b)(c)	All Other Compensation ($)(d)	Total ($)
Shellye L. Archambeau	84,981	139,978	138	225,097
Tanya L. Domier	105,000	139,978	11,382	256,360
Enrique Hernandez, Jr.	100,000	139,978	19,711	259,689
Philip G. Satre	85,000	339,964	1,174	426,138
Brad D. Smith	125,000	139,978	2,709	267,687
Gordon A. Smith	84,981	139,978	6,504	231,463
Bradley A. Tilden	106,250	174,970	3,627	284,847
B. Kevin Turner	99,974	139,978	13,821	253,773
Robert D. Walter	100,000	139,978	—	239,978

(a) Fees Earned or Paid in Cash

The amounts reported reflect the cash fees paid to each nonemployee Director, whether or not such fees were deferred or taken as Common Stock. Ms. Archambeau elected to take her cash fees in Common Stock. In addition to the $85,000 annual retainer, Ms. Domier received $20,000 for service as the Compensation Committee Chair, Mr. Hernandez received $15,000 for prior service as the Finance Committee Chair, and Mr. Brad Smith received $20,000 for service as the Audit Committee Chair and $20,000 for service as Audit Committee Liaison. Mr. Gordon Smith elected to take his cash fees in Common Stock. Also, in addition to the $85,000 retainer, Mr. Tilden received $21,250 as prorated compensation upon joining the Board in February 2016, Mr. Turner received $15,000 for service as the Technology Committee Chair and elected to take his cash fees in Common Stock, and Mr. Walter received $15,000 for service as the Corporate Governance and Nominating Committee Chair.

(b) Deferred Compensation Program

Nonemployee Directors may elect to defer all or a part of their cash retainers and stock awards under the Nordstrom Directors Deferred Compensation Plan (“Directors Plan”). Directors are required to make advance elections to defer the receipt of fees or stock awards, and all deferral elections generally are irrevocable. Directors are also required to make advance elections about the form and timing of distribution of their deferred cash fees or stock awards.

In 2016, cash deferrals could be directed among 21 deemed investment alternatives and gains and losses for cash deferrals were posted to the Director’s account daily based on their investment elections. In addition, plan participants were offered a fixed rate option of 4.85% in 2016, which was not subsidized by the Company, but rather was a rate based on guaranteed contractual returns from a third-party insurance company provider. Deferred stock awards are credited to the Director’s account as units. Each unit in the Directors Plan is equal in value to the price of one share of Common Stock. Each deferred unit is credited with dividends, in the form of additional units, to the same extent as a share of Common Stock.

During the fiscal year ended January 28, 2017, Ms. Archambeau deferred 100% of her cash fees and stock award to the Directors Plan and Mr. Walter deferred 100% of his stock award into the Directors Plan.

(c) Stock Award

The amounts reported reflect the grant date fair value associated with each Director’s stock awards. Fractional shares are not awarded or paid in cash. Mr. Tilden received a prorated stock award having a value of $34,991 upon joining the Board in February 2016. In recognition of the significant time and attention in performing the duties required of the position, our Chairman of the Board is annually awarded, on the date of the Company’s Annual Meeting, an additional stock award having a value of $200,000.

(d) All Other Compensation

All Directors, their spouses and eligible children may participate in the Company’s employee merchandise discount program. The program provides discounts ranging from 20% for eligible nonmanagement employees up to 33% for eligible management and high-performing nonmanagement employees and Directors. A 40% discount is available at certain times of the year on specified merchandise. These discounts vary somewhat by source and type of merchandise or service. During the fiscal year ended January 28, 2017, All Other Compensation consisted only of merchandise discounts for all Directors except for Mr. Gordon Smith, whose compensation includes $577 for personal use of a Company-owned aircraft resulting from a family member accompanying Mr. Smith as an additional passenger on a business flight.

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Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 28, 2017, no member of the Compensation Committee was an employee, officer or former officer of the Company or any of its subsidiaries, and no Executive Officer of the Company served on the board of directors or compensation committee of any entity that has one or more directors, or compensation committee of any entity that has one or more Executive Officers, serving as a member of the Company’s Board or Compensation Committee.

Codes of Business Conduct and Ethics and Other Policies

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and persons performing similar functions. We have also adopted a Directors’ Code of Business Conduct and Ethics that applies to all of our Directors. A grant of a waiver from a provision of the codes requiring disclosure under applicable SEC rules, if any, will be disclosed on our website at investor.nordstrom.com under Corporate Governance.

We have a policy that prohibits Directors and Executive Officers (as well as other key insiders and their immediate family members) from engaging in hedging or short sale transactions with respect to the Company’s Common Stock. We also have a policy with respect to pledging of Common Stock, which subjects Directors and Executive Officers to a preclearance requirement and restrictions, including that pledged shares may not be counted toward the Company’s stock ownership guidelines. Our Executive Officers, in the aggregate, have less than 0.5% of the Company’s outstanding shares pledged to third parties and are in compliance with our policy.

Corporate Social Responsibility

Our goal is to operate our business with the utmost integrity and serve our customers, employees and shareholders in a way that is deserving of their support and trust. Social responsibility is one way we can follow through with this commitment. We actively pursue solutions to reduce our environmental impact, contribute to the communities we serve, and support the rights of workers who create our products. We believe that both transparency and collaboration are key to progress in all of these areas, and we disclose our efforts in an annual Corporate Social Responsibility Report. More information can be found at nordstrom.com under Nordstrom Cares. We also continue to work with and learn from interested parties. Nordstrom does not use corporate funds to make contributions to support or oppose federal, state or local political parties, candidates, campaigns and/or ballot measures. Our statement on political activity may be accessed through our website at investor.nordstrom.com under Corporate Governance.

Website Access to Corporate Governance Documents

The Charters for each of the standing Committees of the Board, the Company’s Corporate Governance Guidelines, the Employee Code of Business Conduct and Ethics, and the Directors’ Code of Business Conduct and Ethics, as well as all Company filings made with the SEC, may be accessed through our website at investor.nordstrom.com, under Corporate Governance and SEC Filings.

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PROPOSAL 1 ELECTION OF DIRECTORS

The Board recommends a vote FOR each nominee.

Twelve nominees, recommended by the Company’s Board of Directors, will be elected at the Annual Meeting, each to hold office until the 2018 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. With the exception of Stacy Brown-Philpot, who is being nominated to join the Board at the Annual Meeting, all of the nominees listed in this Proposal 1 are currently Directors of the Company.

Director Qualifications and Experience

The Board, acting through the Corporate Governance and Nominating Committee, seeks a Board that, as a whole, possesses the experience, skills, backgrounds and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. The Committee reviews the size of the Board, the tenure of our Directors and their skills, backgrounds and experiences in determining the slate of nominees and whether to seek one or more new candidates. The Committee seeks directors with established records of significant accomplishments in business and areas relevant to our strategies. With respect to the nomination of continuing Directors for re-election, the individual’s prior contributions to the Board are also considered.

All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as executives and chief executive officers of large corporations. As a group, they also bring extensive board experience. The process undertaken by the Committee in recommending qualified director candidates is described in the Director Nominating Process below.

Director Nominating Process

The Corporate Governance and Nominating Committee is responsible for identifying and recommending to the Board the nominees to stand for election as directors at each Annual Meeting of Shareholders or, if applicable, at a special meeting of shareholders.

In nominating director candidates, the Committee considers such factors as it deems appropriate, including whether there are any evolving needs of the Board with respect to a particular field, skill or experience. These factors may include judgment, skill, experience with businesses and other organizations, the candidate’s experience and skill set relative to those of other members of the Board and the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. In addition to these factors, the Committee may also consider a director candidate’s diversity of background during the evaluation and selection process of director candidates. In this context, diversity is broadly construed to mean varied skills, backgrounds and experiences, which include gender and ethnicity, as well as other differentiating characteristics, all in the context of the requirements and needs of the Board at that point in time. The Committee, however, does not have a formal policy regarding how diversity of background should be applied in identifying or evaluating director candidates, and, depending on the current needs of the Board, the Committee may weigh certain factors more or less heavily. The goal of the Committee is to assist the Board in attracting competent individuals with the requisite management, financial and other expertise who will act as directors in the best interests of the Company and its shareholders.

The Committee will consider the qualifications of director candidates recommended by shareholders, and evaluate each of them using the same criteria the Committee uses for incumbent candidates. Shareholders who wish to submit nominees for election as directors should follow the procedures described on page 66.

The following table summarizes key qualifications, skills or attributes most relevant to the decision to nominate an individual to serve on the Board. A mark indicates an area of focus or expertise on which the Board relies. The lack of a mark, however, does not mean the Director does not possess that qualification or skill.

Director	Global/ International Commerce	Retail Industry	eCommerce/ Technology	Finance/ Accounting	Senior Executive Management	Legal	Customer- Focused Business	General Business Management	Communications/ Marketing	Governance	Public Company Board	Loyalty/Rewards Programs
Shellye L. Archambeau
Stacy Brown-Philpot
Tanya L. Domier
Blake W. Nordstrom
Erik B. Nordstrom
Peter E. Nordstrom
Philip G. Satre
Brad D. Smith
Gordon A. Smith
Bradley D. Tilden
B. Kevin Turner
Robert D. Walter

No director candidates were recommended by our shareholders for election at the Annual Meeting.

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Our Director Nominees

Information related to the Director nominees as of April 5, 2017 is set forth below, including age, and the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director for the Company.

Shellye L. Archambeau Director since 2015 Age 54

Chief Executive Officer of MetricStream, Inc., a global provider of governance, risk, compliance and quality management solutions to corporations across diverse industries, since 2002. Prior to joining MetricStream, Ms. Archambeau was Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., a provider of Internet infrastructure services, from 2001 to 2002; Chief Marketing Officer of NorthPoint Communications from 2000 to 2001; and President of Blockbuster Inc.’s ecommerce division from 1999 to 2000. Before joining Blockbuster, Ms. Archambeau held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has been a director of Verizon, Inc. since December 2013. She served as a director of Arbitron, Inc. from 2005 to 2013.

Ms. Archambeau brings to the Board, among other skills and qualifications, leadership experience in technology, ecommerce, digital media and communications. Her technology and international experience uniquely positions her to advise the Board and senior management on global operations and on technology innovations to elevate the customer experience.

Stacy Brown-Philpot Director nominee Age 41

Chief Executive Officer of TaskRabbit, Inc., a digital home services labor platform company, since April 2016. Previously, Ms. Brown-Philpot served as the company’s Chief Operating Officer from January 2013 to April 2016. From May 2012 to December 2012, Ms. Brown-Philpot was an Entrepreneur-in-Residence at GV, the venture capital investment arm of Alphabet, Inc. Prior to that, she spent nearly a decade, from 2003 to 2012, in various directorial positions at Google, including two years as the company’s senior director of global consumer operations. Ms. Brown-Philpot also has a background in finance where she served as a senior analyst at Goldman Sachs and senior associate at PricewaterhouseCoopers. She has been a director of HP Inc. since 2015.

Ms. Brown-Philpot brings to the Board innovation, operational, and entrepreneurial experience, digital, branding and marketing expertise, as well as financial and accounting skills. She provides unique insights to elevate the consumer experience in a global digital economy. Her service on the board of HP Inc. provides her with experience in corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk, and overseeing management.

Tanya L. Domier Director since 2015 Age 51

Chief Executive Officer of Advantage Solutions, a global business solutions services firm, since 2013 and has served on Advantage Solutions’ board of directors since 2008. Ms. Domier was President and Chief Operating Officer from 2010 to 2012 and President of Marketing Services Division and Integrated Marketing Services from 2000 to 2010. Before joining Advantage Solutions (formerly known as Advantage Sales & Marketing) in 1990, Ms. Domier held management positions with the J.M. Smucker Company.

Ms. Domier brings to the Board extensive experience in global sales and marketing focused on the customer, successful strategic planning expertise and senior leadership skills. Further, Ms. Domier possesses financial and accounting skills, and knowledge of and experience with executive compensation programs.

Blake W. Nordstrom Director since 2005(a) Age 56

Co-President of Nordstrom, Inc., since May 2015. Mr. Nordstrom previously served as President, Nordstrom from August 2000 to May 2015, Executive Vice President and President, Nordstrom Rack from February 2000 to August 2000, and as Co-President of the Company from 1995 to February 2000. Mr. Nordstrom has held various other management and sales positions of increasing responsibility since joining the Company in 1975. He served as a director of the Federal Reserve Bank of San Francisco, Seattle Branch, from 2004 to 2006 and as a director of the Federal Reserve Bank of San Francisco from 2007 to 2012. Mr. Nordstrom served as a director of Whole Foods, Inc. from 2011 to 2012.

Mr. Nordstrom’s positions of increasing responsibility with the Company over 40 years, including diverse executive and operational roles, give him a customer-centric perspective in retailing and supporting the business of the Company.

(a)	Blake Nordstrom, Erik Nordstrom and Peter Nordstrom are brothers, great grandsons of the Company’s founder and the second cousins of James F. Nordstrom, Jr., an Executive Vice President of the Company. Erik Nordstrom and Peter Nordstrom’s biographical information is on the following page.

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Erik B. Nordstrom Director since 2006 Age 53

Co-President of Nordstrom, Inc. since May 2015. Mr. Nordstrom served as Executive Vice President and President, Nordstrom.com from May 2014 to May 2015. From February 2006 to May 2014, Mr. Nordstrom was Executive Vice President and President, Stores for the Company. From August 2000 to February 2006, Mr. Nordstrom served as Executive Vice President, Full-Line Stores. Mr. Nordstrom previously served as Executive Vice President and Northwest General Manager from February 2000 to August 2000, and as Co-President of the Company from 1995 to February 2000. He has held various other management and sales positions of increasing responsibility since joining the Company in 1979.

Mr. Nordstrom’s positions of increasing responsibility with the Company over more than 35 years, including executive and operational roles, give him a customer-centric perspective in retailing and supporting the business of the Company.

Peter E. Nordstrom Director since 2006 Age 55

Co-President of Nordstrom, Inc. since May 2015. Mr. Nordstrom served as Executive Vice President and President, Merchandising for the Company from February 2006 to May 2015. From September 2000 to February 2006, Mr. Nordstrom served as Executive Vice President and President, Full-Line Stores. Mr. Nordstrom previously served as Executive Vice President and Director of Full-Line Store Merchandise Strategy from February 2000 to September 2000, and as Co-President of the Company from 1995 to 2000. He has held various other management and sales positions of increasing responsibility since joining the Company in 1978.

Mr. Nordstrom’s positions of increasing responsibility with the Company over more than 35 years, including executive and operational roles, give him a customer-centric perspective in retailing and supporting the business of the Company.

Philip G. Satre Director since 2006 Age 67

Private Investor since 2003. Mr. Satre was Chairman and Chief Executive Officer of Harrah’s Entertainment, Inc., a provider of branded casino entertainment, from 1994 to 2003 and a director of Harrah’s from 1988 to 2005, serving as Chairman of the Board from 1997 to 2005. Mr. Satre held various other positions of increasing responsibility with Harrah’s beginning in 1980, when he joined the company as Vice President, General Counsel and Secretary, until his retirement in 2005. Prior to joining Harrah’s, Mr. Satre practiced law in Reno, Nevada. He has been a director of International Game Technology, PLC since January 2009 and its Chairman since December 2009. Mr. Satre served as a director of NV Energy from 2005 through 2013, Rite Aid Corporation from 2005 to 2011 and Tabcorp Holdings, Ltd. (Australia) from 2000 to 2007.

Mr. Satre’s roles at Harrah’s Entertainment provide him legal experience, senior leadership skills as chief executive officer and experience overseeing customer loyalty and service programs. Further, Mr. Satre’s substantial board experience at International Game Technology, Rite Aid, NV Energy, Tabcorp and his role as Chairman of Harrah’s Entertainment, which under his leadership became one of the world’s largest casino gaming companies, provide him with extensive experience responding to complex financial, operational and strategic challenges, experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

Brad D. Smith Director since 2013 Age 52

Chairman and Chief Executive Officer of Intuit, Inc., a global provider of business and financial management solutions since 2016 and President and Chief Executive Officer since 2008. Mr. Smith has served on Intuit’s board of directors since 2008. Mr. Smith joined Intuit in 2003 and served as Senior Vice President and General Manager, Small Business division from 2006 to 2007, Senior Vice President and General Manager, QuickBooks from 2005 to 2006, Senior Vice President and General Manager, Consumer Tax Group from 2004 to 2005 and as Vice President and General Manager of Intuit’s Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith was Senior Vice President of Marketing and Business Development of ADP, where he held several executive positions from 1996 to 2003. Mr. Smith served on the board of directors of Yahoo! Inc. from 2010 until 2013.

Mr. Smith brings to the Board digital expertise, brand marketing, innovation and entrepreneurial experience, as well as financial and accounting skills, from his position at Intuit. He provides unique insights related to technology innovation and marketing of products and services to broad audiences throughout the world. Mr. Smith’s service on the boards of Yahoo! and Intuit provide him with experience in corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

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Gordon A. Smith Director since 2015 Age 58

Chief Executive Officer, Consumer and Community Banking, JP Morgan Chase & Co., a global financial services firm, since 2007. Mr. Smith was President, Global Commercial Card Group for American Express Travel Related Services, Inc., from 2005 to 2007, President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U.S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. Mr. Smith has served on the board of directors of Choice Hotels International since 2004.

Mr. Smith brings to the Board his extensive experience in customer-focused businesses in a highly competitive industry. He provides unique insights with respect to customer rewards programs in the consumer services industry. Further, Mr. Smith’s service on a public company board provides him with experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

Bradley D. Tilden Director since 2016 Age 56

Chairman and Chief Executive Officer of Alaska Air Group, Inc., an airline holding company, since January 2014. In May 2012, Mr. Tilden was named President and Chief Executive Officer of Alaska Air Group. He served as Executive Vice President of Finance and Planning from 2002 to 2008 and as Chief Financial Officer from 2000 to 2008 for Alaska Air Group, and prior to 2000, was Vice President of Finance at Alaska Air Group. Before joining Alaska Airlines, Mr. Tilden worked for the accounting firm PricewaterhouseCoopers. He serves on the board of Alaska Air Group.

Mr. Tilden brings to the Board executive, operational, strategic planning and financial experience, as well as insights with respect to customer rewards programs in the consumer services industry. Mr. Tilden’s service on a public company board provides him with experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

B. Kevin Turner Director since 2010 Age 52

Private investor since 2017. Mr. Turner was Chief Executive Officer of Citadel Securities, a global market maker, and Vice Chairman of Citadel LLC, a global financial institution, from August 2016 to January 2017. He served as Chief Operating Officer of Microsoft Corporation from 2005 to 2016, and as Chief Executive Officer and President of Sam’s Club, a Wal-Mart subsidiary corporation from 2002 to 2005. Between 1985 and 2002, Mr. Turner held a number of positions of increasing responsibility with Wal-Mart Stores, Inc., including Executive Vice President and Global Chief Information Officer from 2001 to 2002.

Mr. Turner’s experience at Microsoft and Wal-Mart has provided him with strategic and operational leadership skills and expertise in online worldwide sales, global operations, supply chain, merchandising, branding, marketing, information technology and public relations.

Robert D. Walter Director since 2008 Age 71

Private investor since 2008. Mr. Walter was founder and former Chairman and CEO of Cardinal Health, Inc., a healthcare services company. Mr. Walter retired from Cardinal Health in June 2008. Prior to his retirement, he served as Executive Director from November 2007 to June 2008; Executive Chairman of the Board from April 2006 to November 2007; and Chairman and Chief Executive Officer from 1971 to April 2006. Mr. Walter has been a director of American Express Company since 2002 and Lead Independent Director since 2011. He was appointed Non-Executive Chairman of YUM! Brands, Inc. in 2016 and has served as director since 2008. He served as a director of Cardinal Health (and its predecessors) from 1971 to November 2008.

Mr. Walter’s roles at Cardinal Health, which under his leadership grew from a small regional business to become one of the largest distributors of pharmaceuticals, health and beauty products and hospital supplies in the United States, provide him executive, operational, accounting and executive compensation experience, leadership and strategic skills and significant experience acquiring and developing businesses and building management teams. Further, Mr. Walter’s proven financial and business acumen and significant board experience at American Express and YUM! Brands give him background and experience working with directors, overseeing management and assessing risk.

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AUDIT COMMITTEE REPORT

The following Report of the Company’s Audit Committee of the Board (the “Audit Committee”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference.

The Audit Committee operates under a written Charter adopted by the Board. The Charter contains a detailed description of the scope of the Audit Committee’s responsibilities and how they will be carried out. The Audit Committee’s Charter is available on our website at investor.nordstrom.com, under Corporate Governance.

The Board determined that each member of the Audit Committee is independent from the Company as such term is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE’s listing standards at all times during the fiscal year and that each member was an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Exchange Act of 1934.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. As part of its responsibilities for oversight of the Company’s Enterprise Risk Management process, the Audit Committee reviews and discusses Company policies and processes with respect to risk assessment and risk management, including discussions of individual risk areas. Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte, the Company’s independent registered public accounting firm, reports to the Company’s Audit Committee, and is responsible for performing an integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards generally accepted in the United States of America.

Deloitte and the Company’s internal auditors have full access to the Audit Committee. The auditors meet with the Audit Committee at each of the Audit Committee’s regularly scheduled meetings, with and without management being present, to discuss appropriate matters. The Audit Committee has the sole authority to engage, evaluate and terminate the Company’s independent auditors. The Audit Committee also pre-approves all auditing services, internal control-related services and permitted nonaudit services to be performed by the Company’s independent auditors, and periodically reviews whether to request proposals for the engagement of the independent audit firm.

The Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended January 28, 2017 be included in the Company’s Annual Report on Form 10-K for such fiscal year, based on the following actions by the Committee:

•	review and discussion of the Company’s audited consolidated financial statements with management;

•	review of the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company;

•	review of the Company’s Disclosure Committee practices and the certifications prepared each quarter in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•	discussions with management regarding the critical accounting estimates on which the financial statements are based, as well as its evaluation of alternative accounting treatments;

•	receipt of management representations that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America;

•	discussions with management, the internal auditors, and Deloitte regarding management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte’s evaluation of the Company’s internal control over financial reporting;

•	discussions with legal counsel and management regarding contingent liabilities;

•	receipt of the written disclosures and letter from Deloitte required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence; and

•	discussions with Deloitte regarding their independence, the audited consolidated financial statements, the matters required to be discussed by Auditing Standard No. 16 Communications with Audit Committees, as amended, and other matters, including Rule 2-07 of SEC Regulation S-X.

AUDIT COMMITTEE

Shellye L. Archambeau

Tanya L. Domier

Brad D. Smith, Chair

Bradley D. Tilden

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PROPOSAL 2	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends a vote FOR this proposal.

The Audit Committee, consistent with NYSE and SEC rules, has appointed Deloitte to be the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2018. Deloitte and its predecessors have served as the Company’s independent registered public accounting firm for over forty-five years, including the fiscal year ended January 28, 2017.

As a matter of good corporate practice to provide shareholders an avenue to express their views on this matter, the Board has determined to seek shareholder ratification of Deloitte’s appointment at this time. If the shareholders do not ratify the appointment of Deloitte, the Board will reconsider the appointment. A representative of Deloitte will be present at the Annual Meeting to respond to questions and to make a statement if he or she so desires.

Audit Fees

The following table summarizes fees billed or expected to be billed to the Company by Deloitte in connection with services for the fiscal years ended January 28, 2017 and January 30, 2016:

	Fiscal Year Ended January 28, 2017		Fiscal Year Ended January 30, 2016
Type of Fee	($)	(%)	($)	(%)
Audit Fees(a)	2,298,000	71	2,490,000	78
Audit-Related Fees(b)	921,000	29	669,000	21
Tax Fees(c)	—	—	9,000	1
TOTAL	3,219,000	100	3,168,000	100

(a)   Audit Fees

Audit Fees primarily include services for (i) auditing the consolidated financial statements of the Company; (ii) reviewing the interim financial information of the Company included in its Form 10-Qs; and (iii) auditing the Company’s internal control over financial reporting. Substantially all of Deloitte’s work on these audits was performed by full-time, regular employees and partners of Deloitte and its affiliates. Audit Fees have decreased by $192,000 as there is no longer a requirement for the Nordstrom fsb audit.

(b)   Audit-Related Fees

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting.

This amount does not reflect reimbursement of $306,000 in fiscal 2017. Also included are accounting research tool subscription fees of $2,077 for fiscal year ended January 28, 2017 and $2,850 for fiscal year ended January 30, 2016.

(c)  Tax Fees

Tax Fees include various tax planning projects and miscellaneous compliance matters.

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the services performed by Deloitte for the fiscal years ended January 28, 2017 and January 30, 2016 were pre-approved in accordance with the policies and procedures adopted by the Audit Committee. The pre-approval policy is periodically reviewed and updated. It describes the permitted audit, audit-related, tax and other services that Deloitte may perform. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been assigned to the Chair of the Audit Committee. The Chair is responsible for updating the Audit Committee at the next regularly scheduled meeting of any services that were pre-approved between meetings.

The Audit Committee approves fees up to a specified amount associated with each proposed service. Providing for fees up to a specified amount for a service incorporates appropriate oversight and control of the Deloitte relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Committee also reviews on a regular basis:

•	a listing of approved services since its last review;

•	a report summarizing the year-to-date services provided by Deloitte, including fees paid for those services; and

•	a projection for the current fiscal year of estimated fees.

The policy prohibits the Company from engaging the independent registered public accountants for services billed on a contingent fee basis and from hiring current or former employees of the independent auditor who have not satisfied the statutory cooling-off period for certain positions.

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EXECUTIVE OFFICERS

The Executive Officers of the Company are appointed annually by the Board following each year’s Annual Meeting of Shareholders and serve at the discretion of the Board. In addition to Blake Nordstrom, Erik Nordstrom and Peter Nordstrom, whose biographical information is provided under Election of Directors on pages 20 and 21, the following are the other Executive Officers of the Company appointed following the 2016 Annual Meeting.

Christine F. Deputy Employee since 2015 Age 51

Christine F. Deputy was named Executive Vice President, Human Resources upon joining the Company in June 2015. Prior to joining the Company, Ms. Deputy served as Group Human Resources Director (CHRO) at Aviva plc from March 2013 to June 2015. From February 2012 to March 2013, Ms. Deputy was Human Resources Director – Global Retail Banking for Barclays Bank. From July 2009 to February 2012, Ms. Deputy was Chief Human Resource Officer at Dunkin’ Brands. Ms. Deputy was employed at Starbucks, Inc. from March 1998 to June 2009, serving as Vice President, Human Resources Asia Pacific from November 2007 to June 2009, Vice President, Global Staffing from September 2005 to January 2008, as well as other executive positions from 1998 to 2005.

James A. Howell Employee since 2007 Age 51

James A. Howell was named Executive Vice President, Finance and Treasurer in November 2014. Mr. Howell also functions as the Company’s Principal Accounting Officer. From 2007 to 2014, he served as Vice President, Finance. From July 2003 to August 2007, Mr. Howell held various positions at Blockbuster Inc., most recently as Senior Vice President and Corporate Controller. From 2002 to 2003, Mr. Howell worked for CAE SimuFlite, Inc., a provider of training for the civil aviation industry, after spending 12 years with PricewaterhouseCoopers serving clients in both the retail and financial services industries.

Michael G. Koppel Employee since 1999 Age 60

Michael G. Koppel was named Executive Vice President and Chief Financial Officer in May 2001. From 1999 to 2001, he served as Vice President, Corporate Controller and Principal Accounting Officer. Mr. Koppel previously served as Chief Operating Officer of CML Group, a specialty retail holding company, and as Chief Financial Officer of Lids Corporation, a specialty retailer from 1997 through 1998. Prior to that, Mr. Koppel spent 13 years with the May Department Stores Company in a variety of financial and operating roles. Mr. Koppel plans to retire in Spring 2017.

Daniel F. Little Employee since 2002 Age 55

Daniel F. Little was named Executive Vice President and Chief Information Officer in February 2014. From 2003 to 2014, he served as Executive Vice President and Chief Administrative Officer and from July 2002 until March 2003, he served as Vice President, Supply Chain Strategy. Prior to joining the Company in July 2002, Mr. Little held various positions with Colgate-Palmolive from April 1993 through June 2002, most recently as Manufacturing General Manager for Personal Care Products in Europe.

Karen S. McKibbin Employee since 1985 Age 57

Karen S. McKibbin was named Executive Vice President and President, Nordstrom Rack in January 2017. From September 2012 to January 2017, she served as President, Nordstrom Canada. She previously served as Northern California Regional Manager from June 2011 to September 2012, and as Southeast Regional Manager from March 2010 to June 2011. Ms. McKibbin was the Northeast Regional Manager from January 2006 to March 2010, and was the Los Angeles Regional Manager from December 1999 to January 2006. Prior to a break in employment with the Company from January 1997 to December 1999, Ms. McKibbin held various other leadership positions within the Company.

Scott A. Meden Employee since 1985 Age 54

Scott A. Meden was named Executive Vice President and Chief Marketing Officer in August 2016. From February 2010 to August 2016, he served as Executive Vice President and General Merchandise Manager, Shoe Division. He previously served as Executive Vice President and President, Nordstrom Rack from February 2006 to February 2010, as Divisional Merchandise Manager from September 2002 to January 2006, as Director of Business Planning and Analysis from 2001 to September 2002, and as Financial Manager, Shoes from 1999 to 2001.

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James F. Nordstrom, Jr. Employee since 1986 Age 44

James F. Nordstrom, Jr. was named Executive Vice President and President, Stores in May 2014. From 2005 to 2014, he served as Executive Vice President and President, Nordstrom Direct. He previously served as Corporate Merchandise Manager, Children’s Shoes, from May 2002 to February 2005, and as a project manager for the design and implementation of the Company’s inventory management system from 1999 to May 2002. Mr. Nordstrom is a great-grandson of the Company founder.

Robert B. Sari Employee since 2009 Age 61

Robert B. Sari was named Executive Vice President, General Counsel and Secretary upon joining the Company in April 2009. Prior to joining the Company, he served as Executive Vice President, General Counsel and Secretary of Rite Aid Corporation since October 2005. Mr. Sari also served as Rite Aid’s Senior Vice President, General Counsel and Secretary from 2002 to 2005 and as Senior Vice President, Deputy General Counsel and Secretary from 2000 to 2002. Mr. Sari served in other roles for Rite Aid beginning in 1997.

Geevy S. K. Thomas Employee since 1983 Age 52

Geevy S. K. Thomas was named Executive Vice President and Chief Innovation Officer in January 2017. From 2010 to 2017, he served as Executive Vice President and President, Nordstrom Rack. He previously served as Executive Vice President and South Regional Manager from November 2001 to February 2010, as Executive Vice President and General Merchandise Manager, Full-Line Stores from February 2001 to November 2001, and as Executive Vice President, Full-Line Stores and Director of Merchandising Strategy from February 2000 to February 2001. Prior to February 2000, Mr. Thomas held various merchandise strategy, store and regional management positions with the Company.

Kenneth J. Worzel Employee since 2010 Age 52

Kenneth J. Worzel was named Executive Vice President and President, Nordstrom.com in September 2016. From 2010 to 2016, Mr. Worzel served as Executive Vice President, Strategy and Development. Prior to joining the Company, he was a partner with McKinsey & Company, a global management consulting firm, from 2009 to 2010. While at McKinsey, Mr. Worzel provided the Company and other clients with management strategy and organizational services. Prior to joining McKinsey, Mr. Worzel was a managing partner at Marakon Associates, an international strategy consulting firm, from 1992 to 2008. As a partner at Marakon Associates, Mr. Worzel provided consulting services to the Company from 1997 to 2008.

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COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section describes our executive compensation program and the compensation decisions made for our fiscal year 2016 Named Executive Officers:

Blake W. Nordstrom	Co-President
Peter E. Nordstrom	Co-President
Erik B. Nordstrom	Co-President
Michael G. Koppel	Executive Vice President and Chief Financial Officer
Kenneth J. Worzel	Executive Vice President and President, Nordstrom.com

For purposes of our filings with the SEC, including this annual Proxy Statement, Blake Nordstrom is considered our Principal Executive Officer.

2016 Snapshot

Continued Top-Line Growth Despite Challenging Retail Environment

Our 2016 earnings per diluted share of $2.02, which included a goodwill impairment charge of $1.12, exceeded our outlook of $1.70 to $1.80. Our results were driven by continued operational efficiencies in inventory and expense execution and demonstrated our team’s speed and agility in responding to changes in business conditions. We reached record sales of $14.5 billion for the year, reflecting a net sales increase of 2.9% and comparable sales decrease of 0.4% primarily driven by full-line stores.

During the year, we achieved the following milestones in executing our customer strategy:

•	Our expansion into Canada where we currently have five full-line stores, including two that opened last fall, contributed total sales of $300 million in 2016.

•	Nordstrom.com sales reached over $2.5 billion, representing approximately 25% of Nordstrom full-price sales.

•	Our off-price business reached $4.5 billion, with growth mainly driven by our online net sales increase of 32% and 21 new store openings. Off-price continues to be our largest source of new customers, gaining approximately 6 million in 2016.

•	Our expanded Nordstrom Rewards program, which launched in the second quarter, drove a strong customer response with 3.7 million customers joining through our non-tender offer, and we ended the year with a total of 7.8 million active Nordstrom Rewards customers.

•	Our working capital improvements contributed to the $1.6 billion in operating cash flow and $0.6 billion in free cash flow.

These milestones are the outcome of our strategy to serve customers on their terms and to deliver the Nordstrom experience they expect. Several years ago, we began to accelerate growth in multiple channels to evolve the customer experience that merges the store experience with the convenience of online. We look forward to the opportunities ahead as we continue to pursue our goal of providing a best-in-class customer experience through service, product and capabilities across all channels at Nordstrom.

Shareholders Support our Compensation Program

Our shareholders approved our Board’s recommendation to hold Say-on-Pay advisory votes on an annual basis so that they may frequently and openly express their views about the compensation of our Named Executive Officers. Each year since 2011, more than 90% of the votes cast have been in favor of our Say-on-Pay proposal. Shareholders have demonstrated strong support for our fundamental objective of pay for performance as we continue to apply the following guiding principles:

Our Guiding Principles:

•	Motivate and reward our people to achieve meaningful results that support our strategic goals and shareholder interests, while avoiding encouragement of excessive risk taking;

•	Attract and keep the best talent through programs that reflect our values and consider, but are not dictated by, market practice;

•	Ensure the cost of our programs best serve a balance of employee and shareholder business interests;

•	Keep things simple to promote understanding for our employees and transparency for our shareholders; and

•	Be attuned to trends and new ideas to support our programs and diverse workforce.

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2016 Highlights Reflect Dynamics of Our Business Model

We Emphasize Variable Pay and Balance Short- and Long-Term Incentives

In accordance with our pay-for-performance philosophy, the compensation program for our Named Executive Officers is straightforward in design and includes four primary elements: base salary, performance-based bonus, long-term incentives, and benefits. Within these elements, we emphasize variable pay over fixed pay, with over 80% of our Named Executive Officers’ combined target compensation linked to our financial or market results. The program also balances the importance of these executives achieving both critical short-term objectives and strategic long-term priorities.

Our Variable Pay Reflects Company Performance

Our pay-for-performance design includes rigorous performance goals and high performance standards. Further, with a substantial portion of pay in the form of Nordstrom stock, pay outcomes align with our shareholders’ experience. This is evidenced by our Named Executive Officers’ recent incentive compensation payouts and grant realizable values as of our 2016 fiscal year end, as shown below and on the following page.

INCENTIVE COMPENSATION PAYOUTS	2012	2013	2014	2015	2016
Annual bonus (payout as % of Target)	85%	64%	83%	0%	80%
PSUs vesting (payout as % of Target)	75%	0%	75%	75%	0%
3-year TSR percentile ranking within comparator group	52%ile	50%ile	63%ile	53%ile	16%ile

Performance share units (“PSUs”) as shown in the tables above and on the following page correspond to the performance periods ending in fiscal years 2012 through 2016 (for Total Shareholder Return (“TSR”) performance over three-year rolling periods between fiscal years 2010 and 2016 versus the comparator group). Three-year TSR percentile ranking is based on our TSR results for the performance period, relative to our comparator group. For the ’14-’16 PSU award, we changed our comparator group from our retail peer group to the Standard and Poor’s 500. See page 33 to learn more about long-term incentive pay.

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GRANT REALIZABLE VALUES	2012	2013	2014	2015	2016
PSUs vested (realizable value as a % of grant stock price)	88%	0%	63%	60%	0%
RSUs granted (realizable value as a % of grant stock price)	N/A	N/A	70%	53%	93%
Stock options granted (% stock price is below exercise price)	-15%	-17%	-33%	-76%	-17%

Realizable values shown above are based on our 2016 fiscal year end stock price of $42.83. Restricted stock units (“RSUs”) and stock options are shown in the column matching the year of grant. The 2016 RSUs and stock options represent a weighted average of the Named Executive Officers’ February and June 2016 grants.

The Compensation Committee reviews these results and other analyses to ensure the Named Executive Officers’ aggregate compensation aligns with shareholder interests. Based on these and other outcomes, the Compensation Committee believes that total direct compensation for our Named Executive Officers reflects our pay-for-performance objective and is well aligned with shareholder interests.

Effective Corporate Governance Reinforces Our Compensation Program

Our executive compensation philosophy is reflected in governance practices that support the needs of our business, drive performance and align with our shareholders’ long-term interests. Below is a summary of what we do and don’t do in that regard.

WHAT WE DO
Pay for performance: Our compensation program for Named Executive Officers emphasizes variable pay over fixed pay, with over 80% of their collective target compensation linked to our financial or market results.
Retain meaningful stock ownership guidelines: Our expectations for ownership align executives’ interests with those of our shareholders, and all Named Executive Officers have exceeded their targets.
Mitigate undue risk: We have caps on potential bonus payments, a clawback policy on performance-based compensation, and active and engaged oversight and risk management systems, including those related to compensation-related risk.
Engage an independent compensation consulting firm: The Compensation Committee’s consultant does not provide any other services to the Company.
Apply conservative post-employment and change in control provisions: Executive Officers are subject to provisions in the same manner as those for our broader employee population.
Limit accelerated vesting: Our equity plan provides for accelerated vesting of equity awards after a change in control only if an executive is involuntarily terminated, a provision referred to as a “double trigger.”
Restrict pledging activity: All Executive Officers are subject to pre-clearance requirements and restrictions.
Receive strong shareholder support: Each year since 2011, more than 90% of the votes cast have been in favor of our Say-on-Pay proposal.
WHAT WE DON’T DO
Provide employment agreements.
Offer separation benefits to Named Executive Officers who are Nordstrom family members.
Offer special perquisites to our Named Executive Officers.
Maintain separate change in control agreements.
Gross up taxes upon change in control payments.
Gross up taxes, except selected relocation expenses.
Reprice underwater stock options.
Issue grants below 100% fair market value.
Pay dividends on any unearned or unvested equity awards.
Permit hedging or short-sale transactions.
Count pledged shares towards stock ownership targets.

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Context for Understanding Our Compensation Program and Decisions

This section provides background on the roles involved in determining compensation for our Named Executive Officers, our use of market data and the companies selected for our peer group.

Our Roles in Determining Compensation are Well Defined

Compensation Committee

Our Compensation Committee (“Committee”) oversees the development and delivery of our guiding principles and compensation plans for the Named Executive Officers and other executives as described in the Committee Charter on our website at investor.nordstrom.com.

As part of that oversight, the Committee ensures the Named Executive Officers’ aggregate compensation aligns with shareholder interests by reviewing analyses that include:

•	Cash alignment to evaluate the short-term incentive payouts relative to our EBIT performance results.

•	Relative pay and performance to compare the percentile rankings of our total direct compensation (base salary + performance-based bonus + long-term incentives) with financial performance metrics of our peer group.

Compensation Committee Consultant

The Committee’s independent executive compensation consulting firm, Semler Brossy Consulting Group, LLC (“Semler Brossy”), is retained by, and reports directly to, the Committee. A consultant from that firm attends the Committee meetings and supports the Committee’s role by providing independent expertise on market practices, compensation program design and related subjects as described on page 15. Semler Brossy provides services only as directed by the Committee and has no other relationship with the Company. All fees paid to Semler Brossy were for services that related exclusively to executive or Director compensation during fiscal year 2016.

Management

Our Co-Presidents provide input to the Committee on the level and design of compensation elements for the Named Executive Officers and other Executive Officers, excluding themselves. Our Executive Vice President, Human Resources joins the Co-President(s) in Compensation Committee meetings to provide perspective and expertise relevant to the agenda. Management supports the Committee’s activity by providing analyses and recommendations developed internally or occasionally with the assistance of external consulting firms other than the Committee’s consulting firm. Management did not utilize any external consultants for such assistance in 2016.

Market Data Provides a Reference Point for Compensation

The Committee believes that knowledge of market practices, particularly those of our peers listed on the following page, is helpful in assessing the design and targeted level of our executive compensation package. In reviewing peer group information, the Committee uses survey data provided by external consultants, monitors general market movement for executive pay and references proxy statements for specific roles.

When the Committee reviews market data, they consider the 50th percentile (median) of our peer group as a reference point, rather than a policy, for positioning target total direct compensation. Target opportunities for individual pay elements vary by executive role based on scope of responsibilities and expected contributions.

Blake Nordstrom, Peter Nordstrom and Erik Nordstrom’s target total direct compensation for 2016 was below our peer group median. Michael Koppel and Kenneth Worzel’s target total direct compensation was within a competitive range of our peer group median. Actual pay for the Named Executive Officers can exceed our established targets or peer group actual pay through the variable compensation elements when pre-determined performance milestones are achieved.

Peer Group Companies Represent Our Business

Each year, the Committee reviews the appropriateness of our peer group for comparison on pay and related practices. While the companies represent prominent brands and specialty retailers that are relevant to Nordstrom, they may not always have a direct match to our product offerings or annual revenue. However, the peer group companies meet the following selection criteria:

•	collective representation of our primary business areas including our full-price, off-price, in stores, and online business and private label products;

•	some overlap with our industry group as defined by institutional shareholders and shareholder service organizations;

•	general compatibility with our compensation strategy through a competitive offering of the primary pay elements of base salary, performance-based bonus and long-term incentives; and

•	public company subject to similar market pressures with a track record of sustainability.

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Our peer group used for determining compensation in fiscal year 2016 was comprised of the following retail companies:

Bed Bath & Beyond, Inc.	Kohl’s Corporation	Ross Stores, Inc.
Coach, Inc.	L. Brands, Inc.	Starbucks Corporation
Dillard’s, Inc.	Macy’s, Inc.	Tiffany & Co.
Estée Lauder Companies, Inc.	Michael Kors Holding Limited	The TJX Companies, Inc.
Foot Locker, Inc.	Neiman Marcus, Inc.	Urban Outfitters, Inc.
Gap, Inc.	Nike, Inc.	VF Corporation
J.C. Penney Company, Inc.	Ralph Lauren Corporation	Williams-Sonoma, Inc.

During 2016, as part of its annual review of peer companies to be used for compensation comparison purposes, the Committee determined that no changes were needed for 2017.

Each Element of Compensation Has its Own Purpose

Our compensation program for Named Executive Officers is made up of four primary elements outlined below. Each element has its own purpose based on our fundamental premise of pay for performance and our guiding principles, described on page 27. Additional information is provided on the following page in the “About Our Compensation Elements, What We Paid in 2016 and Why” section.

Compensation Element	Purpose
Base Salary (Page 32)	Reflect scope of the role and individual performance through base-line cash compensation.
Performance-Based Annual Cash Bonus (Page 32)	Motivate and reward contributions to annual operating performance and long-term business strategy with cash that varies based on results.
Long-Term Incentives (Page 33)	Promote alignment of executive decisions with Company goals and shareholder interests through stock options, performance share units and restricted stock units where value varies with Company stock performance.
Benefits (Page 34)	Provide meaningful and competitive broad-based, leadership and retirement benefits that support healthy lifestyles and contribute to financial security.

Pay Changes for 2016

On an annual basis, the Committee reviews base salary, performance-based bonus target opportunity and long-term incentive grant value for each of the Named Executive Officers in consideration of the upcoming fiscal year. Committee decisions for fiscal year 2016 are summarized below and shown as a comparison of 2015 and 2016 fiscal year end (“FYE”) amounts. The Committee believes these elements and the overall compensation program are meeting the expectations for our pay-for-performance philosophy and guiding principles.

			Performance-Based		Long-Term Incentives
			Annual Cash Bonus		Annual Grant Target
	Base Salary		(Target Opportunity as % of		(Grant Value as % of
	($)		Base Salary)		Base Salary)
Name	FYE 2015	FYE 2016	FYE 2015	FYE 2016	FYE 2015	FYE 2016	*
Blake W. Nordstrom	740,000	758,500	200	same	250	350
Peter E. Nordstrom	740,000	758,500	200	same	250	350
Erik B. Nordstrom	740,000	758,500	200	same	250	350
Michael G. Koppel	770,000	790,000	90	same	175	same
Kenneth J. Worzel	600,000	750,000	80	same	150	same

*	In 2016, actual annual long-term incentive grant values varied from target grant values for certain Named Executive Officers. See page 33 to learn more about the long-term incentive pay elements for 2016.

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About Our Compensation Elements, What We Paid in 2016 and Why

Base Salary

The Committee begins its annual review of base salary for the Named Executive Officers through discussion with the Co-Presidents on the expectations and achievements of each executive during the previous year, as well as their pay history and pay equity with other internal roles. The Committee then references our pay levels to similar roles in peer companies to ensure they are within a competitive range of peer group median.

Named Executive Officers do not necessarily receive increases in base salary every year. When they do, the changes are effective April 1st following their annual performance review, which includes a discussion about individual results against defined expectations.

For 2016, Blake Nordstrom, Peter Nordstrom, Erik Nordstrom, Michael Koppel and Kenneth Worzel received increases in base salary of approximately 2.5% to acknowledge their performance and maintain relative market competitiveness. In addition, Kenneth Worzel received a base salary increase in September 2016 when he was promoted to President, Nordstrom.com.

Performance-Based Annual Cash Bonus

The opportunity for annual performance-based cash awards under our shareholder-approved Nordstrom, Inc. Executive Management Bonus Plan is designed to focus the Named Executive Officers on the alignment between annual operating performance and long-term business strategy. In support of our guiding principles, the performance-based bonus awards pay out only when pre-determined performance milestones are achieved. The Committee establishes the following criteria in developing the annual bonus arrangements:

•	Target bonus opportunity: In determining the target percentage of base salary shown on page 31, the Committee takes into account the mix of pay elements, market pay information for similar roles within our peer group and the internal relationship between roles within the Company.

In support of our pay-for-performance philosophy, the maximum bonus payout, which is associated with superior performance, is 2.5 times an executive’s target bonus opportunity. This maximum is higher than is common among our retail peers because we believe it is important to continue encouraging and paying rewards when we achieve truly superior results.

•	Performance measures: The Committee establishes the performance measures to focus executives on the most important annual and long-term strategic goals. For fiscal year 2016, the Named Executive Officers all had the following measures:

–	ROIC to ensure our overall performance aligns directly with shareholder returns over the long term. The measure is expressed as a threshold that must be met before any payout can be made on EBIT results to ensure our executives are rewarded only after earnings generate a meaningful return for our shareholders.

–	EBIT to emphasize the importance of earnings and its role in driving shareholder value. Each executive’s performance-based bonus was weighted 100% on this measure, subject to the ROIC threshold.

–	Strategic Bonus Measure to use as a bonus payout modifier (up or down) by up to 25%, not to exceed the maximum payout under the Nordstrom, Inc. Executive Management Bonus Plan, which is 2.5 times an executive’s target bonus opportunity. The Strategic Bonus Measure for fiscal year 2016 considered objective progress in expanding 1) market share, 2) customer count, and 3) customer engagement, each of which are key indicators of our success in our “One Nordstrom” strategy of serving customers across the breadth of our physical and digital platforms.

•	Performance measure milestones: In accordance with our bonus plan, ROIC and EBIT achievement used to determine bonus payout may differ from ROIC and EBIT, as reported in our Form 10-K for the fiscal year ended January 28, 2017, filed with the SEC, due to the exclusion of certain one-time gains or losses. In this situation, we refer to the measure achievements as Incentive ROIC and Incentive EBIT. This is the case for 2016 where achievements reflect non-operating related adjustments not included in the financial plan.

–	Our Incentive ROIC for fiscal 2016 was 12.4%, exceeding our threshold goal of 10.0%.

–	Our Incentive EBIT achievement of $1,077M was in line with our target goal of $1,077M, warranting a payout level of 100% of target. The Committee exercised negative discretion, reducing the 100% Incentive EBIT implied outcome to 70% of target, considering management’s performance as it relates to the fiscal year 2016 impairment charge of a recent acquisition.

–	While the market continued to grow at a rate slower than anticipated, we made considerable progress on our Strategic Bonus Measure even in a difficult environment. We showed favorable growth in all three of our strategic measures: 1) market share, 2) customer count, and 3) customer engagement, which we track in terms of customers who buy from us across more than one channel. Based on this progress, the Committee determined that of the 25% of potential upward adjustment, it would approve a 10% increase to fiscal year 2016 bonus payouts, bringing the total payout to 80% of target.

The 2016 performance-based cash bonus result is 80% of target (70% attributed to the Incentive EBIT results and 10% attributed to the Strategic Bonus Measure modifier). Incentive ROIC and Incentive EBIT are not measures of financial performance under Generally Accepted Accounting Principles (“GAAP”) and should be considered in addition to, and not a substitute for, return on assets, net earnings, total assets and other financial measures prepared in accordance with GAAP. See Appendix B for a reconciliation of GAAP and non-GAAP financial measures. The fiscal year 2016 Incentive EBIT performance milestones and actual achievement are shown below.

2016 Incentive EBIT Milestones and Bonus Payout

	Minimum	Threshold	Target	Superior / Maximum	Actual Achievement
Incentive EBIT Performance	Less than $915M	$915M	$1,077M	$1,184M or Greater	$1,077M
Bonus Payout Level
% of Executive’s Target Bonus Opportunity	0%	25%	100%	250%	100%*

*	The 2016 performance-based cash bonus result for the NEOs is 80% of target (70% attributed to the Incentive EBIT results following Committee negative discretion from 100%, and 10% attributed to the Strategic Bonus Measure modifier).

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Long-Term Incentives

Annual grants of equity under the shareholder-approved 2010 Equity Incentive Plan provide the Named Executive Officers with additional incentive to create shareholder value and receive financial rewards. The long-term incentive value that determines the size of the annual grant to Named Executive Officers is expressed as a percentage of base salary as shown on page 31.

In establishing the long-term incentive value at grant for each Named Executive Officer, the Committee considers the mix of pay elements, market pay information for similar roles within our peer group, our annual share usage and dilution, performance, and internal equity of grant size by role. The grant value of the equity awarded to the Named Executive Officers in the fiscal year 2016 annual grant consisted of 50% stock options, 25% performance share units and 25% restricted stock units.

We use a combination of vehicles that our Committee believes creates the right balance of absolute and relative performance.

•	Stock options granted as part of the annual grant vest and become exercisable in four equal annual installments and have a 10-year term. Our equity incentive plan does not permit repricing, grant prices below 100% of the fair market value of Common Stock on the date of grant or cash dividend payments on options.

•	Performance share units reward the executive team for our relative TSR performance compared to companies in Standard & Poor’s 500. The units are earned after a 3-year performance cycle only when the Company’s TSR outperforms more than 50% of the companies identified for that grant.

•	Restricted stock units granted as part of the annual grant vest in four equal annual installments, and they complement our objectives for balancing award value through both absolute and relative stock performance.

The Committee typically approves annual grants of equity awards during the February Committee meeting, which is scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company. The February meeting occurs after performance results for the prior year are known, which allows the Committee to align compensation elements with our performance and business goals.

In February 2016, after consideration of peer group compensation practices and values as presented by the Committee’s compensation consultant, the Committee decided to make the following adjustments:

•	For our Co-Presidents Blake Nordstrom, Peter Nordstrom and Erik Nordstrom, the Committee increased target Long-Term Incentive Annual Grant value as a percent of base salary from 250% to 350%, noting that when compared to the three highest paid officers among our peers, their aggregate compensation is well below the peer median;

•	For Michael Koppel, the Committee provided a positive adjustment over the target grant guidelines for the 2016 Long-Term Incentive Annual Grant value as a percent of base salary from 175% to 233%; and

•	For Kenneth Worzel, the Committee provided a positive adjustment over the target grant guidelines for the 2016 Long-Term Incentive Annual Grant value as a percent of base salary from 150% to 200%.

In mid-2016, recognizing the significant challenges faced by our Company and many of our full-line retail peers, the Committee determined to grant a special equity award for selected executives to strengthen alignment between executive and shareholder interests during this transformative period in the retail industry. Four of our NEOs received a grant: Blake Nordstrom, Peter Nordstrom and Erik Nordstrom received an equity grant of 75% of base salary, and Kenneth Worzel received an equity grant of 200% of base salary. The grant value of this additional equity award consisted of 25% stock options and 75% restricted stock units. The stock options will cliff-vest 100% on June 10, 2019, and the restricted stock units will vest 50% on June 10, 2018 and 50% on June 10, 2019. Michael Koppel did not receive this grant due to his planned retirement in 2017.

In the Fall of 2016, Kenneth Worzel was promoted to President, Nordstrom. com and received an additional grant of restricted stock units valued at $262,500 at the time of grant, which will vest in three equal annual installments.

2014 Performance Share Units Did Not Pay Out

Performance share units for the 2014-2016 fiscal year performance cycle were granted based on the vesting schedule shown below. At the end of the performance cycle, our TSR did not meet the minimum threshold of greater than the 50th percentile of the Standard & Poor’s 500, which is required for payout. As a result, none of these performance share units vested.

Required Percentile	% of Granted Performance Share Units
Rank for Vesting	Paid Out at Vesting
>90th	175
>80th	150
>75th	125
>65th	100
>50th	75
≤50th	0

2015 and 2016 Performance Share Units are Still in Process

The 3-year performance cycle for the 2015 performance share units runs February 1, 2015 through February 3, 2018. The 3-year performance cycle for the 2016 performance share units runs January 31, 2016 through February 2, 2019. The vesting schedule for these grants is the same as shown above, and the peer group is comprised of companies in the Standard & Poor’s 500 as of the first day of the performance cycle.

Stock Ownership Guidelines Align Executives and Shareholders

Ownership of Common Stock by our Named Executive Officers and other Executive Officers is encouraged by management and the Board to align executives’ interests with those of our shareholders. As a result, stock ownership guidelines were formally established in 2004. Ownership shares are made up of all forms of Common Stock, as well as vested performance share units that are deferred and unvested restricted stock units. Ownership shares do not include unvested or vested stock options, unvested performance share units or pledged shares.

The Named Executive Officers and other Executive Officers have an annual share target defined as base salary on each April 1st multiplied by their ownership multiple of base salary divided by a 52-week average closing stock price. The ownership multiples of base salary depend on the executive’s role in the Company and are as shown in the following table for the Named Executive Officers. The Committee has assigned these particular multiples to match or exceed market practice, and to represent a significant portion of the overall compensation package to reinforce the alignment of management’s decision making with shareholder interests.

Multiple of Base Salary Used to
Position	Establish Ownership Target
Co-President	10x
Executive Vice President and Chief Financial Officer	4x
Executive Vice President and President Nordstrom.com	3x

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Under our guidelines, Named Executive Officers and other Executive Officers are required to arrange for stock transactions in accordance with an SEC Rule 10b5-1 trading plan. These plans predetermine the timing, number of shares and price at which an Executive Officer may buy or sell Company shares. The Executive Officers must also achieve and retain a minimum holding of 100% of their ownership targets before they may sell Company shares.

The Committee regularly reviews stock ownership status for the Named Executive Officers. All of the Named Executive Officers have exceeded their ownership targets.

Benefits

Nordstrom offers the Named Executive Officers a comprehensive program of broad-based, leadership and retirement benefits. Their purpose varies by benefit, but in general enhances total compensation with meaningful and competitive offerings that support healthy lifestyles and contribute to financial security. These benefits are regularly reviewed for consistency with our guiding principles, organizational culture and market practices. Additional information on 2016 benefits is provided as noted below.

	Benefit	Where to Learn More
Broad-Based	•
Company contribution to medical, dental and vision coverage; short- and long-term disability; life insurance; adoption assistance; and employee referral assistance. Employee access to accident insurance; health savings account and flexible spending accounts. Employee Stock Purchase Plan. Merchandise discount. Paid time off.
• For merchandise discount, see All Other Compensation in Fiscal Year 2016, footnote (b) on page 38.
Leadership	• Salary continuance; long-term disability coverage; life insurance • Executive Deferred Compensation Plan • Leadership Separation Plan
• For long-term disability and life insurance, see All Other Compensation in Fiscal Year 2016, footnote (a) on page 38.
• See Nonqualified Deferred Compensation beginning on page 47.
• See Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2016, footnote (f) on page 52.

Retirement	• 401(k) match and discretionary profit-based match • Retiree health care (closed to new entrants in 2013) • Supplemental Executive Retirement Plan (closed to new entrants in 2012)

•  See All Other Compensation in Fiscal Year 2016, footnote (c) on page 39.

•  See Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2016, footnote (e) on page 51.

•  See Pension Benefits beginning on page 46.

Changes for 2017

Each year, the Committee reviews the design of our total compensation elements and makes changes as needed to improve alignment with our guiding principles. In February 2017, the Committee made the following changes:

Base Salary

•	None of the Named Executive Officers received base pay increases.

Performance-Based Annual Cash Bonus

•	Annual cash bonus payout opportunity (as a % of base pay) remained the same for all Named Executive Officers.

Long-Term Incentives

•	The Committee considered performance results, including as it relates to the fiscal year 2016 impairment charge of a recent acquisition, and used discretion to decrease the Long-Term Incentives annual grant value (as % of base salary) for certain Named Executive Officers. Blake Nordstrom, Peter Nordstrom and Erik Nordstrom received a decrease in their Long-Term Incentive Annual Grant, which decreased the grant value as a percent of base salary from 350% to 325%. Kenneth Worzel received a decrease in his Long-Term Incentive Annual Grant, which decreased the grant value as a percent of base salary from 150% to 140%. Michael Koppel’s Long Term Incentive Annual Grant value remained the same, with the grant value as a percent of base salary at 175%.

•	The Committee changed the annual equity grant mix for Named Executive Officers, from: 50% stock options, 25% restricted stock units, and 25% performance share units, to: 50% restricted stock units, 25% stock options, and 25% performance share units, which the Committee believes is more in line with peer group norms and helps strengthen our compensation program’s guiding principles as discussed on page 27.

Additional Information

Compensation Risk Assessment Supports Integrity of the Pay Program

The Committee oversees an extensive review of the Company’s pay-for-performance philosophy, the composition and balance of elements in the compensation package and the alignment of plans with shareholder interests to ensure these practices do not pose a material adverse risk to the organization.

The review is conducted every other year as underlying programs and practices are generally consistent over time. The last review, for fiscal year 2016, concluded with the following perspectives:

•	The goals of the Company’s compensation programs are to attract and retain the best talent and to motivate and reward our people in ways that are aligned with the long-term interests of our shareholders. This has been a long-standing objective of our pay-for-performance philosophy. We believe that the strong alignment of our employee compensation plans with performance has served our stakeholders, and in particular, our shareholders, well. The strength of this alignment is regularly reviewed and monitored by the Committee.

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•	As a fashion specialty retailer, the Company’s compensation-related risks are generally more straightforward than some other business sectors. We have systems in place to identify, monitor and control risks, making it difficult for a single individual or a group of individuals to expose the Company to material risk.

•	Our compensation program rewards both short- and long-term performance. Company results are team-oriented rather than individually focused and tied to measurable factors that are both transparent to shareholders and drivers of their returns.

•	The compensation program balances the importance of achieving critical short-term objectives with a focus on realizing strategic long-term priorities. Strong stock ownership guidelines are in place for Company leaders, and mechanisms, such as an executive clawback policy, exist to address inappropriate rewards.

•	The Committee is actively engaged in establishing compensation plans, monitoring these plans during the year and using discretion in making rewards, as necessary.

•	The Company has active and engaged oversight systems in place. The entire Board is aware of the compensation program, as established and approved by the Committee. The Audit Committee and the full Board closely monitor and certify the performance that drives employee rewards through detailed and transparent financial reporting, which is in place to provide strong, timely insight into the performance of the Company.

As a result of this review, the Committee believes that the Company’s compensation plans do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

Executive Compensation Clawback Policy Applies to Performance-Based Pay

In February 2008, the Board adopted a formal executive compensation clawback policy that applies to any performance-based bonus, equity, equity equivalent or other incentive compensation awarded to an Executive Officer, beginning in that fiscal year. Under that policy, in the event of a material restatement of the Company’s financial results, the Board will review the circumstances that caused the restatement and consider accountability to determine whether an Executive Officer was negligent or engaged in misconduct. If so, and the amount or vesting of an award would have been less had the financial statements been correct, the Board will seek to recover compensation from the Executive Officer as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to applicable law.

Termination and Change in Control Provisions are Committee-Directed

Under our Leadership Separation Plan, the eligible Named Executive Officers receive severance benefits upon involuntary termination of employment by the Company, due to job elimination, to assist in the transition from active employment. Blake Nordstrom, Peter Nordstrom and Erik Nordstrom are not eligible for separation benefits under the Plan. Separation benefits are described in the Potential Payments Upon Termination or Change in Control section beginning on page 48.

As described in the same section, the Named Executive Officers are generally not entitled to any payment or accelerated benefit in connection with a change in control of the Company. However, the Named Executive Officers are entitled to accelerated vesting of equity if they experience a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control.

Tax and Accounting Considerations Underlie the Compensation Elements

The Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs, including:

•	Section 162(m) of the Internal Revenue Code (“IRC”), which generally disallows a tax deduction to public companies for annual compensation over $1M paid to their Named Executive Officers (other than the Principal Financial Officer). The IRC generally excludes from the calculation of the $1M cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. The Committee considers, among other things, the impact of this exclusion for performance-based compensation when developing and implementing our executive compensation programs. Annual awards under our short-term and long-term incentive plans are generally designed in a manner that is intended to meet the requirements under the exclusion. However, due to the complex nature of the requirements that must be met, we cannot guarantee that such awards will qualify as performance-based compensation under Section 162(m).

While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying Company goals. Therefore, amounts paid under any of our executive compensation programs may be subject to the Section 162(m) limitation on deductibility.

•	Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Stock Compensation (“ASC 718”), where stock options, performance share units and restricted stock units are accounted for based on their grant date fair value (see the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, filed with the SEC). The Committee regularly considers the accounting implications of our equity-based awards.

•	Section 409A of the IRC, the limitations of which primarily relate to the deferral and payment of benefits under the Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan. The Committee continues to consider the impact of Section 409A and in general, the evolving tax and regulatory landscape in which its compensation decisions are made.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. The Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Committee with regard to executive compensation and has recommended to the Board that it be included in this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE

Tanya L. Domier, Chair
Philip G. Satre
Gordon A. Smith
Robert D. Walter

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Summary Compensation Table

The following table summarizes the total compensation paid or accrued by the Company for services provided by the Named Executive Officers for fiscal years ended January 28, 2017, January 30, 2016 and January 31, 2015.

Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)
Blake W. Nordstrom	2016	751,152	—	1,630,746	1,437,210	1,213,601	748,859	49,711	5,831,279
Co-President	2015	735,445	—	906,175	906,232	—	—	61,858	2,609,710
	2014	722,986	—	906,152	906,481	1,197,990	—	55,630	3,789,239
Michael G. Koppel	2016	782,223	—	835,218	898,239	568,800	647,994	25,598	3,758,072
Executive Vice President and Chief Financial Officer	2015	764,328	—	655,120	655,199	—	—	23,659	2,098,306
	2014	742,000	—	629,974	630,155	556,793	1,916,126	30,609	4,505,657
Peter E. Nordstrom	2016	751,152	—	1,630,746	1,437,210	1,213,601	758,249	47,811	5,838,769
Co-President	2015	735,445	—	906,175	906,232	—	—	42,203	2,590,055
	2014	722,986	—	906,152	906,481	1,197,990	318,071	40,137	4,091,817
Erik B. Nordstrom	2016	751,152	—	1,630,746	1,437,210	1,213,601	721,831	46,222	5,800,762
Co-President	2015	735,445	—	906,175	906,232	—	—	55,224	2,603,076
	2014	722,986	—	906,152	906,481	1,197,990	864,701	51,386	4,649,696
Kenneth J. Worzel	2016	657,417	—	1,742,820	907,475	424,932	412,356	35,880	4,180,880
Executive Vice President and President, Nordstrom.com	2015	588,467	—	405,569	405,580	—	—	23,022	1,422,638
	2014	535,889	—	1,389,848	390,088	357,447	453,928	30,549	3,157,749

(a)	Salary

The amounts shown represent base salary earned during the fiscal year. These numbers vary somewhat from the annual base salaries disclosed on page 31 due to the fact that our fiscal year ends on the Saturday nearest to January 31st and salary increases are effective April 1st of each year. The 2016 base salaries for the Named Executive Officers were $758,500 each for Blake Nordstrom, Peter Nordstrom and Erik Nordstrom, $790,000 for Michael Koppel and $615,000 for Kenneth Worzel. Kenneth Worzel’s base salary increased to $750,000 effective September 19, 2016, when he became President, Nordstrom.com.

Kenneth Worzel elected to defer $10,000 of base salary earned during calendar year 2016 into the Executive Deferred Compensation Plan. Due to the timing of our fiscal year end, $9,565 of this was attributed to fiscal year 2016, as reported in the Fiscal Year 2016 Nonqualified Deferred Compensation Table on page 48.

Each of the Named Executive Officers contributed a portion of their base salary earned during fiscal year 2016 to the 401(k) Plan.

(b)	Bonus

No amounts are reported because the Company does not pay discretionary or guaranteed bonuses to the Named Executive Officers. As described on page 32, all bonuses are performance-based, and for that reason, are required to be reported in column (e), “Non-Equity Incentive Plan Compensation.”

(c)	Stock Awards

The amounts reported reflect the grant date fair value of performance share units and restricted stock units granted during the fiscal year under the 2010 Equity Incentive Plan. The amounts reported are not the value actually received.

The value the Named Executive Officers will ultimately receive from their performance share units will depend on whether the performance requirement is met and the market price of Common Stock at the end of the performance cycle. The amounts reported were calculated in accordance with FASB Accounting Standards Codification 718, Stock Compensation (“ASC 718”) and reflect the probable outcome with respect to satisfaction of performance conditions at the date of grant. The payout could be as low as zero depending on performance over the relevant period, and the value of any payout will depend on stock price at the time of payout. The maximum payout, or “potential value,” of performance share units awarded in 2016, assuming the grant date stock price, would be $1,133,043 each for Blake Nordstrom, Peter Nordstrom and Erik Nordstrom, $785,927 for Michael Koppel and $524,939 for Kenneth Worzel. See column (c) of the Grants of Plan-Based Awards in Fiscal Year 2016 table on pages 40 and 41 for the number of performance share units granted in fiscal year 2016.

The value the Named Executive Officers may receive from their restricted stock units will depend on whether the time-based vesting requirement is met and the market price of Common Stock on the vesting date. The amounts reported were calculated in accordance with ASC 718. See column (d) of the Grants of Plan-Based Awards in Fiscal Year 2016 table on pages 40 and 41 for the number of restricted stock units granted in fiscal year 2016.

(d)	Option Awards

The amounts reported reflect the grant date fair value of stock options granted during the fiscal year under the 2010 Equity Incentive Plan. This is not the value received. The Named Executive Officers will only realize value from stock options if the market price of Common Stock is higher than the exercise price of the options at the time of exercise. The amounts reported were calculated in accordance with ASC 718. See column (e) of the Grants of Plan-Based Awards in Fiscal Year 2016 table on pages 40 and 41 for the number of stock options granted in fiscal year 2016.

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Assumptions used in the calculation of these amounts for fiscal years 2016, 2015 and 2014 are included in the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, filed with the SEC.

(e)	Non-Equity Incentive Plan Compensation

The amounts reported reflect the annual performance-based cash awards under the Executive Management Bonus Plan, as described on page 32. The amounts of the cash awards for fiscal year 2016, approved by the Compensation Committee at its February 16, 2017 meeting, were paid in March 2017. None of the Named Executive Officers elected to defer their cash awards for fiscal year 2016 into the Executive Deferred Compensation Plan.

(f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts reported are the changes in actuarial present value from fiscal year-end 2015 to fiscal year-end 2016 for each of the eligible Named Executive Officer’s benefit under the Supplemental Executive Retirement Plan (“SERP”). The present value of the benefit is affected by current earnings, credited years of service, the executive’s age and time until normal retirement eligibility, the age of the executive’s spouse or life partner as the potential beneficiary, and economic assumptions (discount rate and mortality table used to determine the present value of the benefit). Because these factors vary by individual, the present value of the benefit increased more for some of the Named Executive Officers than for others. See the Pension Benefits section beginning on page 46 for more information about the SERP.

The amounts were calculated using the same discount rate and mortality table assumptions as those used in the Company’s financial statements to calculate the Company’s obligations under the SERP. Assumptions used in the calculation of these amounts are included in the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, filed with the SEC.

Michael Koppel and Kenneth Worzel had account balances in the Company’s nonqualified deferred compensation plan in fiscal year 2016, as shown on page 48. They did not receive above-market-rate or preferential earnings on their deferred compensation, so no amounts for these types of earnings are included in the table.

(g)	All Other Compensation

A detailed description of all other compensation paid to the Named Executive Officers is shown in the table below.

All Other Compensation in Fiscal Year 2016

The following table shows each component of “All Other Compensation” for fiscal year 2016, reported in column (g) of the Summary Compensation Table on page 37, calculated at the aggregate incremental cost to the Company.

	Leadership Benefit	Broad-Based Benefit	Broad-Based Retirement Benefit	Other
Name	Premium on Insurance ($)(a)	Merchandise Discount ($)(b)	401(k) Plan Company Match ($)(c)	Personal Use of Company Aircraft ($)(d)	Total ($)
Blake W. Nordstrom	565	33,246	15,900	—	49,711
Michael G. Koppel	581	9,117	15,900	—	25,598
Peter E. Nordstrom	565	22,720	15,900	8,626	47,811
Erik B. Nordstrom	565	29,757	15,900	—	46,222
Kenneth J. Worzel	515	19,465	15,900	—	35,880

(a)	Premium on Insurance

The Company provides life insurance to the Named Executive Officers in an amount equal to approximately 1.25 times their base salary and additional long-term disability insurance. The amounts reported are the annual Company-paid premiums.

(b)	Merchandise Discount

The Company provides a merchandise discount for its employees. The Named Executive Officers were provided a discount of 33% for purchases at Nordstrom full-line stores and Nordstrom.com and 20% for purchases at Nordstrom Rack stores, Nordstromrack.com/HauteLook and our restaurants. A 40% discount is available at certain times of the year on specific merchandise. The

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merchandise discount provided to the Named Executive Officers is the same as for all other eligible management and high-performing nonmanagement employees of the Company. The amounts reported are the total discount the Named Executive Officers received on their Nordstrom purchases during the fiscal year. The Company provides the same merchandise discount program for its Board of Directors, as described on page 17.

(c)	401(k) Plan Company Match

The Company offers a matching contribution on employee 401(k) contributions under the 401(k) Plan to all eligible employees, including the Named Executive Officers. The Named Executive Officers may defer up to 16% of their eligible pay (i.e., base salary, performance-based bonus and other taxable wages) into the Plan, subject to IRC limits.

Although the matching contribution is discretionary and subject to change, the Company currently matches employee contributions for the Plan year, dollar for dollar, up to 4% of eligible pay. The 2016 calendar year compensation limit for eligible pay was $265,000, as set by the IRS. The maximum Company matching contribution for the Named Executive Officers was $10,600 (4% x $265,000) for 2016.

The Company also offers a discretionary match up to an additional 2% of eligible pay, based on Company performance. Based on the Company’s performance in 2016, an additional 2% profit-based match was made. The Company discretionary match for the Named Executive Officers was $5,300 (2% x $265,000) for 2016.

The total Company contribution each of the Named Executive Officers received for 2016 was $15,900, as reported on page 38.

Contributions under the Plan may be directed to any of 12 custom target retirement date funds or to any of 9 individual investment alternatives, including Common Stock. The Plan also offers a self-directed brokerage option.

(d)	Personal Use of Company Aircraft

The Company owns two aircraft which it uses for business purposes. On rare occasions, a Named Executive Officer’s guest accompanies the executive on a business trip on the Company’s aircraft as an additional passenger. Only the direct variable costs (i.e., costs the Company incurs solely as a result of the passenger being on the aircraft) are included in determining the aggregate incremental cost to the Company. When travel does not meet the IRS standard for business travel, the cost of the travel is imputed as income to the executive, which is the Company’s practice to fully disclose. The Company does not reimburse the Named Executive Officers for taxes incurred as a result of the imputed income.

In fiscal year 2016, Peter Nordstrom was accompanied by a family member on one business trip. The costs reported are the total direct variable costs associated with the family member’s travel which include the tax deduction the Company was not able to take as a result of the nondeductible portion of the aircraft operating costs.

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Grants of Plan-Based Awards in Fiscal Year 2016

The following table discloses the potential range of payouts for:

•	non-equity incentive plan awards granted in fiscal year 2016. These awards are performance-based cash bonuses granted under the Executive Management Bonus Plan, as described on page 32; and

•	equity incentive plan awards granted in fiscal year 2016. These awards are performance share units granted under the 2010 Equity Incentive Plan, as described on page 33.

The table also discloses:

•	the grant date fair value of performance share units granted under the 2010 Equity Incentive Plan in fiscal year 2016;

•	the number, price and grant date fair value of stock options granted under the 2010 Equity Incentive Plan in fiscal year 2016, as described on page 33; and

•	the number and grant date fair value of restricted stock units granted under the 2010 Equity Incentive Plan in fiscal year 2016, as described on page 33.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (b)			Estimated Future Payouts Under Equity Incentive Plan Awards (c)			All Other Stock Awards: Number	All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of Stock
Name and Award	Grant Date (a)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#)(d)	Securities Underlying Options (#)(e)	Price of Option Awards ($/Sh)(f)	and Option Awards ($)(g)
Blake W. Nordstrom
Executive Management Bonus			379,250	1,517,001	3,792,502
Performance Share Unit Award	2/29/2016	2/24/2016				9,462.00	12,616.00	22,078.00				556,618
Stock Option Award	2/29/2016	2/24/2016								82,141	51.32	1,294,994
Restricted Stock Unit Award	2/29/2016	2/24/2016							13,190			647,497
Stock Option Award	6/7/2016	6/7/2016								10,838	40.50	142,216
Restricted Stock Unit Award	6/7/2016	6/7/2016							11,145			426,631
Michael G. Koppel
Executive Management Bonus			177,750	711,000	1,777,501
Performance Share Unit Award	2/29/2016	2/24/2016				6,563.25	8,751.00	15,314.25				386,094
Stock Option Award	2/29/2016	2/24/2016								56,975	51.32	898,239
Restricted Stock Unit Award	2/29/2016	2/24/2016							9,149			449,124

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			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (b)			Estimated Future Payouts Under Equity Incentive Plan Awards (c)			All Other Stock Awards: Number	All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of Stock
Name and Award	Grant Date (a)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#)(d)	Securities Underlying Options (#)(e)	Price of Option Awards ($/Sh)(f)	and Option Awards ($)(g)
Peter E. Nordstrom
Executive Management Bonus			379,250	1,517,001	3,792,502
Performance Share Unit Award	2/29/2016	2/24/2016				9,462.00	12,616.00	22,078.00				556,618
Stock Option Award	2/29/2016	2/24/2016								82,141	51.32	1,294,994
Restricted Stock Unit Award	2/29/2016	2/24/2016							13,190			647,497
Stock Option Award	6/7/2016	6/7/2016								10,838	40.50	142,216
Restricted Stock Unit Award	6/7/2016	6/7/2016							11,145			426,631
Erik B. Nordstrom
Executive Management Bonus			379,250	1,517,001	3,792,502
Performance Share Unit Award	2/29/2016	2/24/2016				9,462.00	12,616.00	22,078.00				556,618
Stock Option Award	2/29/2016	2/24/2016								82,141	51.32	1,294,994
Restricted Stock Unit Award	2/29/2016	2/24/2016							13,190			647,497
Stock Option Award	6/7/2016	6/7/2016								10,838	40.50	142,216
Restricted Stock Unit Award	6/7/2016	6/7/2016							11,145			426,631
Kenneth J. Worzel
Executive Management Bonus			132,792	531,165	1,327,912
Performance Share Unit Award	2/29/2016	2/24/2016				4,383.75	5,845.00	10,228.75				257,881
Stock Option Award	2/29/2016	2/24/2016								38,057	51.32	599,987
Restricted Stock Unit Award	2/29/2016	2/24/2016							6,111			299,989
Stock Option Award	6/7/2016	6/7/2016								23,433	40.50	307,488
Restricted Stock Unit Award	6/7/2016	6/7/2016							24,098			922,472
Restricted Stock Unit Award	11/21/2016	11/16/2016							4,788			262,478

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(a)	Grant Date

The grant date is the first open-window trading day that falls on or after the Compensation Committee’s approval of the grant.

(b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards

The amounts shown report the range of possible cash payouts for fiscal year 2016 associated with established levels of performance under the Executive Management Bonus Plan. The amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the payout opportunity associated with established levels of performance, as discussed on page 32. For there to be any payout, the minimum performance milestone must be achieved.

Although the column heading refers to future payouts, the performance-based bonuses have already been earned and were paid to the Named Executive Officers in March 2017. These cash payments are reported in the Summary Compensation Table on page 37, in column (e), “Non-Equity Incentive Plan Compensation.”

(c)	Estimated Future Payouts Under Equity Incentive Plan Awards

The numbers shown report the range of potential performance share unit payouts for the three-year performance cycle of the 2016 grant, beginning January 31, 2016 and ending February 2, 2019. Payouts are shown in units at 75%, 100% and 175% of the number of performance share units granted. If the threshold level of performance is not met, no payout will be earned.

(d)	All Other Stock Awards: Number of Shares of Stock or Units

The numbers shown report the number of restricted stock units granted to the Named Executive Officers in fiscal year 2016 under the 2010 Equity Incentive Plan. The restricted stock units granted in fiscal year 2016 vest over a period of years as described below, with vesting occurring after at least one year, on the tenth day of the month immediately following the date of grant. The restricted stock units granted on February 29, 2016 vest in four equal annual installments. The restricted stock units granted on June 7, 2016 vest 50% after two years and 50% after three years. The restricted stock units granted on November 21, 2016 vest in three equal annual installments. For more information about long-term incentive grant practices, see page 33.

(e)	All Other Option Awards: Number of Securities Underlying Options

The numbers shown report the number of stock options granted to the Named Executive Officers in fiscal year 2016 under the 2010 Equity Incentive Plan. The stock options granted on February 29, 2016 vest and become exercisable in four equal annual installments beginning one year from the tenth day of the month immediately following the date of grant. The stock options granted on June 7, 2016 vest 100% three years from the tenth day of the month immediately following the date of grant. For more information about long-term incentive grant practices, see page 33.

Under the 2010 Equity Incentive Plan, the Compensation Committee may grant different types of equity, including stock options, stock appreciation rights, unrestricted shares, restricted shares, restricted stock units and performance share units. In fiscal year 2016, the Named Executive Officers were granted stock options, restricted stock units and performance share units.

(f)	Exercise or Base Price of Option Awards

The exercise prices of the stock options granted in fiscal year 2016 of $51.32 and $40.50 were the closing price of Common Stock on the grant dates, February 29, 2016 and June 7, 2016, respectively.

(g)	Grant Date Fair Value of Stock and Option Awards

The grant date fair value of the performance share units, restricted stock units and stock options was calculated in accordance with ASC 718. The reported value for performance share units was calculated by multiplying the number of performance share units granted by the fair value of a performance share unit on the date of grant, which was $44.12 on February 29, 2016. This is not the value received. The actual value the Named Executive Officers may receive will depend on whether the performance requirement is met and the market price of Common Stock at the end of the performance cycle.

The reported value for restricted stock units was calculated by multiplying the number of restricted stock units awarded by the fair value of a restricted stock unit on the date of grant, which was $49.09, $38.28 and $54.82 on February 29, 2016, June 7, 2016 and November 21, 2016, respectively. This is not the value received. The actual value the Named Executive Officers may receive will depend on whether the time-based vesting requirement is met and the market price of Common Stock at the time of any vesting.

The reported value for stock options was calculated by multiplying the number of options awarded by the fair value of an option on the date of grant, which was $15.77 and $13.12 on February 29, 2016 and June 7, 2016, respectively. The Named Executive Officers will only realize value from the stock options if the market price of Common Stock is higher than the grant price at the time of exercise. The actual value received by the Named Executive Officers will be the difference between the stock price at that future exercise date and the grant prices of $51.32 and $40.50 on February 29, 2016 and June 7, 2016, respectively.

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Outstanding Equity Awards at Fiscal Year-End 2016

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers as of the fiscal year ended January 28, 2017. The table includes vested but unexercised stock options, unvested stock options, unvested restricted stock units and performance share units with time remaining in their three-year performance cycles. The vesting schedules for outstanding stock options and restricted stock units are provided on pages 44 and 45, respectively. Additional information about the outstanding performance share units is provided on page 45. Information about the amount of Common Stock beneficially owned by the Named Executive Officers is provided in the Beneficial Ownership Table on page 62.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised	Option		Number of Shares or Units of Stock That	Market Value of Shares or Units of Stock That	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights
			Unexer-	Unearned	Exercise	Option	Have Not	Have Not	Have	That Have Not
	Grant	Exer-	cisable	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Date	cisable	(a)	(#)	($)	Date	(#)(b)	($)	(#)(c)	($)(d)
Blake W.	2/28/2008	55,522	—		35.51	2/27/2018
Nordstrom	2/27/2009	127,251	—		12.58	2/27/2019
	2/26/2010	83,578	—		34.50	2/26/2020
	2/25/2011	74,994	—		42.48	2/25/2021
	2/22/2012	73,493	—		49.15	2/22/2022
	3/4/2013	74,671	24,892		50.26	3/4/2023
	3/3/2014	30,373	30,374		57.16	3/3/2024
	3/3/2014						3,810	163,182
	2/24/2015	11,499	34,497		75.23	2/24/2025
	2/24/2015						4,673	200,145
	2/29/2016	—	82,141		51.32	2/28/2026
	2/29/2016						12,676	542,913
	6/7/2016	—	10,838		40.50	6/7/2026
	6/7/2016						11,145	477,340
									13,978.50	598,699
Michael G.	2/26/2010	42,983	—		34.50	2/26/2020
Koppel	2/25/2011	42,585	—		42.48	2/25/2021
	2/22/2012	47,245	—		49.15	2/22/2022
	3/4/2013	50,403	16,801		50.26	3/4/2023
	3/3/2014	21,114	21,115		57.16	3/3/2024
	3/3/2014						2,640	113,071
	2/24/2015	8,313	24,942		75.23	2/24/2025
	2/24/2015						3,246	139,026
	2/29/2016	—	56,975		51.32	2/28/2026
	2/29/2016						8,793	376,604
									9,828.75	420,965
Peter E.	2/28/2008	51,556	—		35.51	2/27/2018
Nordstrom	2/27/2009	118,161	—		12.58	2/27/2019
	2/26/2010	77,609	—		34.50	2/26/2020
	2/25/2011	69,637	—		42.48	2/25/2021
	2/22/2012	68,244	—		49.15	2/22/2022
	3/4/2013	74,671	24,892		50.26	3/4/2023
	3/3/2014	30,373	30,374		57.16	3/3/2024
	3/3/2014						3,963	169,735
	2/24/2015	11,499	34,497		75.23	2/24/2025
	2/24/2015						4,673	200,145
	2/29/2016	—	82,141		51.32	2/28/2026
	2/29/2016						13,190	564,928
	6/7/2016	—	10,838		40.50	6/7/2026
	6/7/2016						11,145	477,340
									13,978.50	598,699

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		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised	Option		Number of Shares or Units of Stock That	Market Value of Shares or Units of Stock That	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights
			Unexer-	Unearned	Exercise	Option	Have Not	Have Not	Have	That Have Not
	Grant	Exer-	cisable	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Date	cisable	(a)	(#)	($)	Date	(#)(b)	($)	(#)(c)	($)(d)
Erik B.	2/28/2008	51,556	—		35.51	2/27/2018
Nordstrom	2/27/2009	118,161	—		12.58	2/27/2019
	2/26/2010	77,609	—		34.50	2/26/2020
	2/25/2011	69,637	—		42.48	2/25/2021
	2/22/2012	68,244	—		49.15	2/22/2022
	3/4/2013	74,671	24,892		50.26	3/4/2023
	3/3/2014	30,373	30,374		57.16	3/3/2024
	3/3/2014						3,963	169,735
	2/24/2015	11,499	34,497		75.23	2/24/2025
	2/24/2015						4,673	200,145
	2/29/2016	—	82,141		51.32	2/28/2026
	2/29/2016						13,190	564,928
	6/7/2016	—	10,838		40.50	6/7/2026
	6/7/2016						11,145	477,340
									13,978.50	598,699
Kenneth J.	2/25/2011	32,140	—		42.48	2/25/2021
Worzel	2/22/2012	32,678	—		49.15	2/22/2022
	3/4/2013	30,401	10,135		50.26	3/4/2023
	3/3/2014	13,070	13,071		57.16	3/3/2024
	3/3/2014						1,706	73,068
	8/25/2014						7,677	328,806
	2/24/2015	5,145	15,440		75.23	2/24/2025
	2/24/2015						2,091	89,558
	2/29/2016	—	38,057		51.32	2/28/2026
	2/29/2016						6,111	261,734
	6/7/2016	—	23,433		40.50	6/7/2026
	6/7/2016						24,098	1,032,117
	11/21/2016						4,788	205,070
									6,405.00	274,326

(a)	Number of Securities Underlying Unexercised Options: Unexercisable

The following table shows the grant date, vesting schedule and expiration date for all unvested stock options as of the fiscal year ended January 28, 2017. All stock option grants have a four-year vesting schedule of 25% per year, with the exception of the grant on June 7, 2016, which vests 100% after three years, on June 10, 2019. All grants have a 10-year term.

Grant Date	Vesting Schedule	Expiration Date
3/4/2013	25% per year with a remaining vesting date of 3/4/2017	3/4/2023
3/3/2014	25% per year with remaining vesting dates of 3/3/2017 and 3/3/2018	3/3/2024
2/24/2015	25% per year with remaining vesting dates of 2/24/2017, 2/24/2018 and 2/24/2019	2/24/2025
2/29/2016	25% per year with vesting dates of 3/10/2017, 3/10/2018, 3/10/2019 and 3/10/2020	2/28/2026
6/7/2016	100% on 6/10/2019	6/7/2026

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(b)	Number of Shares or Units of Stock That Have Not Vested

The following table shows the grant date and vesting schedule for all unvested restricted stock units as of the fiscal year ended January 28, 2017. The restricted stock unit grants have a four-year vesting schedule of 25% per year with the exception of the grant on June 7, 2016, which vests 50% after each of years two and three, and the grant on November 21, 2016, which vests 33% after each of years one and two and 34% after year three.

Grant Date	Vesting Schedule
3/3/2014	25% per year with remaining vesting dates of 3/3/2017 and 3/3/2018
8/25/2014	25% per year with remaining vesting dates of 8/25/2017 and 8/25/2018
2/24/2015	25% per year with remaining vesting dates of 2/24/2017, 2/24/2018 and 2/24/2019
2/29/2016	25% per year with vesting dates of 3/10/2017, 3/10/2018, 3/10/2019 and 3/10/2020
6/7/2016	50% on 6/10/2018 and 50% on 6/10/2019
11/21/2016	33% per year with vesting dates of 12/10/2017 and 12/10/2018 and 34% per year with a vesting date of 12/10/2019

(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested

The numbers reported are the outstanding performance share units granted in fiscal years 2015 and 2016. Both of these grants have time remaining in their three-year performance cycles. If the performance cycles for these grants had ended as of the close of fiscal year 2016, 0% of the number of performance share units granted in 2015 and 2016 would have been earned.

As required to be disclosed, the number of estimated shares reported for the 2015 and 2016 grants is based on achieving the next higher performance measure, which pays out at 75% of the number of units granted, as shown in the performance share unit vesting schedule on page 33. See the Outstanding Equity Awards: Performance Share Units table below for detailed information about these awards.

(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

The amounts reported relate to the outstanding performance share units granted in fiscal years 2015 and 2016. Both of these grants have time remaining in their three-year performance cycles. If the performance cycles for these grants had ended as of the close of fiscal year 2016, 0% of the number of performance share units granted in 2015 and 2016 would have been earned.

As required to be disclosed, the payout values reported are based on achieving the next higher performance measure, which pays out at 75% of the number of units granted. The value of estimated payouts has been calculated using the closing price of Common Stock on January 27, 2017, the last market trading day of the fiscal year, of $42.83. The payout does not include estimated dividend amounts as the Company does not pay dividends on unvested performance share units. See the Outstanding Equity Awards: Performance Share Units table below for detailed information about these awards.

Outstanding Equity Awards: Performance Share Units

The table below shows the detail for the outstanding performance share units that were granted in fiscal years 2015 and 2016 under the 2010 Equity Incentive Plan. The number and value of these outstanding performance share units are shown in columns (c) and (d) of the Outstanding Equity Awards at Fiscal Year-End 2016 table on pages 43 and 44. These 2015 and 2016 performance share unit grants have one and two years remaining in their three-year performance cycles, respectively. More information about performance share units and long-term incentive grant practices is provided on page 33.

		Estimated Shares
		(at 75% of the Number Granted	Value of
	Three-Year Performance Cycle	for the 2015 and 2016 Grants)	Estimated Payout
Name	(a)	(#)	($)
Blake W. Nordstrom	2/1/2015 – 2/3/2018	4,516.50	193,442
	1/31/2016 – 2/2/2019	9,462.00	405,257
Michael G. Koppel	2/1/2015 – 2/3/2018	3,265.50	139,861
	1/31/2016 – 2/2/2019	6,563.25	281,104
Peter E. Nordstrom	2/1/2015 – 2/3/2018	4,516.50	193,442
	1/31/2016 – 2/2/2019	9,462.00	405,257
Erik B. Nordstrom	2/1/2015 – 2/3/2018	4,516.50	193,442
	1/31/2016 – 2/2/2019	9,462.00	405,257
Kenneth J. Worzel	2/1/2015 – 2/3/2018	2,021.25	86,570
	1/31/2016 – 2/2/2019	4,383.75	187,756

(a)	Performance Cycle

The performance share units are earned on the last day of the three-year performance cycle if performance criteria have been met, and become vested when the results have been certified by the Compensation Committee.

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Option Exercises and Stock Vested in Fiscal Year 2016

The following table provides information for the Named Executive Officers on:

•	the number of shares of Common Stock acquired and value realized from stock option exercises in fiscal year 2016; and

•	the number of shares of Common Stock acquired and value realized from performance share units and restricted stock units that vested with respect to fiscal year 2016.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(a)	(#)(b)	($)(c)
Blake W. Nordstrom	95,371	1,112,978	3,975	209,899
Michael G. Koppel	125,330	4,794,512	2,758	145,633
Peter E. Nordstrom	29,992	252,392	3,539	186,004
Erik B. Nordstrom	29,992	252,449	3,539	186,004
Kenneth J. Worzel	—	—	5,385	279,180

(a)	Value Realized on Exercise

The amount realized equals the aggregate difference between the fair market value of Common Stock on the dates of exercise and the grant prices, multiplied by the number of shares acquired on exercise.

(b)	Number of Shares Acquired on Vesting

The numbers reported are the restricted stock units that vested during the fiscal year. The numbers reported for Blake Nordstrom and Michael Koppel include 514 and 356 shares, respectively, which vested on an accelerated basis in 2016 solely to satisfy Social Security, Medicare or income tax withholding obligations of retirement-eligible employees with respect to their restricted stock unit awards.

(c)	Value Realized on Vesting

The amounts disclosed for Blake Nordstrom and Michael Koppel include the number of shares of Common Stock withheld on vesting of restricted stock units to satisfy tax withholding obligations as described previously, multiplied by $54.54, the closing price of Common Stock on October 12, 2016, the vesting date.

Pension Benefits

The Company’s original Supplemental Executive Retirement Plan (“SERP”) was introduced in the 1980s. Over the years, the plan design changed to better meet the purpose of encouraging designated executives to stay with Nordstrom throughout their careers and rewarding their significant and sustained contribution to the Company’s success by adding to their financial security upon retirement. The SERP was closed to new entrants, beginning in 2012.

All of the Named Executive Officers are eligible for the SERP and are entitled to receive the full retirement benefit at age 58. The full benefit is equal to 1.6% multiplied by final average pay, as described below, and the executive’s years of credited service, up to a maximum of 25 years. An executive may retire early and receive a reduced benefit if he or she is between the ages of 53 and 57 with at least 10 years of credited service and the Board approves the early retirement. The early retirement benefit is reduced 10% for each year that the retirement age is less than 58. An executive who retires after age 58 is entitled to his or her full retirement benefit, increased with interest of 5% per year, compounded annually, for each full year worked beyond age 58, for a maximum of 10 years. The annual SERP benefit is capped at $700,000.

Final average pay is the average base salary and annual performance-based cash bonus of the highest 36 months over the longer of:

•	the most recent five years of service; or

•	the entire period of service after the executive’s 53rd birthday.

There is no offset or reduction in the Named Executive Officers’ SERP benefit for Social Security or other Company retirement benefits such as the 401(k) Plan.

The annual SERP benefit is paid upon retirement for the remaining life of the executive with a 50% annuity paid to a surviving spouse or life partner after the executive’s death. A surviving spouse or life partner also receives a 50% survivor benefit if the executive dies before retiring. The amount of this survivor benefit depends on the executive’s age and years of credited service at the time of death.

The SERP provides that no benefit will be paid to an executive whose employment is terminated for cause, which includes competitive behavior against the Company, as determined by the Compensation Committee in the exercise of its discretion in accordance with the Plan. The Compensation Committee also has discretion to discontinue payment of benefits under the SERP if the retired executive is found to have engaged in misconduct or in competitive behavior against the Company.

Information about payment of the SERP benefit related to change in control is provided in footnote (b) to the Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2016 table on page 51.

Because the SERP is a nonqualified deferred compensation plan, the Company is not obligated to fund it. However, the Company does set aside funds to assist in the payment of future benefit obligations. If the Company were to become insolvent, participants would be unsecured general creditors, and there is no guarantee that funds would be available to pay all creditors in full. See the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, filed with the SEC, for a discussion of the benefit obligation.

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Fiscal Year 2016 Pension Benefits Table

The following table shows the present value of accumulated Supplemental Executive Retirement Plan (“SERP”) benefits payable to each of the Named Executive Officers, based on the number of years of service credited under the Plan to each Named Executive Officer and actuarial assumptions consistent with those used in the Company’s financial statements to calculate the Company’s obligations under the Plan. See the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, filed with the SEC, for a discussion of the benefit obligation and assumptions used.

			Number of Years	Present Value of	Payments During
		Age	Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(a)	(#)(b)	($)(c)	($)
Blake W. Nordstrom	SERP	56	25	11,035,225	—
Michael G. Koppel	SERP	60	25	9,908,499	—
Peter E. Nordstrom	SERP	54	25	10,324,839	—
Erik B. Nordstrom	SERP	53	25	9,723,295	—
Kenneth J. Worzel	SERP	52	7	1,456,767	—

(a)	Age

Age is as of January 28, 2017, the last day of the fiscal year.

(b)	Number of Years Credited Service

Although Blake Nordstrom, Peter Nordstrom and Erik Nordstrom each have 37 or more years of service, the number of years of credited service under the SERP is capped at 25. Prior to 2006, the Compensation Committee selectively awarded additional years of service to executives hired mid-career so that they could earn the full 25 years of service by the time they reached the retirement age of 58. Michael Koppel received these additional years and has earned the equivalent of 25 years of service. Eight of Michael Koppel’s 25 years are additional years of service.

(c)	Present Value of Accumulated Benefit

The amounts shown are based on a retirement age of 58, or actual age on the last day of the fiscal year, January 28, 2017, if retirement is after age 58. Kenneth Worzel is not currently entitled to receive any benefits, should he leave the Company, because he has not met the minimum retirement age of 53 with at least 10 years of service and as such, the amount is not vested. Blake Nordstrom, Peter Nordstrom and Erik Nordstrom have met the minimum retirement age of 53 with at least 10 years of service and would be eligible for early retirement with prior approval from the Board. If the Board approved early retirement, they would be entitled to receive a reduced SERP benefit with a present value as of the end of the fiscal year of $9,859,584, $7,685,370 and $6,381,935, respectively. Michael Koppel has met the normal retirement age of 58 and is entitled to receive a full SERP benefit, increased by 5% per year, compounded annually, for each year worked beyond age 58, with a present value as of the end of the fiscal year of $9,908,499, as shown above. These amounts are reported in the Potential Payments Upon Termination or Change of Control at Fiscal Year-End 2016 table on page 49.

Nonqualified Deferred Compensation

The Company offers participation in the Executive Deferred Compensation Plan (“EDCP”) to designated leadership-level employees, including the Named Executive Officers, who meet a minimum compensation threshold. Under this Plan, a participant may defer up to 80% of base salary, up to 100% of an annual performance-based bonus and up to 100% of any vested performance share units, less applicable payroll taxes.

Deferral elections generally are irrevocable and are made in compliance with Section 409A of the IRC. If a participant’s EDCP deferrals cause a reduction in the Company’s 401(k) match contribution, the Company may deposit a make-up contribution into the participant’s EDCP account. Michael Koppel and Kenneth Worzel participate in the EDCP and neither received a make-up contribution in the fiscal year ended January 28, 2017 because the Company’s contribution to Michael Koppel and Kenneth Worzel’s 401(k) Plan accounts was not reduced due to any deferrals into the EDCP.

Plan participants may direct their cash deferrals to deemed investment alternatives, priced and valued similar to retail mutual funds. As of the end of the fiscal year, the Company offered 21 deemed investment alternatives. In addition, plan participants are offered a fixed rate option, which was 4.85% for calendar year 2016 and is 4.4% for calendar year 2017, which is not subsidized by the Company but rather is a rate based on guaranteed contractual returns from a third-party insurance company provider. With the exception of the fixed rate fund, participants may change their investment allocations among these investment alternatives daily. Gains and losses for cash deferrals are credited to participant accounts daily, based on their investment elections. The deemed investment alternatives for cash do not include Common Stock. Vested performance share units that are deferred into the EDCP remain as stock units until distribution.

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Fiscal Year 2016 Nonqualified Deferred Compensation Table

The following table discloses information on nonqualified deferred compensation for the Named Executive Officers under the Company’s EDCP for the fiscal year ended January 28, 2017. The Company’s SERP is also a nonqualified plan. Information regarding benefits payable to Named Executive Officers under the SERP is provided on pages 46 and 47.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in Last	Contributions in Last	Earnings in Last	Withdrawals /	Aggregate Balance at
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Last Fiscal Year-End
Name	($)(a)	($)	($)(b)	($)	($)(c)
Blake W. Nordstrom	—	—	—	—	—
Michael G. Koppel	—	—	(66,730)	—	2,841,908
Peter E. Nordstrom	—	—	—	—	—
Erik B. Nordstrom	—	—	—	—	—
Kenneth J. Worzel	9,565	—	22,820	—	551,958

(a)	Executive Contributions in Last Fiscal Year

Kenneth Worzel elected to defer $10,000 of base salary earned during calendar year 2016 into the EDCP. Due to the timing of our fiscal year end, $435 of this was attributed to fiscal year 2015 and $9,565 was attributed to fiscal year 2016.

(b)	Aggregate Earnings in Last Fiscal Year

The amounts include the total interest or other earnings (loss) accrued on the entire EDCP account balance, including deferred performance share units.

(c)	Aggregate Balance at Last Fiscal Year-End

The amounts shown are the total EDCP balances, including earnings on deferrals, as of January 28, 2017. The amount for Michael Koppel, excluding earnings on deferrals, has been previously disclosed in the Summary Compensation Table in our prior Proxy Statements.

Potential Payments Upon Termination or Change in Control

The information on the following pages describes and quantifies certain amounts that would become payable under existing compensation plans if the Named Executive Officers’ employment had terminated on January 28, 2017, the last day of the fiscal year. The amounts are based on each executive’s compensation and years of service as of that date and, if applicable, based on the closing price of Common Stock on January 27, 2017, the last market trading day of the fiscal year, of $42.83. The estimates are based on all relevant plans effective at the end of the fiscal year and information available at that time. Actual values would reflect specific circumstances at the time of any termination, the plans and provisions effective if and when a termination event occurs and any other applicable factors.

Employment Agreements

The Company does not have employment agreements with any Nordstrom employees, including the Named Executive Officers. The Company maintains a leadership separation plan to provide a broad group of leadership employees an appropriate level of severance benefits in the event of separation of service under certain circumstances. Except as described on the following pages, there are no agreements, arrangements or plans that entitle the Named Executive Officers to enhanced benefits upon termination of their employment.

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Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2016

The following table shows various termination scenarios and payments that would be triggered under the Company’s compensation plans.

				Termination	Change in
	Death	Disability	Retirement	without Cause	Control
Name and Potential Payment	($)	($)	($)	($)	($)
Blake W. Nordstrom
Continued or Accelerated Vesting of Equity Awards(a)	1,408,833	1,408,833	1,408,833	1,408,833	—
Vested SERP Benefit(b)	4,823,168	—	9,859,584	9,859,584	—
Executive Deferred Compensation Plan Survivor Benefit(c)	—	—	—	—	—
Life Insurance Proceeds(d)	948,000	—	—	—	—
Retiree Health Care Benefit(e)	157,895	351,907	351,907	351,907	—
Separation Benefit(f)	—	—	—	—	—
Disability Insurance Benefit(g)	—	35,000	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	7,337,896	1,795,740	11,620,324	11,620,324	—
Michael G. Koppel
Continued or Accelerated Vesting of Equity Awards(a)	628,702	628,702	628,702	628,702	—
Vested SERP Benefit(b)	4,888,206	9,908,499	9,908,499	9,908,499	—
Executive Deferred Compensation Plan Survivor Benefit(c)	2,026,920	—	—	—	—
Life Insurance Proceeds(d)	988,000	—	—	—	—
Retiree Health Care Benefit(e)	123,339	255,752	255,752	255,752	—
Separation Benefit(f)	—	—	—	203,427	—
Disability Insurance Benefit(g)	—	35,000	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	8,655,167	10,827,953	10,792,953	10,996,380	—
Peter E. Nordstrom
Continued or Accelerated Vesting of Equity Awards(a)	1,437,400	1,437,400	—	—	—
Vested SERP Benefit(b)	3,902,577	—	7,685,370	7,685,370	—
Executive Deferred Compensation Plan Survivor Benefit(c)	—	—	—	—	—
Life Insurance Proceeds(d)	948,000	—	—	—	—
Retiree Health Care Benefit(e)	—	—	—	—	—
Separation Benefit(f)	—	—	—	—	—
Disability Insurance Benefit(g)	—	35,000	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	6,287,977	1,472,400	7,685,370	7,685,370	—
Erik B. Nordstrom
Continued or Accelerated Vesting of Equity Awards(a)	1,437,400	1,437,400	—	—	—
Vested SERP Benefit(b)	3,095,540	—	6,381,935	6,381,935	—
Executive Deferred Compensation Plan Survivor Benefit(c)	—	—	—	—	—
Life Insurance Proceeds(d)	948,000	—	—	—	—
Retiree Health Care Benefit(e)	—	—	—	—	—
Separation Benefit(f)	—	—	—	—	—
Disability Insurance Benefit(g)	—	35,000	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	5,480,940	1,472,400	6,381,935	6,381,935	—
Kenneth J. Worzel
Continued or Accelerated Vesting of Equity Awards(a)	1,839,882	1,839,882	—	—	—
Vested SERP Benefit(b)	483,471	—	—	—	—
Executive Deferred Compensation Plan Survivor Benefit(c)	—	—	—	—	—
Life Insurance Proceeds(d)	938,000	—	—	—	—
Retiree Health Care Benefit(e)	—	—	—	—	—
Separation Benefit(f)	—	—	—	390,720	—
Disability Insurance Benefit(g)	—	35,000	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	3,261,353	1,874,882	—	390,720	—

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(a)	Continued or Accelerated Vesting of Equity Awards

As of the end of fiscal year 2016, the Named Executive Officers had outstanding equity awards under the 2004 and 2010 Equity Incentive Plans. Treatment of the awards under various termination scenarios is described below.

Stock Options

Death or Disability

The stock option agreements under the Company’s 2010 Equity Incentive Plan provide that if a participant’s employment is terminated by reason of death or disability, stock options granted more than six months prior to the termination event will immediately vest. The stock option agreements under the Company’s 2004 and 2010 Equity Incentive Plans provide that if a participant’s employment is terminated by reason of death or disability, vested stock options may be exercised by the participant or participant’s beneficiary during the period ending four years after termination, provided the 10-year term of the grant has not expired.

The amounts shown in the table include the values, as of the end of fiscal year 2016, of unvested stock options that would immediately vest and be exercisable during the period ending four years after termination.

If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then the post-separation vesting and exercise rights will cease immediately and all outstanding vested and unvested options under such grants will be automatically forfeited.

Retirement or Termination without Cause

The stock option agreements under the 2004 and 2010 Equity Incentive Plans provide that if a participant satisfies a minimum age and years of service requirement and the participant’s employment is terminated by reason of retirement, stock options granted more than six months prior to termination will continue to vest and may be exercised during the period ending four years after termination, provided the 10-year term of the grant has not expired.

The amounts shown in the table for Blake Nordstrom and Michael Koppel include the values, as of the end of fiscal year 2016, of unvested stock options that would continue to vest and be exercisable during the period ending four years after termination. These executives qualify for this continued vesting upon retirement as of the end of the fiscal year since they have each reached the minimum retirement age of 55 with at least 10 years of service.

If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then the post-separation vesting and exercise rights will cease immediately and all outstanding vested and unvested options under such grants will be automatically forfeited.

Change in Control

The Named Executive Officers are not entitled to any payment or accelerated benefit upon a change in control with respect to their awards. However, under the 2010 Equity Incentive Plan, a Named Executive Officer will generally be entitled to accelerated vesting if the executive experiences a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control of the Company, unless the Compensation Committee acts to prevent acceleration or the award is of a type which would continue in effect notwithstanding the occurrence of the change in control. Generally, a change in control occurs upon:

•	the merger or consolidation of the Company with or into another entity;

•	the sale, transfer or other disposition of all or substantially all the Company’s assets;

•	a change in composition of 50% or more of the Board; or

•	any transaction as a result of which any person is the “beneficial owner” of securities of the Company representing at least 25% of the total voting power of the Company’s outstanding voting securities.

Performance Share Units

Death, Disability, Retirement or Termination without Cause

The performance share unit award agreements under the 2010 Equity Incentive Plan provide that if the participant’s employment is terminated before the end of a performance cycle by reason of death, disability or retirement, the participant, or participant’s beneficiary, will be entitled to a prorated payment, based on the period of time the executive worked during the performance cycle, with respect to any performance share units granted more than six months prior to termination that were earned during the performance cycle.

Both the 2015 and 2016 grants have time remaining in their three-year performance cycles. If the performance cycles for these grants had ended as of the close of fiscal year 2016, 0% of the number granted in 2015 and 2016 would have been earned. Therefore, no amounts for performance share units are reported in the table.

If, during the term of any outstanding performance cycle, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then all outstanding vested but not settled and any unvested portions of the performance share unit awards will be automatically forfeited.

Change in Control

The Named Executive Officers are not entitled to any payment or accelerated benefit upon a change in control with respect to their performance share units. However, a Named Executive Officer will generally be entitled to accelerated vesting if the executive experiences a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control of the Company, unless the Compensation Committee acts to prevent acceleration or the award is of a type which would continue in effect notwithstanding the occurrence of the change in control. See the Change in Control paragraph under Stock Options for information about when a change in control occurs.

Restricted Stock Units

Death or Disability

The restricted stock unit award agreements under the 2010 Equity Incentive Plan provide that if a participant’s employment is terminated by reason of death or disability, restricted stock units granted more than six months prior to the termination event will immediately vest.

The amounts shown in the table include the values, as of the end of fiscal year 2016, of unvested restricted stock units that would immediately vest.

If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then any unvested units and any Common Stock delivered on vesting under such grants will be automatically forfeited.

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Retirement or Termination without Cause

The restricted stock unit award agreements under the 2010 Equity Incentive Plan generally provide that if a participant’s employment is terminated by reason of retirement, restricted stock units granted more than six months prior to termination will continue to vest. The restricted stock units granted on June 6, 2016 and November 21, 2016 do not provide for this continued vesting upon retirement.

The amounts shown in the table for Blake Nordstrom and Michael Koppel include the values, as of the end of fiscal year 2016, of unvested restricted stock units that would continue to vest after termination. These executives qualify for this continued vesting upon retirement as of the end of the fiscal year since they had each reached the minimum retirement age of 55 with at least 10 years of service.

If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then any unvested units and any Common Stock delivered on vesting under such grants will be automatically forfeited.

Change in Control

Under the 2010 Equity Incentive Plan, the Named Executive Officers are not entitled to any payment or accelerated benefit upon a change in control with respect to their restricted stock units. However, a Named Executive Officer will generally be entitled to accelerated vesting if the executive experiences a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control of the Company, unless the Compensation Committee acts to prevent acceleration or the award is of a type which would continue in effect notwithstanding the occurrence of the change in control. See the Change in Control paragraph under Stock Options on page 50 for information about when a change in control occurs.

(b)	Vested SERP Benefit

The annual SERP benefit is paid upon retirement for the remaining life of the executive with a 50% survivor annuity paid to the surviving spouse or life partner for the remainder of their life after the executive’s death, as described in the Pension Benefits section on page 46.

Death

The amounts shown are the present value of the 50% survivor annuity, payable in semi-monthly installments to the spouse or life partner of the executive, assuming the payments would begin on the date on which the executive would have attained minimum retirement age of 53, or the executive’s actual age, if older, and would continue for the remaining lifetime of the spouse or life partner. There would be no immediate payment of the benefit if the date of death preceded the executive’s earliest retirement age of 53.

Disability

The amount shown for Michael Koppel is the present value of his SERP benefit since he has reached normal retirement age of 58 as defined in the Plan.

Retirement or Termination without Cause

The amounts shown in the table for Blake Nordstrom, Michael Koppel, Peter Nordstrom and Erik Nordstrom are the present values of their SERP benefits, reduced for early commencement for Blake Nordstrom, Peter Nordstrom and Erik Nordstrom, payable in semi-monthly installments, assuming the payments would begin as of the last day of fiscal year 2016. Blake Nordstrom, Peter Nordstrom and Erik Nordstrom have met the minimum retirement age of 53 with at least 10 years of service and would be eligible for early retirement with prior approval from the Board. If the Board approved early retirement, they would be entitled to a reduced SERP benefit, as described in the Pension Benefits section on page 46.

Change in Control

No benefits are paid solely due to a change in control, although a change in control triggers immediate vesting and an obligation for the Company to fully fund accrued benefits through a trust. If an executive was separated from the Company after a change in control, a deferred annuity would be payable upon the executive reaching retirement age. If the separation occurred before the executive’s retirement age of 58, the benefit would be paid as a reduced early retirement benefit at age 53, or the executive’s actual age, if older. In this case, the requirement for Board approval of the early retirement is waived. Assuming the earliest retirement age without benefit reduction for age or service, the present value of this benefit at fiscal year-end would be as shown in the Fiscal Year 2016 Pension Benefits Table on page 47, column (c), “Present Value of Accumulated Benefit.”

The Compensation Committee has discretion to discontinue payment of benefits under the SERP if the retired executive is found to have engaged in misconduct or in competitive behavior against the Company.

(c)	Executive Deferred Compensation Plan Survivor Benefit

Under the EDCP, if a participant dies while employed by the Company, the beneficiary receives the participant’s undistributed account balance plus two times any deferrals, excluding any earnings on the deferrals, made by the participant through December 31, 2007. The pre-retirement death benefit is paid in a lump sum.

The amount shown is the death benefit equal to two times Michael Koppel’s deferrals made through December 31, 2007. The amount does not include Michael Koppel’s undistributed account balance of $2,841,908. His beneficiary is entitled to receive this account balance in the event of his death, but the amount is not shown in this table as it is already shown in the Fiscal Year 2016 Nonqualified Deferred Compensation Table on page 48, column (c), “Aggregate Balance at Last Fiscal Year-End.”

(d)	Life Insurance Proceeds

The Company provides life insurance for the Named Executive Officers of approximately 1.25 times annual base salary.

The amounts reported in the table represent the life insurance proceeds that would be payable if the Named Executive Officers had died as of the last day of the fiscal year. The premiums paid for the Company-provided life insurance are included in column (a) in the All Other Compensation in Fiscal Year 2016 table on page 38.

(e)	Retiree Health Care Benefit

The Company provides continued health care coverage for the Named Executive Officers if they separate from the Company after age 55 with at least 10 years of service. These benefits include medical, behavioral health/substance abuse, vision, prescription drug and dental coverage. The Named Executive Officers and their spouses or life partners and eligible dependents would be covered under the retiree health plan, and the executive and the Company would continue to share in the cost of the insurance premium. Coverage and cost sharing would continue for the surviving spouse or life partner and eligible dependents after the executive’s death. Effective November 1, 2013, the retiree health plan was closed to new entrants.

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Death, Disability, Retirement or Termination without Cause

The amounts in the table for Blake Nordstrom and Michael Koppel are the present values of the health care cost that would be payable by the Company if they had separated on the last day of the fiscal year. Blake Nordstrom and Michael Koppel have met the minimum retirement age of 55 with at least 10 years of service and would be eligible for retirement. Assumptions used in determining these amounts include a discount rate of 4.38% and the RP2014 White Collar, Fully Generational Mortality Table with projection scale MP2016.

An executive who is terminated for cause, as determined by the Company in the exercise of its discretion in accordance with the Plan, is not eligible to receive the Retiree Health Care benefit.

(f)	Separation Benefit

Under the Leadership Separation Plan, Michael Koppel and Kenneth Worzel are eligible to receive benefits upon involuntary termination of employment by the Company due to job elimination. Blake Nordstrom, Peter Nordstrom and Erik Nordstrom are not eligible for separation benefits under the Plan. The benefits for eligible employees are based on leadership level and years of service, and include:

•	lump sum cash payment for severance: one month of base salary per year of service, with a minimum of 6 months up to a maximum of 12 months. This is reduced by an amount equal to the participant’s gross monthly SERP benefit multiplied by the number of months used to calculate the severance payment;

•	lump sum cash payment for health coverage: the cost of the Company-paid portion of the employee’s currently elected health coverage for 12 months, unless the employee is eligible for and elects the retiree health care benefit, as described in footnote (e) on page 51; and

•	up to six months of outplacement services.

The potential separation benefits for the Named Executive Officers are shown below.

		Company-Paid	Cost of
	Separation	Portion of	Outplacement	Total Separation
	Payment	Medical Benefits	Services	Benefit
Name	($)	($)	($)	($)
Blake W. Nordstrom	—	—	—	—
Michael G. Koppel	199,227	—	4,200	203,427
Peter E. Nordstrom	—	—	—	—
Erik B. Nordstrom	—	—	—	—
Kenneth J. Worzel	375,000	11,520	4,200	390,720

Michael Koppel’s estimated separation payment shown above is reduced by an amount equal to his estimated gross monthly SERP benefit multiplied by the number of months used to calculate his separation payment. No amount is included for the Company-paid portion of medical benefits as it is assumed he would elect the Company’s retiree health care benefit.

Under the Leadership Separation Plan, the Company may provide the executive with additional separation benefits, in cash or in kind, to assist the executive in the transition from active employee status. To receive any benefits under the Leadership Separation Plan, the Named Executive Officer must sign a release in which the executive agrees, among other things, not to disclose to anyone at any time any confidential information acquired during employment with the Company, and not to publish any statement, or instigate, assist or participate in the making or publication of any statement which is disparaging or detrimental in any way to the Company.

(g)	Disability Insurance Benefit

The Company provides long-term disability insurance for the Named Executive Officers. The amount reported in the table for each Named Executive Officer is the long-term disability benefit provided of $35,000 per month. The premiums for the Company-provided disability insurance are included in column (a) in the All Other Compensation in Fiscal Year 2016 table on page 38.

(h)	Executive Management Bonus

The performance period under the Executive Management Bonus Plan is the fiscal year. Therefore, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits under this Plan. However, if an employee died, became disabled or retired during the fiscal year, the Compensation Committee would have the sole discretion to determine what amounts, if any, an executive would remain eligible to receive as a performance-based bonus award.

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PROPOSAL 3	ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION: SAY ON PAY

The Board recommends a vote FOR this proposal.

The Company is providing shareholders with an advisory (nonbinding) vote on the compensation program of our Named Executive Officers as disclosed in this Proxy Statement. At the 2016 Annual Meeting of Shareholders, over 96% of the votes cast were in favor of our Say-on-Pay proposal.

At the 2011 Annual Meeting, over 93% of the votes cast approved our Board’s recommendation to hold advisory votes on an annual basis. The Compensation Committee recognizes this support of the compensation program for our Named Executive Officers and continues to apply the same guiding principles which underlie our pay-for-performance philosophy.

Compensation Program Highlights

As described in the Compensation Discussion and Analysis beginning on page 27, our Named Executive Officers are rewarded when defined performance milestones are achieved and when value is created for our shareholders. Our Compensation Committee and Board believe that our compensation program is effective in implementing our executive compensation philosophy and establishing a solid link between compensation and shareholder interests. Highlights of our compensation program include the following:

•	We deliver the majority of compensation through a pay-for-performance framework where incentives are based on achieving results. Over eighty percent of the value of the targeted compensation package for our Named Executive Officers is weighted toward pay-for-performance and variable compensation to reinforce our philosophy of compensating our executives when they and the Company are successful in ways that support shareholder interests.

•	Each year, the Compensation Committee establishes the performance-based bonus measures that focus executives on the most important Company objectives. In 2016, Named Executive Officers each had the following measures:

–	Return on Invested Capital (“ROIC”) to ensure our overall performance aligns directly with shareholder returns over the long term. The measure is expressed as a threshold that must be met before any payout can be made on EBIT results to ensure our executives are rewarded only after earnings generate a meaningful return for our shareholders;

–	Earnings Before Interest and Income Taxes (“EBIT”) to emphasize the importance of earnings and its role in driving shareholder value. Each Named Executive Officer’s performance-based bonus was weighted 100% on this measure, subject to the Incentive ROIC threshold; and

–	Strategic Bonus Measure to use as a bonus payout modifier (up or down) by up to 25%, not to exceed the maximum payout under the Executive Management Bonus Plan, which is 2.5 times an executive’s target bonus opportunity. The Strategic Bonus Measure considered objective progress in expanding: 1) market share, 2) customer count, and 3) customer engagement.

•	The Committee references the 50th percentile of our retail peer group when assessing the Named Executive Officers’ targeted level of total direct compensation (base salary + performance-based bonus + long-term incentives). The market information is considered a reference point rather than policy for reviewing competitiveness.

•	We maintain meaningful executive stock ownership guidelines so that our executives’ interests, as shareholders, are aligned with our broader shareholder base.

•	We have an executive compensation clawback policy that applies to performance-based compensation.

•	Our Compensation Committee has retained and directs an independent compensation consultant.

•	We do not have employment agreements with our executives.

•	We do not provide tax gross-ups, except those related to relocation expenses when an executive must move to assume Company responsibilities.

•	We do not allow stock option grant repricing or backdating, nor do we grant options below 100% of fair market value.

•	We have a derivative and hedging policy that prohibits Directors and Executive Officers (as well as other key insiders and their immediate families) from engaging in hedging transactions with respect to any equity securities of the Company held by them.

•	We have restrictions on pledging of Common Stock.

Shareholder Support

We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement.

This proposal gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the 2017 Annual Meeting: “RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure in this Proxy Statement.”

Our Board has adopted a policy of annual Say-on-Pay advisory votes. As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and Board value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding the Company’s Named Executive Officers.

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PROPOSAL 4	ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Board recommends a vote FOR “1 YEAR” for this proposal.

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, we are providing shareholders with an advisory vote on how frequently we should seek an advisory vote on the compensation of our Named Executive Officers.

By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every 1, 2, or 3 years.

The Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. Many elements of our executive compensation program are reviewed and determined annually, including base salary, performance-based cash awards under the Company’s Executive Management Bonus Plan, and long-term incentive grants under the 2010 Equity Incentive Plan. Holding an annual advisory vote on executive compensation would more closely coincide with these decisions, promote corporate transparency and shareholder awareness of the Company’s compensation policies and practices and also provides the Company with more direct and immediate feedback on our compensation disclosures and practices.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years, or abstain. Shareholders are not being asked to approve or disapprove the Board of Director’s recommendation, but rather to indicate their own choice from among the frequency options. The option of 1 year, 2 years or 3 years that receives the highest number of votes cast by shareholders will be the frequency for future advisory votes on executive compensation that has been selected by shareholders. Because this vote is advisory, it is not binding on the Board of Directors or the Company. However, the Board of Directors value the opinions of our shareholders and will consider the outcome of the vote when setting the frequency of future advisory votes on executive compensation.

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EQUITY COMPENSATION PLANS

The following table provides information as of the fiscal year ended January 28, 2017 about Common Stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board under all of the Company’s existing equity compensation plans.

	Number of Securities		Weighted-Average	Number of Securities Remaining
	to be Issued Upon		Exercise Price of	Available for Future Issuance
	Exercise of Outstanding		Outstanding Options,	Under Equity Compensation Plans
	Options, Warrants and		Warrants and	(excluding securities to be issued
	Rights		Rights	as reflected in column (1))
Plan Category	(1) (#)		(2) ($)	(3) (#)
Equity compensation plans approved by the Company’s shareholders(a)	16,198,976	(b)	49	11,739,123	(c)
Equity compensation plans not approved by the Company’s shareholders(d)	198,022		4	—
TOTAL	16,396,998		48	11,739,123

(a)	Consist of the 2004 and 2010 Equity Incentive Plans, the Employee Stock Purchase Plan and the 2002 Nonemployee Director Stock Incentive Plan.
(b)	Includes 138,436 of deferred Director awards and 143,266 related to deferred performance share units.
(c)	Includes 8,737,613 shares from the 2010 Equity Incentive Plan, 2,586,234 shares from the Employee Stock Purchase Plan and 415,276 shares from the 2002 Nonemployee Director Stock Incentive Plan.
(d)	Consist of plans created in connection with our subsidiaries.

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PROPOSAL 5	APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE NORDSTROM, INC. 2010 EQUITY INCENTIVE PLAN

The Board recommends a vote FOR this proposal.

Shareholders are being asked to approve the amendment and restatement of the Nordstrom, Inc. 2010 Equity Incentive Plan (the “Plan”). The purposes of amending and restating the Plan are to:

•	increase the number of shares of Common Stock available for issuance under the Plan by 6,200,000;

•	allow the Compensation Committee (the “Committee”) to delegate to one or more senior executive officers of the Company the authority to make equity-based awards under the Plan to individuals who are not officers or directors of the Company; and

•	implement a one-year minimum vesting period requirement on awards made under the Plan.

The Plan, as amended and restated, has been approved by the Committee and the Board.

The following description of the Plan is qualified in its entirety by reference to the applicable provisions of the Plan document, as amended and restated, which is attached as Appendix A.

Purpose of Amendment and Restatement

As discussed in the Compensation Discussion and Analysis beginning on page 27, the Company believes that equity compensation is integral to its philosophy of pay-for-performance and for establishing a competitive total compensation package necessary to recruit, retain and incent talented employees. Consistent with that belief, the Company has granted equity awards to its employees since 1977. The Company wishes to amend and restate the Plan at this time to ensure the Company has sufficient shares available to continue its long-held approach to pay-for-performance through granting equity to employees.

Considerations

To determine the number of shares to request, the factors considered included the following:

•	Burn Rate and Acceptable Dilution: Burn rate measures the Company’s usage of shares as a percentage of its outstanding stock. The average annual burn rate over the last five years is 2.1%, and the future burn rate is expected to track this usage trend. The Company grants equity on an ongoing basis to key employees and executives. The Company has been advised by independent consultants that its average burn rate over the last five years is considered reasonable for a company of its size and its industry. Burn rate referred to in this section represents the sum of options, restricted stock units, and unrestricted shares granted and performance share units earned and vested in each fiscal year divided by the weighted average common shares outstanding. Pursuant to the terms of the Plan, each restricted stock unit, unrestricted share, and performance share unit is counted as one point six (1.6) shares, while options are counted as one (1).

•	Anticipated Future Share Utilization: To determine the Company’s projected share utilization, the Board Compensation Committee considered the following factors: (i) annual future grants for all employees; (ii) potential share needs for retention of key employees or inducement of needed talent; (iii) fluctuation in future stock price; (iv) the Plan’s expiration date in 2020, which will require a 2019 Proposal for shareholders to approve a new plan and will provide another opportunity to increase the shares reserved for issuance; and (v) the number of shares currently remaining available for issuance under the Plan.

•	ISS Guidelines: In amending the Plan, the Board Compensation Committee considered the guidelines of the proxy advisor Institutional Shareholder Services for reasonable share usage and equity plan features and grant practices.

•	Compensation Consultant: The Board Compensation Committee considered the advice of the Company’s compensation consultant.

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Shares Available and Outstanding under Plans

As of the Record Date, 7,613,748 shares of Common Stock were remaining available for future issuance under the Plan.

In addition to shares remaining available for grant under the Plan, we also have shares available for grant under our 2002 Nonemployee Director Stock Incentive Plan (the “Director Plan”). As of the Record Date, there were 415,276 shares remaining available for issuance under the Director Plan. We will continue to grant shares under this Plan to our outside Directors after approval of the amendment and restatement to the Plan.

The following table shows information regarding outstanding options and full-value awards as of the Record Date.

Range of Exercise Prices	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life	Unvested Full Value Awards
$2.59 – 6.25(a)	87,356	4.377	4.515
$12.58 – 35.51(b)	2,220,362	24.840	2.142
$38.01 – 75.23(c)	11,291,882	53.407	6.517
TOTAL	13,599,600	48.428	5.790	4,089,949(d)
(a)	Includes stock options awarded pursuant to Trunk Club’s equity plan, assumed by Nordstrom upon acquisition.
(b)	Includes stock options awarded and outstanding under the Company’s 2004 Equity Incentive Plan.
(c)	Includes stock options awarded and outstanding under the Company’s 2010 Equity Incentive Plan.
(d)	Includes restricted stock units, performance share units granted at maximum, and unvested restricted stock awards pursuant to Trunk Club’s equity plan. No amounts are shown for the Range of Exercise Prices as exercise price is not applicable for full value awards. Pursuant to the terms of the Plan, each outstanding full value award share granted after May 2010 will reduce the shares available for grant under the Plan by 1.6 shares.

Shares Requested

If this amendment and restatement of the Plan is approved by shareholders, the number of shares of Common Stock available for future grants would increase by 6,200,000.

Summary of Plan Terms

The following is a summary of the Plan, a copy of which has been filed with the Securities and Exchange Commission (“SEC”) as Appendix A to this Proxy Statement. The copy of the Plan attached to this Proxy Statement has been marked to show the changes made pursuant to the amendment and restatement. This summary of the Plan is qualified in its entirety by the actual text of the Plan, as appended to this Proxy Statement.

Participants

Eligible participants include the Company’s and its subsidiaries’:

•	employees; and

•	nonemployee directors.

The Plan is broad enough to cover all of the Company’s and its subsidiaries’ full- or part-time employees. During 2016, the Company employed approximately 72,500 employees on a full- or part-time basis. The Company currently grants equity to approximately 2,200 leadership-level employees and 500 of its highest-performing salespeople. Agreements with respect to awards under the Plan generally prohibit transferability by the participants, except in accordance with the laws of descent and distribution. The Company has not made grants to the Nordstrom Board nonemployee directors under this Plan.

Purpose of the Plan

The purpose of the Plan is to promote the long-term success of the Company and its subsidiaries and the creation of shareholder value by:

•	motivating participants to focus on the Company’s critical long-range objectives;

•	encouraging the attraction and retention of employees and nonemployee directors; and

•	aligning participant and shareholder interests through stock ownership.

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Administration

The Committee administers the Plan, except that it has delegated authority to the Company’s Principal Executive Officer to administer the Plan with respect to participants who are not executive officers or directors of the Company. In addition, the Committee has delegated certain day-to-day administrative duties under the Plan to the Company’s Leadership Benefits department. The Plan, as amended and restated, permits the Committee to delegate to one or more senior executive officers of the Company the authority to make equity-based awards under the Plan to individuals who are not executive officers or directors of the Company.

Awards

The types of awards that may be made under the Plan are:

•	options to purchase shares of Common Stock;

•	stock appreciation rights;

•	unrestricted shares of Common Stock;

•	restricted shares of Common Stock;

•	restricted stock units; and

•	performance share units.

Share Limits

There is a limit on the number of shares of Common Stock that may be delivered through options, stock appreciation rights, unrestricted shares, restricted shares, restricted stock units or performance share units awarded under the Plan. Currently, that aggregate number may not exceed (i) 29,556,446 plus (ii) any shares currently underlying awards outstanding under the Company’s 2004 Equity Incentive Plan (the “Prior Plan”), but which are forfeited or which expire without exercise during the term of the Plan (“Recaptured Shares”). By approving this amendment and restatement of the Plan, the aggregate number of shares of Common Stock that may delivered as a result of awards under the Plan will be increased to (i) 35,756,446 plus (ii) Recaptured Shares. The Company does not replenish shares available under the Plan by repurchasing shares in the open market.

The maximum number of shares that are available for grant under the Plan is subject to reduction by one point six (1.6) shares for each share that is delivered in settlement of an award of unrestricted shares, restricted shares, restricted stock units or performance share units. When a share is delivered in settlement of one of the foregoing types of awards, the maximum is reduced by 1.6 shares and when a share is delivered in settlement of an option or a stock appreciation right, the maximum is reduced by one (1) share.

There is a further sublimit on the number of unrestricted shares that may be granted under the Plan. That limit is 5% of the total shares approved for issuance under the Plan.

There are also limits on awards that may be granted under the Plan to any participant in a single fiscal year, as follows. No participant may receive:

•	options to purchase more than 500,000 shares of Common Stock;

•	more than 500,000 stock appreciation rights;

•	more than 100,000 unrestricted shares of Common Stock;

•	more than 500,000 restricted shares of Common Stock;

•	more than 500,000 restricted stock units; or

•	more than 500,000 performance share units.

Options

Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or nonqualified stock options not designed to qualify for favorable tax treatment. Each option agreement will specify the type of option and the date or event when all or any installment of the option is to become exercisable. By approving this amendment and restatement of the Plan, options granted under the Plan will be subject to a one-year minimum vesting period requirement. The Company has historically granted options with three to four year vesting conditions, and currently all options outstanding to employees are scheduled to vest over a period of three or four years. The option agreement will specify the term of the option, provided, however, that the term of an option will in no event exceed 10 years from the date of grant. An option agreement may provide for accelerated exercisability in the event of the optionee’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the optionee’s service.

The exercise price of an option may not be less than 100% of the fair market value of Common Stock on the date of grant. Options may not be repriced.

At the Committee’s discretion, the exercise price of an option may be paid with:

•	cash;

•	cash equivalents;

•	the delivery of outstanding shares of Common Stock;

•	the cashless exercise method through a broker; and

•	a pledge of shares to a broker.

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Stock Appreciation Rights

The Committee may grant stock appreciation rights with such terms and conditions as may be determined by the Committee. Each grant will be evidenced by a stock appreciation rights agreement, which will specify the number of shares of Common Stock to which the right pertains. The agreement will also specify the exercise price, the date when all or any installment is to become exercisable and the term of the stock appreciation right, provided, however, that the term of a stock appreciation right may not exceed 10 years from the date of grant. By approving this amendment and restatement of the Plan, stock appreciation rights granted under the Plan will be subject to a one-year minimum vesting period requirement. The Company has not historically granted stock appreciation rights. The agreement may provide for accelerated exercisability in the event of the participant’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the participant’s service. Stock appreciation rights may be awarded in combination with options, and such an award may provide that the stock appreciation rights will not be exercisable unless the related options are forfeited.

At the Committee’s discretion, upon exercise of a stock appreciation right, the participant (or person having the right to exercise the right after his or her death) will receive:

•	cash;

•	shares of Common Stock; or

•	any combination of cash and shares of Common Stock.

The exercise price of a stock appreciation right may not be less than 100% of the fair market value of Common Stock on the date of grant. Stock appreciation rights may not be repriced.

Unrestricted Shares

The Plan permits the Committee to grant up to 5% of the total shares authorized under the Plan as shares of Common Stock that have no restrictions. As of the Record Date, March 7, 2017, there were 1,198,235 shares of Common Stock available for grant in the form of unrestricted shares. These shares may be awarded for such consideration, consisting of any tangible or intangible property or benefit to the Company, as the Committee may determine.

Restricted Shares

The Committee may grant restricted shares with such terms and conditions as the Committee may determine. These restricted shares may be awarded for such consideration, consisting of any tangible or intangible property or benefit to the Company, as the Committee may determine.

Each award of restricted shares will be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions specified in the restricted share agreement. By approving this amendment and restatement of the Plan, any restricted shares granted under the Plan which vest solely on the basis of the lapse of time will be subject to a one-year minimum vesting period. The Company has not historically granted restricted shares. The Committee may include among any vesting conditions the requirement that the performance of the Company or a business unit of the Company for at least a one-year period equal or exceed a target determined in advance by the Committee, as described under Performance Criteria/ Section 162(m) on page 60. A restricted share agreement may provide for accelerated vesting in the event of the recipient’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the recipient’s service.

The holders of restricted shares will have the same voting, dividend and other rights as set forth in their restricted share agreement, and may have the same voting, dividend or other rights as the Company’s other shareholders, provided, however, that any Common Stock distributed to the holder of restricted shares on account of a stock split or stock dividend will be subject to restrictions and risk of forfeiture to the same extent as the restricted shares with respect to which such Common Stock has been distributed.

Restricted Stock Units

The Committee may grant restricted stock units with such terms and conditions as the Committee may determine. Each award of restricted stock units will be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions specified in the restricted stock unit agreement. By approving this amendment and restatement of the Plan, restricted stock units granted under the Plan which vest solely on the basis of the lapse of time will be subject to a one-year minimum vesting period. The Company has historically granted restricted stock units with three, four or five year vesting conditions, and currently all units outstanding to employees are scheduled to vest over a period of three, four or five years. The Committee may include among any vesting conditions the requirement that the performance of the Company or a business unit of the Company for at least a one-year period equal or exceed a target determined in advance by the Committee, as described under Performance Criteria/ Section 162(m) on page 60. A restricted stock unit agreement may provide for accelerated vesting in the event of the recipient’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the recipient’s service.

The holders of restricted stock units will not have voting rights. Prior to settlement or forfeiture, any restricted stock unit may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right will entitle the holder to be paid an amount in cash equal to the dividends that would have been paid if the restricted stock units had been issued and outstanding shares of Common Stock as of the record date for the payment of dividends, subject to applicable withholding taxes.

At the discretion of the Committee, settlement of vested units may be made in the form of:

•	cash;

•	shares of Common Stock (unrestricted or restricted shares); or

•	any combination of cash and shares of Common Stock.

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Performance Share Units

The Committee may grant performance share units with such terms and conditions as the Committee may determine. Performance share units are designated in shares of Common Stock.

Each award of performance share units will be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions specified in the performance share unit agreement. By approving this amendment and restatement of the Plan, performance share units granted under the Plan which vest solely on the basis of the lapse of time will be subject to a one-year minimum vesting period. The Company has historically granted performance share units with three year vesting conditions, and currently all performance units outstanding to employees are scheduled to vest over a period of three years. The Committee may include among any vesting conditions the requirement that the performance of the Company or a business unit of the Company for at least a one-year period equal or exceed a target determined in advance by the Committee, as described under Performance Criteria/Section 162(m) on page 60. A performance share unit agreement may provide for accelerated vesting in the event of the recipient’s death, disability or retirement and may provide for expiration prior to the end of the performance period in the event of the termination of the recipient’s service.

Holders of performance share units have no rights to dividends and are not entitled to vote such units. At the discretion of the Committee, settlement of vested performance share units may be made in the form of:

•	cash;

•	shares of Common Stock; or

•	any combination of cash and shares of Common Stock.

Performance Criteria/Section 162(m)

Code Section 162(m) precludes a publicly held corporation from claiming a deduction for compensation in excess of $1 million paid to its “covered employees,” who are the Company’s Named Executive Officers, except the Chief Financial Officer, who is not subject to Section 162(m). Compensation is exempt from this limitation if it satisfies the requirements for “qualified performance-based compensation.” To comply with the exemption from Code Section 162(m), awards that are intended to qualify as performance-based compensation to covered employees are subject to annual limits, as described on page 58, and are conditioned on certain performance measures, as described below.

In order to be considered “qualified performance-based compensation,” restricted shares, restricted stock units or performance share units will be subject to vesting that is based on pre-established performance criteria over a specified performance cycle. A target under an award shall be based on the achievement of a specified percentage increase or quantitative level in any one or combination of the following performance criteria:

•	the Company’s total shareholder return;

•	the trading price of Common Stock;

•	the results of operations, such as sales, earnings, net income (before or after taxes), cash flow, return on assets, same-store sales, economic profit or return on investment (including return on equity, return on capital employed or return on assets);

•	earnings before or after taxes, interest, depreciation and/or amortization, and including/excluding capital gains and losses;

•	other financial results, such as profit margins, operational efficiency, expense reduction or asset management goals; or

•	the internal or external market share of a product or line of products.

Each of the foregoing performance measures may be based on the performance of the Company generally, in the absolute or in relation to its peers, or the performance of a particular participant, department, business unit, subsidiary, or other segment to which a particular participant is assigned. The Committee may establish different performance measures and milestones for individual participants or groups of participants. For each participant, each performance measure will be weighted to reflect its relative significance to the Company for the performance cycle.

Except as otherwise specified in an individual award, applicable performance measures shall be adjusted to exclude the following items that occur during a given performance cycle:

•	extraordinary, unusual or non-recurring items of gain or loss;

•	gains or losses on the disposition of a business, a segment of a business, or significant assets outside the ordinary course of business;

•	changes in tax or accounting standards, principles, regulations or laws;

•	the effect of a merger or acquisition, including all financial results derived therefrom during the period from the merger or acquisition date through the end of the performance cycle in which the merger or acquisition occurred;

•	gains or losses due to non-cash adjustments which relate to the valuation of long-term assets rather than current-year performance (including but not necessarily limited to gain or loss recognized or store closures, lease terminations, pension adjustments and mark to market adjustments); and

•	the impact of other similar occurrences outside of the Company’s core, on-going business activities (including but not necessarily limited to litigation or tax reserves, financing activities, foreign exchange rate fluctuations and restructuring charges).

In all other respects, performance measures comprising performance criteria for an award shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles (GAAP), or under a non-GAAP methodology established by the Committee prior to the issuance of an award. The method of calculating performance measurements shall be consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report or proxy statement.

The Committee shall identify such performance criteria and related conditions not later than the 90th day of a performance cycle, and before 25% of such performance cycle has elapsed. The Committee shall certify in writing prior to payout that such conditions and any other material terms were in fact satisfied.

The descriptions of the annual limits, the individuals eligible to participate in the Plan, and this description of performance measures upon which awards may be conditioned are material terms of the Plan. Material terms are required to be disclosed to and approved by shareholders for purposes of meeting the requirements for performance-based compensation under Code Section 162(m).

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Change in Control

Award agreements under the Plan may provide that the vesting and exercisability of the awards will accelerate upon (i) a “qualifying termination” within 12 months following (ii) a change in control. A “qualifying termination” means an involuntary, employer-initiated termination without cause or a voluntary termination for good reason. Upon a change in control, the Committee may allow for a cash payment or for the assumption, substitution or exchange of any or all outstanding awards.

Federal Income Tax Consequences

The tax consequences of the Plan are complex, and the following discussion deals only with general tax principles applicable to the Plan under federal law.

Incentive stock options are options which under certain circumstances and subject to certain tax restrictions, have special tax benefits for employees under the Code. Nonqualified stock options are options which do not receive such special tax treatment.

When the Committee grants an incentive stock option and when the participant exercises an incentive stock option and acquires Common Stock, the participant realizes no taxable income and the Company can claim no deduction (however, the differences between the fair market value of the shares upon exercise and the exercise price is an item of tax preference subject to the possible application of the alternative minimum tax). If the participant disposes of the stock before two years from grant or one year from the exercise of the incentive stock option (a disqualifying disposition), any gain will be deemed compensation and taxed as ordinary income to the extent of the lesser of:

•	the spread between the option price and the fair market value of the stock at exercise (the spread); or

•	the difference between the sale price and the exercise price.

If a disqualifying disposition occurs, the Company can claim a deduction equal to the amount treated as compensation. If one- and two-year holding periods are satisfied, any gain realized when the shares are sold will be treated as capital gain, and the Company will receive no corresponding tax deduction.

When the Committee grants a nonqualified stock option, the participant realizes no taxable income and the Company can claim no deduction. Upon exercise of a nonqualified stock option, the participant realizes ordinary income to the extent of the spread, and the Company can claim a tax deduction for the same amount.

When the Committee grants a stock appreciation right, the participant realizes no taxable income and the Company can claim no deduction. The cash or fair market value of stock received on a stock appreciation right exercise is taxed to the participant at ordinary income rates. The Company can claim a tax deduction in the same amount at such time.

Upon grant of unrestricted shares, the participant realizes ordinary income equal to the fair market value of the Common Stock on the date of grant and the Company can generally claim a tax deduction for the same amount.

Grants of restricted shares are generally not taxable to participants at the time of grant and the Company generally claims no deduction at that time. The Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the stock at the time the restrictions lapse (i.e., at the time the restricted shares vest), unless the participant elects, within thirty days of notification of the award, to recognize the income on the award date, in accordance with Code Section 83(b) (an “83(b) election”). If the participant makes an 83(b) election, the Company receives a corresponding deduction at the time of grant. Any dividends received on restricted shares prior to the date the participant recognizes income on the stock are taxable compensation income when received and the Company is entitled to a corresponding tax deduction at such time.

The grant of restricted shares, restricted stock units or performance share units that are subject to performance measures generally does not result in taxable income to the participant. Following the completion of the performance period, the award is determined and paid or distributed. The full value paid or distributed is treated as ordinary income, and the Company is entitled to a corresponding tax deduction at such time.

New Plan Benefits

Participants under the Plan are eligible to receive awards as determined by the Committee. All employees of the Company and its subsidiaries and nonemployee directors of the Company are eligible to receive awards under the Plan. Awards under the Plan will generally be made at the discretion of the Committee and are therefore not determinable at this time. Please refer to the Grants of Plan-Based Awards Table on pages 40 and 41 to review equity awards made to our Named Executive Officers in fiscal year 2016.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by holders of more than 5% of the outstanding shares of Common Stock, by our Directors, by the Named Executive Officers, and by all Directors and executive officers of the Company as a group. Except as otherwise noted, all information is as of March 7, 2017.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Ownership (%)
Bruce A. Nordstrom (a) 1617 Sixth Avenue Seattle, Washington 98101-1707	25,697,712	15.40
Anne E. Gittinger (b) 1617 Sixth Avenue Seattle, Washington 98101-1707	15,403,464	9.23
Blake W. Nordstrom (c)	3,538,121	2.11
Peter E. Nordstrom (d)	3,305,382	1.97
Erik B. Nordstrom (e)	3,259,261	1.95
Michael G. Koppel (f)	343,908	*
Kenneth J. Worzel (g)	165,892	*
Robert D. Walter (h)	81,645	*
Enrique Hernandez, Jr. (i)	80,236	*
Philip G. Satre (j)	70,693	*
B. Kevin Turner (k)	25,915	*
Brad D. Smith (l)	10,321	*
Shellye L. Archambeau (m)	8,503	*
Gordon A. Smith (n)	7,343	*
Bradley D. Tilden (o)	6,480	*
Tanya L. Domier (p)	5,759	*
Directors and Executive Officers as a group (22 persons) (q)	12,446,042	7.32
Other >5% Security Holders
The Vanguard Group (r) 100 Vanguard Blvd. Malvern, PA 19355	12,896,056	7.73

*	Does not exceed 1% of the Company’s outstanding Common Stock.

(a)	Bruce A. Nordstrom

Amount and nature of beneficial ownership includes:

•	6,199,062 shares owned by him directly;

•	1,066 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events;

•	261,776 shares owned by his wife individually;

•	12,990,868 shares held by trusts of which he is a trustee and beneficiary; and

•	6,244,940 shares held by trusts of which he is a co-trustee and for which he has shared voting and dispositive power. Mr. Nordstrom is a contingent remainderman with respect to these trusts, but disclaims any beneficial ownership with respect to the shares of Common Stock held in the trusts.

(b)	Anne E. Gittinger

Amount and nature of beneficial ownership includes:

•	13,842,861 shares owned by her directly;

•	5,403 shares held by her in the Company’s 401(k) Plan; and

•	1,555,200 shares held by a trust of which she is a trustee and beneficiary.

Does not include:

•	5,501,520 shares held by a trust of which she is the beneficiary, but over which she holds no voting or investment power and which are reported as beneficially owned by her brother, Bruce A. Nordstrom.

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(c)	Blake W. Nordstrom

Amount and nature of beneficial ownership includes:

•	2,086,311 shares owned by him directly;

•	89,847 shares held by him in the Company’s 401(k) Plan;

•	603,493 shares that may be acquired by him through stock options exercisable within 60 days after March 7, 2017;

•	377,626 shares owned by his wife individually;

•	32,794 shares held by trusts of which he is a trustee;

•	199,595 shares held by trusts of which he is the trustee, for which he has sole voting and dispositive power and for which he disclaims beneficial ownership; and

•	148,455 shares held by trusts of which he is a co-trustee, as to which he shares voting and dispositive power with Peter Nordstrom and for which he disclaims beneficial ownership.

(d)	Peter E. Nordstrom

Amount and nature of beneficial ownership includes:

•	2,261,247 shares owned by him directly, of which 230,000 shares are pledged as collateral for loans and are in compliance with the Company’s policy regarding pledging;

•	29,982 shares held by him in the Company’s 401(k) Plan;

•	573,862 shares that may be acquired by him through stock options exercisable within 60 days after March 7, 2017;

•	175,533 shares owned by his wife individually;

•	419 shares held by his wife in the Company’s 401(k) Plan;

•	49,060 shares held by trusts of which he is the trustee;

•	66,824 shares held by trusts of which he is the trustee, for which he has sole voting and dispositive power and for which he disclaims beneficial ownership; and

•	148,455 shares held by trusts of which he is a co-trustee, as to which he shares voting and dispositive power with Blake Nordstrom and for which he disclaims beneficial ownership.

(e)	Erik B. Nordstrom

Amount and nature of beneficial ownership includes:

•	2,373,819 shares owned by him directly, of which 457,582 shares are pledged as collateral for loans and are in compliance with the Company’s policy regarding pledging;

•	23,014 shares held by him in the Company’s 401(k) Plan;

•	573,862 shares that may be acquired by him through stock options exercisable within 60 days after March 7, 2017;

•	42,646 shares owned by his wife individually;

•	53,132 shares held by trusts of which he is the trustee; and

•	192,788 shares held by trusts of which he is the trustee, for which he has sole voting and dispositive power and for which he disclaims beneficial ownership.

(f)	Michael G. Koppel

Amount and nature of beneficial ownership includes:

•	45,320 shares owned by him directly;

•	29,014 nonvoting stock units held under the Company’s Executive Deferred Compensation Plan;

•	7,016 shares held by him in the Company’s 401(k) Plan; and

•	262,558 shares that may be acquired by him through stock options exercisable within 60 days after March 7, 2017.

(g)	Kenneth J. Worzel

•	12,266 shares owned by him directly;

•	5,338 nonvoting stock units held under the Company’s Executive Deferred Compensation Plan;

•	3,523 shares held by him in the Company’s 401(k) Plan; and

•	144,765 shares that may be acquired by him through stock options exercisable within 60 days after March 7, 2017.

(h)	Robert D. Walter

Amount and nature of beneficial ownership includes:

•	54,926 shares owned by him directly; and

•	26,719 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board.

(i)	Enrique Hernandez, Jr.

Amount and nature of beneficial ownership includes:

•	3,772 shares owned by him directly; and

•	76,464 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board.

(j)	Philip G. Satre

Amount and nature of beneficial ownership includes:

•	19,171 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board; and

•	51,522 shares held by a family trust, of which he is a trustee and beneficiary.

(k)	B. Kevin Turner

Amount and nature of beneficial ownership includes:

•	25,915 shares owned by him directly.

(l)	Brad D. Smith

Amount and nature of beneficial ownership includes:

•	10,321 shares held by a family trust, of which he is a trustee and beneficiary.

(m)	Shellye L. Archambeau

Amount and nature of beneficial ownership includes:

•	2,296 shares owned by her directly; and

•	6,207 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including her retirement from the Board.

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(n)	Gordon A. Smith

Amount and nature of beneficial ownership includes:

•	7,343 shares owned by him directly.

(o)	Bradley D. Tilden

Amount and nature of beneficial ownership includes:

•	6,480 shares owned by him directly.

(p)	Tanya L. Domier

Amount and nature of beneficial ownership includes:

•	5,759 shares owned by her directly.

(q)	Directors and executive officers as a group (22 persons)

Collectively, the combined amount and nature of beneficial ownership for the Directors and all executive officers include:

•	7,651,125 shares owned directly, of which 692,382 shares are pledged as collateral for third party obligations;

•	1,482,627 shares owned by spouses and trusts of which the respective Director or executive officer is a trustee, or a trustee and beneficiary;

•	128,561 nonvoting stock units held by participating Directors under the Directors Deferred Compensation Plan;

•	62,440 nonvoting stock units held by participating executive officers under the Company’s Executive Deferred Compensation Plan;

•	199,878 shares held by participating executive officers and their eligible spouses in the Company’s 401(k) Plan; and

•	2,921,411 shares that may be acquired by the executive officers as a group through stock options exercisable within 60 days after March 7, 2017.

(r)	The Vanguard Group

Pursuant to a Schedule 13G filing made with the SEC, as of December 31, 2016, the aggregate amount beneficially owned by The Vanguard Group includes:

•	12,687,713 shares for which it has sole power to vote or to dispose or to direct disposition; and

•	208,343 shares for which it has shared power to dispose or to direct disposition.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of reports filed with the SEC and written representations that no other reports were required, the Company believes that during the fiscal year ended January 28, 2017 all of our Directors, Executive Officers and owners of in excess of 10% of Common Stock complied with the filing requirements of Section 16(a) of the Exchange Act, except that Daniel F. Little filed one report on Form 4 late relating to the correction of the total number of options exercised and sold under a 10b5-1 Trading Plan.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval Process

We maintain policies and procedures regarding the identification, review and approval of related party transactions. In compliance with SEC rules, the Corporate Governance and Nominating Committee reviews and approves or disapproves any transaction or series of related transactions in which: (1) the amount involved exceeds $120,000, (2) the Company or any of its subsidiaries is a participant, and (3) a related party (a Director or Executive Officer of the Company, any nominee for director, any greater than 5% shareholders and any immediate family member of such persons) has a direct or indirect material interest. When considering a transaction, the Committee will review all relevant factors including the Company’s rationale for entering into a related party transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case if the transaction were entered with a third party, and the potential of an actual or apparent conflict of interest. After reviewing the information, the Committee will approve or ratify the transaction or transactions only if the Committee determines that the transaction is reasonable and fair to the Company.

Related Party Transactions

Property Sublease. The Company leases a parcel of land from King County, Washington at the King County International Airport and operates its flight department from that location. The size of the Company’s flight department is such that the Company does not require access to or use of the entire parcel, and is able to sublease a portion of the property to Hangar Three LLC (“LLC”) without affecting the Company’s flight operations. LLC is owned by Blake W. Nordstrom, James F. Nordstrom, Jr. and John N. Nordstrom. LLC constructed a hangar for storage of the owners’ personal aircraft on the subleased property. All architectural, project management and construction costs for the hangar, utilities and landscaping improvements were borne by LLC and not by the Company. Upon expiration or termination of the sublease, the hangar improvements will be surrendered to the Company. The material terms of the sublease are as follows:

•	The current sublease carries a term through July 2020, with the Company having the right to terminate it at any time upon 90 days’ notice to LLC, and payment to LLC of the unamortized portion of the construction cost of the hangar.

•	LLC pays the Company a monthly base rent and estimated real estate tax in the form of reimbursement to the Company of its pro rata share of ground rent paid by the Company under the primary lease with King County, currently $11,270 per month.

•	LLC also pays the Company additional rent in the form of reimbursement to the Company of its pro rata share of maintenance costs of the common areas, currently $900 per month, plus a monthly management fee of $135.

•	LLC paid a one-time security deposit in August 2007 in the amount of $10,463, plus an additional sum of $6,069 was paid in August 2009 and $3,141 was paid in August 2015 to increase the security deposit amount to the required two times the current base rent of $9,836.

•	In total, LLC paid the Company rent of $147,949 during the fiscal year ended January 28, 2017.

OTHER MATTERS

The Board knows of no other matters that will be presented at the 2017 Annual Meeting of Shareholders. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

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2018 ANNUAL MEETING OF SHAREHOLDERS INFORMATION

Requirements and Deadlines for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders

If a shareholder wants us to include a shareholder proposal in our Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, (“Exchange Act”) our Secretary must receive the proposal at our principal executive offices no later than December 6, 2017. Any such proposal must comply with all the requirements of Rule 14a-8.

Under our Bylaws, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these advance-notice procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

•	We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that the 2017 Annual Meeting of Shareholders is held on schedule, we must receive notice pertaining to the 2018 Annual Meeting of Shareholders no earlier than January 16, 2018 and no later than February 15, 2018.

•	However, if we hold the 2018 Annual Meeting of Shareholders on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

•	If we hold a special meeting to elect directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than ten days following the day on which notice of the annual meeting was mailed to shareholders.

Our Bylaws provide that notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Any notice (other than a proposal pursuant to Rule 14a-8) that is received after the times specified herein for proposed items of business will be considered untimely under Rule 14a-4c under the Exchange Act. The persons named in the proxy for the meeting may exercise their discretionary voting power with respect to all such matters, including voting against them. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of the Company’s Bylaws. You may obtain a copy of the Company’s Bylaws at no cost from the Company’s Secretary or online at investor.nordstrom.com under Corporate Governance. The contact information for the Company’s Secretary is on page 70.

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FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.	Why am I receiving these materials?

The Company has made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder of Nordstrom, Inc. as of March 7, 2017, the Record Date, and were entitled to receive notice of the 2017 Annual Meeting of Shareholders and to vote on matters that will be presented at the Annual Meeting.

2.	What items will be voted on at the Annual Meeting?

Shareholders will vote on the following matters at the Annual Meeting:		Board Recommendation:	Page Reference (for more detail)
Proposal 1	To elect the 12 nominees to the Board named in this Proxy Statement	FOR each Director Nominee	19
Proposal 2	To ratify the appointment of Deloitte & Touche as our Independent Registered Public Accounting Firm	FOR	24
Proposal 3	To conduct an advisory vote regarding the compensation of our Named Executive Officers: Say on Pay	FOR	53
Proposal 4	To conduct an advisory vote regarding the frequency of future advisory votes on the compensation of our Named Executive Officers	FOR “1 YEAR”	54
Proposal 5	To approve the Amendment and Restatement of the Nordstrom, Inc. 2010 Equity Incentive Plan	FOR	56
Other	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof

3.	How can I view the webcast? Where is the Annual Meeting being held?

You can view the live webcast of the Annual Meeting at investor.nordstrom.com. Select Webcasts & Presentations and follow the instructions given. If you would like to attend the Annual Meeting in person, it is being held in the John W. Nordstrom Room, which is located in the Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington 98101-1707.

4.	Why did I receive a Notice instead of a full set of proxy materials? How can I access the proxy materials online?

We are furnishing proxy materials to our shareholders primarily via the Internet as many of our shareholders prefer that method. By doing so, we increase the convenience of our proxy materials, reduce the environmental impact of our Annual Meeting, and save costs. On April 5, 2017, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders who had not previously requested printed materials. The Notice contains instructions about how to access our proxy materials and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously chosen to receive our proxy materials electronically, you will receive access to these materials via email unless you elect otherwise.

5.	What is a proxy and what is the purpose of this Proxy Statement?

If you designate another person to vote your stock, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you vote online or complete the proxy card enclosed with the materials sent by mail to give us your proxy, you will have designated Blake W. Nordstrom, our Co-President, and Robert B. Sari, an Executive Vice President and our General Counsel and Corporate Secretary, as your proxies to vote your shares as you have directed. This Proxy Statement provides information about the matters to be voted on by shareholders at the Annual Meeting, along with other information regarding the governance of Nordstrom, including our Board Committee structure and executive compensation.

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6.	What is the difference between a shareholder of record and a street name shareholder?

Many Nordstrom shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held as a shareholder of record and those held in street name.

•	Shareholders of record: If your shares are registered directly in your name with Nordstrom’s transfer agent, Computershare, you are considered the “shareholder of record” or a “registered shareholder,” and the Notice or proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to Nordstrom or to vote in person at the Annual Meeting.

•	Street name shareholders: If your shares are held in a stock brokerage account or by a bank, trustee or nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record. As the street name shareholder you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

7.	How do I cast my vote?

We encourage you to vote on the Internet or by telephone. It is convenient, and it saves us significant postage and processing costs. In addition, when you vote on the Internet or by telephone, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. The method by which you vote your proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person.

Shareholders of record: The Internet and telephone voting procedures are designed to verify that you are a shareholder of record by using a control number and allowing you to confirm that your voting instructions have been properly recorded. Internet and telephone voting for shareholders of record are available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on May 15, 2017.

Voting on the Internet. You may vote on the Internet by using the voting portal found at www.proxyvote.com. You can then confirm that your instructions have been properly recorded.

Voting by Telephone. If you request printed materials, you may vote by telephone using the toll-free number listed on your proxy card. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting by Mail. If you request printed materials, you may vote by signing, dating and returning your proxy card.

Voting in Person. You may vote your shares at the Annual Meeting.

Street name shareholders: You may vote by the method explained on the proxy card or the information you receive from the bank, broker or other record holder. If you are a street name shareholder, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record to be able to vote in person at the Annual Meeting.

Shareholders holding shares invested in the Company’s 401(k) Plan: If you participate in the Company’s 401(k) Plan, the number of shares of Common Stock in your account as of the Record Date are reflected on your proxy notice and may be voted as described above for shareholders of record. However, if your vote on those shares is not received by 11:59 p.m. Eastern Daylight Time on May 11, 2017, then the Nordstrom, Inc. Retirement Committee will vote those shares in the same proportion as all other 401(k) Plan shares that have been voted.

Shareholders holding shares purchased through the Company’s Employee Stock Purchase Plan: If you hold Common Stock that you acquired through the Company’s Employee Stock Purchase Plan, you are the beneficial owner of those shares and your shares may be voted as described above for street name shareholders.

8.	What does it mean if I receive more than one Notice or package of proxy materials?

This means that you have multiple accounts holding Nordstrom shares. These may include: accounts with our transfer agent, Computershare; shares held in the Nordstrom 401(k) Plan or purchased through the Employee Stock Purchase Plan; and accounts with a broker, bank or other holder of record. Please vote all Notices, voting instruction forms and proxy cards that you receive to ensure that all of your shares are voted.

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9.	What is a quorum and what is the voting requirement to approve each of the proposals?

We will have a quorum and will be able to conduct the business of the Annual Meeting if at least 83,425,627 shares, a majority of the outstanding shares of Common Stock as of the Record Date, are present at the Annual Meeting, either in person or by proxy. Your shares will be counted toward the number needed for a quorum if you: (i) vote on the Internet or by telephone; (ii) submit a valid proxy card or voting instruction form; or (iii) in the case of a shareholder of record, attend the Annual Meeting and vote your shares in person.

To elect directors and adopt the other proposals, the following votes are required:

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Directors	Majority of Votes Cast	No
Ratification of the Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes
Advisory Vote Regarding Executive Compensation: Say on Pay	Majority of Votes Cast	No
Advisory Vote Regarding the Frequency of Future Advisory Votes on Executive Compensation	Plurality of Votes Cast	No
Approval of the Amendment and Restatement of the Nordstrom, Inc. 2010 Equity Incentive Plan	Majority of Votes Cast	No

Under Washington corporation law and our Articles of Incorporation and Bylaws, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “for” or “against” a particular proposal, whether by proxy or in person. Broker nonvotes (broker nonvotes and discretionary voting are explained in the answer to Question 12) and abstentions are not considered “votes cast” and have no effect on the proposals.

•	Election of Directors; Majority Vote Policy: In the election of Directors, the Company has adopted a majority voting standard as described in more detail on page 13 under Director Elections. Because this is an uncontested election, an incumbent director nominee will be elected if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee. If a director nominee does not receive the requisite votes, that Director’s term will end on the date on which an individual is selected by the Board to fill the position held by such Director or 90 days after the date the election results are determined, whichever occurs first. You may vote “for,” “against” or “abstain” with respect to the election of each nominee.

•	Ratification of the Appointment of Independent Registered Public Accounting Firm: Under the Company’s Bylaws, the votes cast “for” must exceed the votes cast “against” to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2018. You may vote “for,” “against” or “abstain” on this proposal.

•	Advisory Vote Regarding Executive Compensation: The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the Company’s executive compensation program. You may vote “for,” “against” or “abstain” on this proposal.

•	Advisory Vote Regarding the Frequency of Future Advisory Votes on Executive Compensation: A plurality of votes cast means the highest number of “for” votes will be the advisory vote of the shareholders. You may vote “1 Year,” “2 Years,” “3 Years,” or abstain.

•	Approval of the Amendment and Restatement of the Nordstrom, Inc. 2010 Equity Incentive Plan: Under the Company’s Bylaws, the votes cast “for” must exceed the votes cast “against” to approve the amendment and restatement of the Nordstrom, Inc. 2010 Equity Incentive Plan. The NYSE rules require that the total votes cast on this proposal must represent greater than 50% of all the shares entitled to vote on this proposal (the “Outstanding Shares”). That is, the total number of votes cast “for” and “against” the proposal (collectively, the “Shares Voted”) must exceed 50% of the Outstanding Shares. For purposes of this proposal, the NYSE considers an abstention as a vote against approval. Because your bank, broker or other holder of record does not have discretionary voting authority to vote your shares on this proposal absent specific instructions from you, broker nonvotes could create a situation where the Shares Voted do not exceed 50% of the Outstanding Shares. It is therefore important that you vote, or direct the holder of record to vote, on this proposal. You may vote “for,” “against” or “abstain” on this proposal.

10.	Can I change my mind after I vote?

Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by:

•	voting again on the Internet or by telephone prior to the Annual Meeting;

•	signing another proxy card with a later date and mailing it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, prior to the Annual Meeting; or

•	attending the Annual Meeting in person and delivering your proxy or casting a ballot.

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11.	What if I do not return my proxy card or voting instruction form or do not provide voting instructions?

•	Shareholders of record: If you are a registered shareholder and do not vote by Internet or phone or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted for the ratification of Deloitte, but not on any of the other proposals.

•	Street name shareholders: If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares for the ratification of Deloitte even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors, the advisory vote regarding executive compensation, the advisory vote regarding the frequency of future advisory votes on executive compensation, the approval of the Amendment and Restatement of the Nordstrom, Inc. 2010 Equity Incentive Plan or on any shareholder proposal without instructions from you, in which case a broker nonvote will occur. Since shares that constitute broker nonvotes will not be included in vote totals and have no effect on the outcome of the election of Directors, the approval of the Amendment and Restatement of the Nordstrom, Inc. 2010 Equity Incentive Plan, the advisory vote regarding executive compensation, the advisory vote regarding the frequency of future advisory votes on executive compensation or any other matters properly brought before the meeting, it is important that you instruct your broker on how to vote your shares.

•	Shareholders with shares invested in the Company’s 401(k) Plan: If your vote of shares held through the Company’s 401(k) Plan is not received by 11:59 p.m. Eastern Daylight Time on May 11, 2017, then the Company’s Retirement Committee will vote your shares in the same proportion as shares that have been voted in the 401(k) Plan. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted by the Retirement Committee “for” all proposals. If any additional proposals are properly presented at the Annual Meeting and any adjournment thereof, the Retirement Committee will vote on the additional proposals in accordance with its discretion.

12.	Will abstentions or broker nonvotes affect the voting results?

If you abstain from voting on a proposal, or if a broker or bank indicates it does not have discretionary authority to vote on a proposal, the shares will be counted for the purpose of determining if a quorum is present, but will have no effect on the other proposals to be considered at the Annual Meeting since these actions do not represent votes cast by shareholders.

13.	Who will count the vote?

Broadridge Investor Communication Services (“Broadridge”) was appointed by the Board to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at broadridge.com. Proxies and ballots that identify the votes of individual shareholders are kept confidential from the Company’s management and Directors. Only Broadridge, as the proxy tabulator and the Inspector of Election, has access to the ballots, proxy forms and voting instructions. Broadridge will disclose information taken from the ballots, proxy forms and voting instructions only in the event of a proxy contest or as otherwise required by law.

14.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results on a current report on Form 8-K within four business days of the Annual Meeting. The Form 8-K will be available online under the “SEC Filings” tab at investor.nordstrom.com.

15.	Who will bear the cost of this proxy solicitation?

Nordstrom will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses of sending out proxy materials to street name shareholders.

16.	What if I have additional questions that are not addressed here?

You may call Nordstrom Investor Relations at 206-303-3200, e-mail Investor Relations at invrelations@nordstrom.com, or call the Corporate Secretary’s Office at 206-303-2541.

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Appendix A	Nordstrom, Inc. 2010 Equity Incentive Plan, As Amended and Restated February 16, 2017

This Plan is being amended to:

•	increase the number of shares of Common Stock available for issuance under the Plan by 6,200,000;

•	allow the Compensation Committee (the “Committee”) to delegate to one or more senior executive officers of the Company the authority to make equity-based awards under the Plan to individuals who are not officers or directors of the Company; and

•	implement a one-year minimum vesting period requirement on awards made under the Plan.

This summary is qualified in its entirety by reference to the provisions of the Plan, as amended, a marked copy of which is below for your ease of reference.

ARTICLE I	Introduction

The purpose of the Plan is to promote the long-term success of the Company and its Subsidiaries. Specific objectives are intended to encourage the attraction and retention of Employees and Nonemployee Directors, focus such individuals’ results on the Company’s critical, long-range goals and align such individuals’ interests with those of the Company’s shareholders.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute incentive stock options (ISOs) or nonqualified stock options (NSOs)), stock appreciation rights (SARs), Unrestricted Shares, Restricted Shares, Restricted Stock Units and Performance Share Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Washington (except their choice of law provisions).

ARTICLE II	Administration

2.1	Committee Composition. The Committee shall administer the Plan. The Committee shall consist exclusively of two (2) or more Directors of the Company, who shall be appointed by the Board.

2.2	Committee Responsibilities. The Committee, in its absolute and sole discretion, shall (a) select the Employees and Nonemployee Directors who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee may delegate its authority hereunder to one or more Subcommittees or Company officers, to the extent permitted under Code section 162(m), the Treasury Regulations thereunder and any applicable exchange rules; actions taken by any Subcommittee or officers shall be subject to review by the full Committee. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3	Committee for Non-Officer/Non-Director Awards. The Board may also appoint a secondary committee of the Board or one or more ~~a~~ senior executive officers of the Company to administer the Plan with respect to Employees who are not considered officers or Directors of the Company under Section 16 of the Exchange Act. That committee or senior executive officer may grant Awards under the Plan to such Employees and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee or senior executive officer, as the case may be.

2.4	Leadership Benefits Powers and Duties. Until such time as the Committee shall modify, revoke or rescind such authority, the Company’s Leadership Benefits department, or such other Company department as the Committee shall designate, has the powers and duties set forth below. Determinations made by the Leadership Benefits department (or other department) under this Section 2.4 shall be final and binding on all persons, but may, in the Committee’s absolute and sole discretion, be reviewed by the Committee. The powers and duties delegated by the Committee hereunder are to:

(a)	work with Plan service providers to ensure the effective administration of the Plan;

(b)	determine whether a Participant’s disability, as defined by a qualified medical professional acceptable to the Company’s Leadership Benefits department (or other department), qualifies as Disability as defined under the Plan; and

(c)	perform any and all tasks, duties, and responsibilities delegated by the Company or the Committee.

The Company’s Leadership Benefits department (or other department) has authority to interpret the terms of the Plan and any Award in carrying out the powers and duties as set forth above.

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ARTICLE III	Shares Available for Awards

3.1	Basic Limitation. Shares issued pursuant to the Plan shall be authorized but unissued shares. The aggregate number of Shares available for Awards of Options, SARs, Unrestricted Shares, Restricted Shares, Restricted Stock Units or Performance Share Units granted under the Plan shall not exceed (a) 35,756,446 Shares plus (b) the additional shares of Common Stock described in Section 3.3. The limitations of this Section 3.1 and Sections 3.2 and 3.3 shall be subject to adjustment pursuant to Article 12. The aggregate number of Shares available for issuance as Plan Awards shall be reduced by 1.6 (one point six) Shares for each Share delivered in settlement of any Award of Unrestricted Shares, Restricted Shares, Restricted Stock Units or Performance Share Units, and by 1 (one) Share for each Share delivered in settlement of any Option Award or SAR. Awards that are required to be settled in cash will not reduce the number of Shares available for delivery under the Plan.

3.2	Additional Shares. If any Shares covered by an Award of Options, SARs, Restricted Shares, Restricted Stock Units or Performance Share Units terminate, lapse or are forfeited or cancelled, or such Award is otherwise settled without the delivery of the full number of Shares underlying the Award, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become, available for issuance under the Plan; provided, however, that Shares (a) delivered in payment of the exercise price of an Award, (b) not issued upon the net settlement or net exercise of SARs, or (c) delivered to or withheld by the Company to pay withholding taxes related to an Award, shall not become available again for issuance under this Plan. Shares that again become available for issuance under the Plan pursuant to this Section 3.2 shall be added to the number of Shares available under Section 3.1 in the same ratios as applied to them at the time they were originally granted (e.g., 1.6 (one point six) Shares for each Share attributable to previously granted Awards of Restricted Shares, Restricted Stock Units or Performance Share Units and 1 (one) Share for each Share attributable to previously granted Option Awards or SARs).

3.3	Additional Shares from Prior Plan. Shares available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding awards under the Prior Plan on the effective date of the Plan, May 18, 2010, that later cease to be subject to such awards for any reason other than the exercise or vesting of such awards (as the case may be), including any amounts withheld from such awards by the Company for taxes on the awards, which Shares shall, as of the date such Shares cease to be subject to such awards, cease to be available for grant and issuance under the Prior Plan, but shall be available for issuance under the Plan under Section 3.1. However, this Section 3.3 specifically excludes Common Stock subject to outstanding awards granted as Incentive Stock Options under the Prior Plan; no shares of Common Stock subject to such Prior Plan Incentive Stock Option awards shall again become available for issuance under the Plan.

ARTICLE IV	Eligibility

4.1	Awards. Employees and Nonemployee Directors shall be eligible for the grant of Awards of NSOs, SARs, Unrestricted Shares, Restricted Shares, Restricted Stock Units or Performance Share Units.

4.2	Incentive Stock Options. Only Employees who are common-law employees of the Company or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

ARTICLE V	Options

Options granted under the Plan are subject to the following terms and conditions:

5.1	Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an NSO or an ISO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2	Number of Shares. Each Stock Option Agreement shall specify the number of shares of Common Stock subject to the Option, which shall be subject to adjustment in accordance with Article 12. Options granted to any Employee in a single fiscal year of the Company shall not cover more than 500,000 shares of Common Stock. Prior to exercise, holders of Options shall have no right to dividend equivalents. The limitation set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

5.3	Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

5.4	Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable, provided that no Option shall become exercisable in less than one (1) year from the date of grant. The Stock Option Agreement shall also specify the term of the Option; provided that the term shall in no event exceed ten (10) years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s Disability, death or Retirement and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be granted in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5	Effect of Change in Control. In the event that the Optionee experiences a Qualifying Termination within twelve (12) months following a Change in Control then, unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Option for the cash, securities or property deliverable to the

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holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control, or (ii) the Option would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control, such Option shall automatically become fully vested and exercisable. However, in the case of an ISO, the acceleration of exercisability shall not occur without the Optionee’s written consent. In addition, acceleration of exercisability may be required pursuant to Article 12.

ARTICLE VI	Payment for Option Shares

6.1	General Rule. The entire Exercise Price of shares of Common Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such shares of Common Stock are purchased, except as follows:

(a)	In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b)	In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

6.2	Stock Swap. To the extent specifically provided in an Option Agreement, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Optionee. Such shares of Common Stock shall be valued at their Fair Market Value on the date when the new shares of Common Stock are purchased under the Plan.

6.3	Exercise/Sale. To the extent that this Section 6.3 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (in a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the shares of Common Stock being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4	Exercise/Pledge. To the extent that this Section 6.4 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (in a form prescribed by the Company) an irrevocable direction to pledge all or part of the shares of Common Stock being purchased under the Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

ARTICLE VII	Stock Appreciation Rights

SARs granted under the Plan are subject to the following terms and conditions:

7.1	SAR Agreement. Each SAR granted under the Plan shall be evidenced by an SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

7.2	Number of Shares. Each SAR Agreement shall specify the number of shares of Common Stock to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 12. SARs granted to any Participant in a single calendar year shall in no event pertain to more than 500,000 shares of Common Stock. The limitation set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

7.3	Exercise Price. Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price under an SAR shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

7.4	Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable, provided that no SAR shall become exercisable in less than one (1) year from the date of grant. The SAR Agreement shall also specify the term of the SAR; provided, however, that the term shall in no event exceed ten (10) years from the date of grant. An SAR Agreement may provide for accelerated exercisability in the event of the ~~Optionee’s~~ Participant’s Disability, death or Retirement and may provide for expiration prior to the end of its term in the event of the termination of the ~~Optionee’s~~ Participant’s Service. SARs may be granted in combination with Options, and such an SAR Agreement may provide that the SARs will not be exercisable unless the related Options are forfeited.

7.5	Effect of Change in Control. In the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control then, unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such SAR for the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control, or (ii) the SAR would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control, such SAR shall automatically become fully vested and exercisable. In addition, acceleration of exercisability may be required pursuant to Article 12.

7.6	Exercise of SARs. Upon exercise of an SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) shares of Common Stock, (b) cash or (c) a combination of shares of Common Stock and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of shares of Common Stock received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the shares of Common Stock subject to the SARs exceeds the Exercise Price.

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ARTICLE VIII	Unrestricted Shares

Unrestricted Shares granted under the Plan are subject to the following terms and conditions:

8.1	Unrestricted Shares. The Committee may grant up to 5% of the total shares approved for issuance under the Plan, as shares of Common Stock that have no restrictions. Such Unrestricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. In no event shall the number of Unrestricted Shares that are granted to any Participant in a single fiscal year exceed 100,000 Shares, subject to adjustment in accordance with Article 12. ~~For purposes of this Section 8.1, each Unrestricted Share granted under Section 3.1 shall reduce the foregoing limit by one (1) Share.~~

8.2	Payment for Awards. Unrestricted Shares may be granted under the Plan for such consideration consisting of any tangible or intangible property or benefit to the Company as the Committee may determine, including cash, promissory notes, services performed and contracts for services to be performed.

ARTICLE IX	Restricted Shares

Restricted Shares granted under the Plan are subject to the following terms and conditions:

9.1	Restricted Share Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical.

9.2	Payment for Awards. Restricted Shares may be granted under the Plan for such consideration consisting of any tangible or intangible property or benefit to the Company as the Committee may determine, including cash, promissory notes, services performed and contracts for services to be performed.

9.3	Vesting Conditions. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Agreement. If the only restriction on an Award of Restricted Shares is vesting based on the lapse of time, the minimum period for full vesting shall be ~~three (3) years~~ one (1) year. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria.

With respect to Restricted Shares that are subject to performance-based vesting conditions and are intended to meet the qualified performance-based compensation requirements of Code Section 162(m):

(a)	The Committee shall identify such conditions not later than the ninetieth (90th) day following the commencement of the applicable Performance Cycle and before twenty-five percent (25%) of such Performance Cycle has elapsed; and

(b)	The Committee shall certify in writing prior to payout that such conditions and any other material terms were in fact satisfied. Approved minutes of a meeting of the Committee may be treated as such written certification. In no event shall the number of Restricted Shares which are subject to performance-based vesting conditions and which are granted to any Participant in a single fiscal year exceed 500,000 Shares, subject to adjustment in accordance with Article 12.

If the Participant’s employment with the Company or Subsidiary is terminated before the end of a Performance Cycle for any reason other than Disability, death or Retirement, the Participant shall forfeit all rights with respect to any Restricted Shares that were being earned during the Performance Cycle. The Committee, in its absolute and sole discretion, may establish guidelines providing that if a Participant’s employment is terminated before the end of a “Performance Cycle” by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any Restricted Shares that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Restricted Share Agreement may provide for accelerated service-based vesting in the event of the Participant’s Disability, death or Retirement (provided that, with respect to accelerated vesting in the event of Retirement, such Restricted Share Agreement shall include specific provisions regarding any tax withholding requirements, as required). Notwithstanding the foregoing, in the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control, then unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Restricted Shares for the cash, securities, or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control; (ii) the Restricted Share Agreement would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control; or (iii) the Restricted Shares are subject to performance-based vesting criteria and the acceleration of vesting of such Restricted Shares would be prohibited under the provisions of Code section 162(m) and the Treasury Regulations promulgated thereunder, such Restricted Shares shall automatically vest and any restrictions thereon shall lapse at the time of such Change in Control.

9.4	Voting and Dividend Rights. The holders of Restricted Shares granted under the Plan shall have the voting, dividend and other rights as set forth in their Restricted Share Agreement, and may have the same voting, dividend and other rights as the Company’s other shareholders. Any dividends paid on Restricted Shares shall be paid at the dividend payment date, in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends. Common Stock distributed in connection with a stock split or stock dividend, and distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Common Stock has been distributed.

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ARTICLE X	Restricted Stock Units

Restricted Stock Units granted under the Plan are subject to the following terms and conditions:

10.1	Restricted Stock Units. Restricted Stock Units are designated in shares of Common Stock.

10.2	Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms of the applicable Restricted Stock Unit Agreement that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

10.3	Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.

10.4	Vesting Conditions. Each Award of Restricted Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement. If the only restriction on an Award of Restricted Stock Units is vesting based on the lapse of time, the minimum period for full vesting shall be ~~three (3)~~ one (1) year~~s~~. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria.

With respect to Restricted Stock Units that are subject to performance-based vesting conditions and are intended to meet the qualified performance-based compensation requirements of Code Section 162(m) and are granted to Participants who have Covered Employees under Code Section 162(m):

(a)	The Committee shall identify such conditions not later than the ninetieth (90th) day following the commencement of the applicable Performance Cycle, and before twenty-five percent (25%) of such Performance Cycle has elapsed; and

(b)	The Committee shall certify in writing prior to payout that such conditions and any other material terms were in fact satisfied. Approved minutes of a meeting of the Committee may be treated as such written certification.

In no event shall the number of Restricted Stock Units which are subject to performance-based vesting conditions and which are granted to any Participant in a single fiscal year exceed 500,000, subject to adjustment in accordance with Article 12.

If the Participant’s employment with the Company or Subsidiary is terminated before the end of a Performance Cycle for any reason other than Disability, death or Retirement, the Participant shall forfeit all rights with respect to any Restricted Stock Units that were being earned during that Performance Cycle. The Committee, in its absolute and sole discretion, may establish guidelines providing that if a Participant’s employment is terminated before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any shares of Restricted Stock Units that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Restricted Stock Unit Agreement may provide for accelerated service-based vesting in the event of the Participant’s Disability, death or Retirement (provided that, with respect to accelerated vesting in the event of Retirement, such Restricted Stock Unit Agreement’s accelerated vesting provisions shall comply with the requirements of Code Section 409A). Notwithstanding anything to the contrary contained in the foregoing, in the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control then unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Restricted Stock Units for the cash, securities, or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control; (ii) the award of Restricted Stock Units would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control; or (iii) the Restricted Stock Units are subject to performance-based vesting criteria and the acceleration of vesting of such Restricted Stock Units would be prohibited under the provisions of Code section 162(m) and the Treasury Regulations promulgated thereunder, such Restricted Stock Units shall automatically vest and any restrictions thereon shall lapse at the time of such Change in Control.

10.5	Dividend Rights. Shares underlying an Award of Restricted Stock Units shall not be entitled to dividends or dividend equivalents with respect to such Restricted Stock Units except to the extent otherwise provided under a Restricted Stock Unit Agreement. If a Restricted Stock Unit Agreement includes rights to dividends or dividend equivalents, an amount equal to the dividends that would have been paid if the Restricted Stock Units had been issued and outstanding shares of Common Stock as of the record date for the dividends shall be paid to the holder of such Restricted Stock Units in cash, subject to applicable withholding taxes unless otherwise determined by the Committee. Any dividend equivalents payable pursuant to this Section 10.5 shall be paid no later than March 1 of the calendar year after the calendar year in which the applicable dividend record date occurs, except as otherwise provided in the applicable Restricted Stock Unit Agreement.

10.6	Form and Time of Settlement of Restricted Stock Unit Awards. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) shares of Common Stock or (c) any combination of both, as determined by the Committee. For the avoidance of doubt, settlement of vested Restricted Stock Units in shares of Common Stock shall not be considered an Award of Unrestricted Shares under Article 8. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Common Stock over a series of trading days. Vested Restricted Stock Units shall be settled in a lump sum before the later of (i) two and one half (2 1/2) months after the end of the Company’s fiscal year during which all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed or (ii) March 15 following the calendar year in which all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Article 12.

10.7	Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

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ARTICLE XI	Performance Share Units

Performance Share Units granted under the Plan are subject to the following terms and conditions:

11.1	Performance Share Units. Performance Share Units are designated in shares of Common Stock.

11.2	Agreement. Each grant of Performance Share Units under the Plan shall be evidenced by an Agreement between the recipient and the Company, shall be subject to all applicable terms of the Plan, and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Performance Share Unit Agreements entered into under the Plan need not be identical. Performance Share Units may be granted in consideration of a reduction in the recipient’s other compensation.

11.3	Payment for Awards. To the extent that an Award is granted in the form of Performance Share Units, no cash consideration shall be required of the Award recipients.

11.4	Vesting Conditions. Each Award of Performance Share Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Performance Share Unit Agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria. Under no circumstances shall the Performance Cycle for an Award of Performance Share Units be less than one (1) year.

With respect to Performance Share Units that are subject to performance-based vesting conditions and are intended to meet the qualified performance-based compensation requirements of Code Section 162(m) and are granted to Participants who are Covered Employees under Code Section 162(m):

(a)	The Committee shall identify such conditions not later than the ninetieth (90th) day following the commencement of the Performance Cycle, and before twenty-five percent (25%) of the Performance Cycle has elapsed; and

(b)	The Committee shall certify in writing prior to payout that such conditions and any other material terms were in fact satisfied. Approved minutes of a meeting of the Committee may be treated as such written certification.

In no event shall the number of Performance Share Units which are subject to performance-based vesting conditions and which are granted to any Participant in a single fiscal year exceed 500,000, subject to adjustment in accordance with Article 12.

If the Participant’s employment with the Company or Subsidiary is terminated before the date that Performance Share Units vest, the participant shall forfeit all rights with respect to any unvested Performance Share Units. However, with respect to Performance Share Units subject to performance-based vesting conditions, the Committee, in its absolute and sole discretion at the time an Award of Performance Share Units is made, may establish guidelines providing that if a Participant’s employment is terminated before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any Performance Share Units that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Performance Share Unit Agreement may provide for accelerated service-based vesting in the event of a Participant’s Disability, death or Retirement (provided, in the case of Retirement, that such Performance Share Unit Agreement’s accelerated vesting provisions shall comply with the requirements of Code Section 409A). Notwithstanding anything to the contrary contained in the foregoing, in the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control then unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Performance Share Units for the cash, securities, or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control; (ii) the award of Performance Share Units would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control; or (iii) the acceleration of vesting of such Performance Share Units would be prohibited under the provisions of Code section 162(m) and the Treasury Regulations promulgated thereunder, such Performance Share Units shall automatically vest and any restrictions thereon shall lapse at the time of such Change in Control. In addition, acceleration of vesting may be required pursuant to Article 12.

11.5	Form and Time of Settlement of Units. Settlement of vested Performance Share Units may be made in the form of (a) cash, (b) shares of Common Stock or (c) any combination of both, as determined by the Committee. For the avoidance of doubt, settlement of vested Performance Share Units in shares of Common Stock shall not be considered an Award of Unrestricted Shares under Article 8. Methods of converting Performance Share Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Common Stock over a series of trading days. Vested Performance Share Units shall be settled in a lump sum by the last day of the calendar year in which all vesting conditions applicable to the Performance Share Units have been satisfied or have lapsed. Until an Award of Performance Share Units is settled, the number of such Share Units shall be subject to adjustment pursuant to Article 12.

11.6	Creditors’ Rights. A holder of Performance Share Units shall have no rights other than those of a general creditor of the Company. Performance Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Performance Share Unit Agreement.

ARTICLE XII	Protection Against Dilution

12.1	Modification or Assumption of Awards. Except in connection with a corporate transaction involving the Company (a “Strategic Transaction” which shall include, without limitation any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares or the sale of all or substantially all of the Company’s assets), the terms of outstanding Awards may not be amended to reduce any exercise price associated with such Awards or to cancel any outstanding Awards in exchange for cash, other Awards or other securities with an exercise price that is less than the

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exercise price of the original Awards without shareholder approval. The foregoing and the provisions of this Article 12 notwithstanding, no modification of an Award shall, without the consent of the Award recipient, alter or impair his or her rights or obligations under such Award.

12.2	Adjustments. Upon or in contemplation of any Strategic Transaction, the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a)	proportionately adjust any or all of (i) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (ii) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any or all outstanding Awards, or (v) the performance standards appropriate to any or all outstanding Awards, or

(b)	make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon the distribution or consideration payable to holders of the outstanding shares of Common Stock upon or in respect of such event.

For the avoidance of doubt, this Article 12 does not apply to normal cash dividends with respect to Company Stock other than extraordinary dividends or to stock issued in lieu of such dividends. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess, if any, of the per share amount payable upon or in respect of such event over the grant price of the Award, unless otherwise provided in, or by authorized amendment to, the Award or provided in another applicable agreement with the Participant. With respect to any ISO, in the absolute and sole discretion of the Committee, the adjustment may be made in a manner that would cause the Option to cease to qualify as an ISO.

12.3	Dissolution or Liquidation. To the extent not previously exercised, settled or assumed, Options, SARs, and Performance Share Units shall terminate immediately prior to the dissolution or liquidation of the Company.

ARTICLE XIII	Awards Under Other Plans

The Company may grant awards under other equity plans or programs. Such awards may be settled in the form of shares of Common Stock issued under this Plan.

ARTICLE XIV	Limitation on Rights

14.1	Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee or Nonemployee Director. The Company and its Subsidiaries reserve the right to terminate the Service of any Employee or Nonemployee Director at any time, with or without cause, subject to applicable laws, the Company’s Restated Articles of Incorporation and Bylaws and a written employment agreement (if any).

14.2	Shareholders’ Rights. Unless otherwise provided in this Plan or in any Award, a Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any shares of Common Stock covered by his or her Award prior to the time when a stock certificate for such shares of Common Stock is issued or, if applicable, the time when he or she becomes entitled to receive such shares of Common Stock by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for normal cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

14.3	Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of shares of Common Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such shares of Common Stock related to their registration, qualification or listing or to an exemption from registration, qualification or listing.

14.4	Compliance with Code Section 409A. Awards under the Plan are intended to comply with Code Section 409A and all Awards shall be interpreted in a manner that results in compliance with Section 409A, Department of Treasury regulations, and other interpretive guidance under Section 409A. Notwithstanding any provision of the Plan or an Award to the contrary, if the Committee determines that any Award does not comply with Code Section 409A, the Company may adopt such amendments to the Plan and the affected Award (without consent of the Participant) or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary and appropriate to (a) exempt the Plan and the Award from application of Code Section 409A and/or preserve the intended tax treatment of amounts payable with respect to the Award, or (b) comply with the requirements of Code Section 409A.

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ARTICLE XV	Withholding Taxes

15.1	General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Common Stock or make any cash payment under the Plan until such obligations are satisfied.

15.2	Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any shares of Common Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Common Stock that he or she previously acquired. Such shares of Common Stock shall be valued at their Fair Market Value on the date when they are withheld or surrendered, and shall be deemed to have been issued for purposes of identifying any shares which may become available for grant pursuant to Section 3.3 above.

ARTICLE XVI	Future of the Plan

16.1	Term of the Plan. The Plan, as set forth herein, became effective on the date of shareholder approval, May 18, 2010, and shall remain in effect for a period of ten (10) years unless earlier terminated under Section 16.2.

16.2	Amendment or Termination. The Board may, at any time and for any reason, amend, alter or terminate the Plan. Notwithstanding the foregoing and except as provided in Section 14.4, no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s express written consent. An amendment of the Plan shall be subject to the approval of the Company’s shareholders for any amendment that would (a) require shareholder approval in order to satisfy the applicable requirements of Code Section 162(m), Code section 422, or other applicable laws, regulations or rules, including but not limited to any stock exchange rules; (b) increase amounts payable under the Plan to Participants (provided that shareholder approval shall not be required for increases that are not material and do not require such approval under applicable law or stock exchange rules); (c) increase the number of shares of Common Stock authorized to be issued under the Plan; (d) permit the repurchase by the Company of any outstanding Awards with an Exercise Price greater than the then-current Fair Market Value of Common Stock; or (e) modify the Plan’s eligibility provisions. No Awards shall be granted under the Plan after the termination thereof.

ARTICLE XVII	Definitions

17.1	“Award” means any grant of an Option, an SAR, an Unrestricted Share, a Restricted Share, a Restricted Stock Unit or a Performance Share Unit under the Plan.

17.2	“Award Agreement” means the written agreement between the Company and the recipient that contains the terms, conditions and restrictions pertaining to a particular Award.

17.3	“Board” means the Company’s Board of Directors, as constituted from time to time.

17.4	“Cause” means (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (c) gross negligence, (d) willful misconduct or (e) a failure to perform assigned duties that continues after the Participant has received written notice of such failure. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Parent or Subsidiary employing the Participant) may consider as grounds for the discharge of the Participant without Cause.

17.5	“Change in Control” means the happening of any of the following:

(a)	the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b)	the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)	a change in the composition of the Board as a result of which fewer than fifty percent (50%) of the incumbent Directors are Directors who either (i) had been Directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the “original Directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original Directors who were still in office at the time of the election or nomination and the Directors whose election or nomination was previously so approved, but excluding, for this purpose, any such Director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(d)	any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least thirty percent (30%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d)

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of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary and (ii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

17.6	“Code” means the Internal Revenue Code of 1986, as amended.

17.7	“Committee” means the Compensation Committee of the Company’s Board.

17.8	“Common Stock” means shares of the common stock of the Company.

17.9	“Company” means Nordstrom, Inc., a Washington corporation.

17.10	“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

17.11	“Employee” means a common-law employee of the Company, a Parent or a Subsidiary.

17.12	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.13	“Exercise Price,” in the case of an Option, means the amount for which one share of Common Stock may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one share of Common Stock in determining the amount payable upon exercise of such SAR.

17.14	“Fair Market Value” means the market price of a share of Common Stock, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the closing price on the date of the Award as reported by the New York Stock Exchange, or the primary exchange or quotation system on which the Common Stock is then trading. Such determination shall be conclusive and binding on all persons.

17.15	“Good Reason” means the occurrence of one or more of the following without the Participant’s express written consent and within twelve (12) months following a Change in Control:

(a)	a material diminution in the Participant’s base salary;

(b)	a material diminution in the Participant’s authority, duties, or responsibilities;

(c)	a material change in the geographic location at which the Participant must perform his or her services to a place that is more than fifty (50) miles from where the Participant was based immediately prior to the Change in Control; and

(d)	any other action or inaction that constitutes a material breach by the Company of this Plan with respect to a Participant’s Award.

The event or events described above shall constitute Good Reason only if the Company (or the Parent or Subsidiary employing the Participant) fails to cure such event or events within ninety (90) days after receipt from the Participant of written notice of the event or events which constitutes Good Reason. Such notice must be provided to the Company (or the Parent or Subsidiary employing the Participant) and must provide a reasonably detailed description of the facts that the Participant believes constitute a Good Reason event. Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given written notice to the Company thereof prior to such date.

17.16	“ISO” means an incentive stock option described in Section 422(b) of the Code.

17.17	“NSO” means a stock option not described in Sections 422 or 423 of the Code.

17.18	“Nonemployee Director” means a member of the Company’s Board or the Board of Directors of a Subsidiary who is not an Employee. Service as a Nonemployee Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

17.19	“Option” means an NSO or an ISO granted under Article 5 of the Plan and entitling the holder to purchase shares of Common Stock pursuant to an Award.

17.20	“Optionee” means an individual or estate who holds an Option.

17.21	“Participant” means an individual or estate who holds an Award.

17.22	“Performance Criteria” shall mean a specified percentage or quantitative level in one or more of the following performance measures:

(a)	the Company’s shareholder return as compared to any designated industry or other comparator group;

(b)	the trading price of the Company’s common stock;

(c)	the results of operations, such as sales, earnings, net income (before or after taxes), cash flow, return on assets, same-store sales, economic profit, or return on investment (including return on equity, return on capital employed, or return on assets);

(d)	earnings before or after taxes, interest, depreciation and/or amortization, and including /excluding capital gains and losses;

(e)	other financial results, such as profit margins, operational efficiency, expense reduction, or asset management goals; and

(f)	the internal or external market share of a product or line of products.

Each of the foregoing performance measures may be based on the performance of the Company generally, in the absolute or in relation to its peers, or the performance of a particular Participant, department, business unit, subsidiary, or other segment to which a particular Participant is assigned. The Committee may establish different performance measures and milestones for individual Participants or groups of Participants. For each Participant, each performance measure will be weighted to reflect its relative significance to the Company for the Performance Cycle.

Except as otherwise specified in an individual Award, applicable performance measures shall be adjusted to exclude the following items that occur during a given Performance Cycle:

(i)	Extraordinary, unusual or non-recurring items of gain or loss;

(ii)	Gains or losses on the disposition of a business, a segment of a business, or significant assets outside the ordinary course of business;

(iii)	Changes in tax or accounting standards, principles, regulations or laws;

(iv)	The effect of a merger or acquisition, including all financial results derived therefrom during the period from the merger or acquisition date through the end of the Performance Cycle in which the merger or acquisition occurred;

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(v)	Gains or losses due to non-cash adjustments which relate to the valuation of long-term assets rather than current-year performance (including but not necessarily limited to gain or loss recognized for store closures, lease terminations, pension adjustments and mark to market adjustments); and

(vi)	The impact of other similar occurrences outside of the Company’s core, on-going business activities (including but not necessarily limited to litigation or tax reserves, financing activities, foreign exchange rate fluctuations and restructuring charges).

In all other respects, performance measures comprising Performance Criteria for an Award shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles (GAAP), or under a non-GAAP methodology established by the Committee prior to the issuance of an Award. The method of calculating performance measurements shall be consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

17.23	“Performance Cycle” means a predetermined period of time, not less than one year, over which Performance Criteria will be measured with respect to an Award.

17.24	“Performance Share Unit” means a bookkeeping entry representing the equivalent of one (1) share of Common Stock, as granted under the Plan pursuant to an Award.

17.25	“Performance Share Unit Agreement” means the written agreement between the Company and the recipient of a Performance Share Unit that contains the terms, conditions and restrictions pertaining to such Performance Share Unit.

17.26	“Plan” means this Nordstrom, Inc. 2010 Equity Incentive Plan, as amended from time to time.

17.27	“Prior Plan” means the Nordstrom 2004 Equity Incentive Plan, as subsequently amended in 2007 and 2008.

17.28	“Qualifying Termination” means (a) the Participant’s employment is involuntarily terminated by the Company (or the Parent or Subsidiary employing the Participant) without Cause, or (b) the Participant terminates employment from the Company (or the Parent or Subsidiary employing the Participant) for Good Reason. The twelve-month period will be extended by one (1) additional month if the thirty-day cure period in Section 17.15 is triggered in the eleventh or twelfth month following a Change in Control. It is intended that any Qualifying Termination shall be an “involuntary Separation from Service,” as that term is defined in Treasury Regulation Section 1.409A-1(n).

17.29	“Restricted Share” means a share of Common Stock granted under Article 9 pursuant to an Award, with such restrictions as set forth in the applicable Restricted Share Agreement.

17.30	“Restricted Stock Unit” means a right granted under Article 10 to receive Common Stock or cash at the end of a specified deferral period pursuant to an Award, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain performance goals).

17.31	“Restricted Share Agreement” means the written agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

17.32	“Restricted Stock Unit Agreement” means the written agreement between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions and restrictions pertaining to such Restricted Stock Unit.

17.33	“Retirement” means Participant’s termination from Service on or after his or her Retirement Date.

17.34	“Retirement Date” shall have the meaning as set forth in a particular Award Agreement.

17.35	“SAR” means a stock appreciation right granted under Article 7 of the Plan pursuant to an Award.

17.36	“SAR Agreement” means the written agreement between the Company and a Participant that contains the terms, conditions and restrictions pertaining to his or her SAR.

17.37	“Service” means service as an Employee or Nonemployee Director.

17.38	“Stock Option Agreement” means the written agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

17.39	“Subcommittee” means a separate committee established by and consisting of members of the Committee.

17.40	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

17.41	“Unrestricted Share” means a share of Common Stock granted under Article 8 of the Plan pursuant to an Award.

NORDSTROM, INC. - 2017 Proxy Statement    A-10

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Appendix B	Reconciliation of GAAP and Non-GAAP Financial Measures

Incentive Earnings before Interest and Income Tax Expense (“Incentive EBIT”) and Incentive Return on Invested Capital (“Incentive ROIC”)

We incorporate Incentive EBIT and Incentive ROIC in our executive incentive compensation measures. These measures contemplate nonoperating related adjustments.

Incentive EBIT represents net earnings before income tax expense, interest expense and interest income, and contemplates nonoperating related adjustments. We define Incentive ROIC as our net operating profit after tax divided by our average invested capital using the trailing 12-month average, and contemplates nonoperating related adjustments. These metrics are not measures of financial performance under generally accepted accounting principles (“GAAP”) and should be considered in addition to, and not as a substitute for, net earnings, return on assets, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measures calculated under GAAP which are most directly comparable to Incentive EBIT and Incentive ROIC are net earnings and return on assets which are reconciled below.

	12 Fiscal Months Ended
($ in millions)	January 28, 2017	January 30, 2016
Net earnings	$354	$600
Add: income tax expense	330	376
Add: interest expense, net	121	125
Earnings before interest and income tax expense	805	1,101
Add: nonoperating related adjustments	271	145
Incentive EBIT	1,076	1,246
Add: interest income	1	—
Incentive ROIC earnings before interest and income tax expense	1,077	1,246
Add: rent expense	202	176
Less: estimated depreciation on capitalized operating leases(a)	(108)	(94)
Net operating profit	1,171	1,328
Less: estimated income tax expense	(444)	(512)
Net operating profit after tax	$727	$816
Average total assets	$7,917	$9,076
Less: average non-interest-bearing current liabilities(b)	(3,012)	(2,993)
Less: average deferred property incentives and deferred rent liability(b)	(644)	(548)
Add: average estimated asset base of capitalized operating leases(c)	1,512	1,236
Add: nonoperating related adjustments	90	623
Average invested capital	$5,863	$7,394
Return on assets	4.5%	6.6%
Incentive ROIC	12.4%	11.0%
(a)	Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote (c) below.
(b)	Balances associated with our deferred rent liability have been classified as long-term liabilities in the current period.
(c)	Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote (a).

NORDSTROM, INC. - 2017 Proxy Statement    B-1

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NORDSTROM CARES:

ON TRACK FOR 2020

At Nordstrom, we view corporate social responsibility (CSR) as an extension of our commitment to customer service. Our CSR strategy is designed to support our business goals while enabling us to better connect with and serve our customers. We're focused on two pillars of work: taking care of our communities and respecting the environment.

In 2016, we continued to make progress toward our 2020 goals, which are based on feedback from customers, employees, company leaders and external experts. Those goals are centered on issues that are material to our business, including giving back to our communities, reducing our carbon footprint, conserving resources, offering sustainable and healthy products to our customers, and supporting human rights in the factories that make our private label products.

Here are a few highlights from 2016:

RESPECTING THE ENVIRONMENT

ENERGY

Reduced our usage by 3% per square foot (an 11% reduction from our 2014 baseline)

Set a goal to get more of our energy from renewable sources

SUSTAINABLE PRODUCTS

As of August, 100% of salmon served in our restaurants is now wild-caught instead of farmed

TRANSPORTATION

Reduced our carbon emissions by moving more boxes per truck, on average

TAKING CARE OF OUR COMMUNITIES

GIVING

Donated millions of dollars to 635 charities across the U.S. and Canada through Nordstrom-directed cash grants, our give-back brand Treasure&Bond and other initiatives

Matched nearly $1.5 million in employee donations to nonprofit organizations through our Employee Charitable Match program

HUMAN RIGHTS

Audited 100% of new factories making our private-label products

Trained Nordstrom Product Group employees on our human rights standards

NordstromCares

We report our CSR results annually in our Sharing Our Progress report. The 2016 report will be available soon at **nordstromcares.com**.

MIX Paper from responsible sources FSC® C102836

RECYCLING IS ALWAYS IN STYLE.
Learn more about our sustainability efforts at nordstromcares.com.

©2017 Nordstrom, Inc. All rights reserved. Printed in the USA. 410 68XXXX

nordstrom.com/companyreview | #NORDSTROM

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NORDSTROM

NORDSTROM, INC.
C/O SECRETARY
1700 7TH AVENUE
SEATTLE, WA 98101

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E19483-P87027 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORDSTROM, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Shellye L. Archambeau	☐	☐	☐
1b. Stacy Brown-Philpot	☐	☐	☐
1c. Tanya L. Domier	☐	☐	☐
1d. Blake W. Nordstrom	☐	☐	☐
1e. Erik B. Nordstrom	☐	☐	☐
1f. Peter E. Nordstrom	☐	☐	☐
1g. Philip G. Satre	☐	☐	☐
1h. Brad D. Smith	☐	☐	☐
1i. Gordon A. Smith	☐	☐	☐
1j. Bradley D. Tilden	☐	☐	☐
1k. B. Kevin Turner	☐	☐	☐
1l. Robert D. Walter	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
3. ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION: SAY ON PAY.	☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR on the following proposal:

The Board of Directors recommends you vote FOR proposal 5.

NOTE: To transact such other business as may properly come before the meeting and at any convening or reconvening of the meeting following a postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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The Notice and Proxy Statement and Annual Report on Form 10-K are available for **viewing purposes only** at investor.nordstrom.com.

To vote by Internet, you must access www.proxyvote.com.

If you vote via telephone or Internet, you do not need to mail back this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E19484-P87027

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS NORDSTROM, INC. 1617 SIXTH AVENUE, SEATTLE, WASHINGTON 98101-1707

The Shareholder(s) of Nordstrom, Inc. named on this proxy card hereby appoints Blake W. Nordstrom and Robert B. Sari, or either of them, each with full power of substitution, as Proxy Holders to vote all shares of stock of the Shareholder entitled to vote at the Annual Meeting of Shareholders of Nordstrom, Inc. to be held May 16, 2017, at 11:00 a.m. Pacific Daylight Time, at the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington 98101-1707, and any adjournment or postponement thereof, with all power the Shareholder would possess if personally present. The Proxy Holders will vote as directed by the Shareholder for the proposals to be presented at the meeting. Unless revoked or otherwise directed, the Proxy Holders will vote FOR proposals 1, 2, 3 and 5 and for 1 YEAR on proposal 4. If any additional proposals are properly presented at the meeting and any adjournment thereof, the Proxy Holders will vote on such additional proposals in accordance with their discretion.

Notwithstanding the above, if there are shares allocated to the Shareholder's account in the Nordstrom 401(k) Plan (the "Plan"), the Shareholder hereby directs the Nordstrom, Inc. Retirement Committee (the "Retirement Committee") to confidentially vote all shares as indicated by the Shareholder on the reverse side of this proxy card. If this proxy card is signed and returned without specific instructions for voting, the shares will be voted by the Retirement Committee as provided in the paragraph above. If the Shareholder's vote of shares held through the Plan is not received by 11:59 p.m. Eastern Daylight Time on May 11, 2017, then the Retirement Committee will vote those shares in the same proportion as Plan shares that have been voted.

Your telephone or Internet vote authorizes the Proxy Holders and/or the Retirement Committee to vote the shares in the same manner as if you marked, signed and returned this proxy card.

Continued and to be signed on reverse side

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